As filed with the Securities and Exchange Commission on October 4, 2013

Registration No. 333-186577

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

AMENDMENT NO. 2

TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Z Trim Holdings, Inc.
(Exact name of registrant as specified in its charter)

Illinois	2040	36-4197173
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1011 Campus Drive
Mundelein, Illinois 60060
(847) 549-6002
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven J. Cohen
President and Chief Executive Officer
1011 Campus Drive
Mundelein, Illinois 60060
(847) 549-6002
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Kenneth V. Hallett, Esq.	Barry I. Grossman, Esq.
Quarles & Brady LLP	Benjamin S. Reichel, Esq.
411 East Wisconsin Avenue	Ellenoff Grossman & Schole LLP
Milwaukee, Wisconsin 53202	150 East 42nd Street, 11th Floor
Phone: (414) 277-5000	New York, New York 10017
Phone: (212) 370-1300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer  ☐ Non-accelerated filer  ☐ Smaller reporting company  ☒
                                                                         (Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock, par value $0.00005 per share	1,500,000	$1.03	$1,545,000	$199.00
Warrants to purchase shares of common stock	750,000	(4)	(4)	(5)
Common stock issuable upon exercise of investor warrants (3)	750,000	$1.03	$772,500	$100.00
Placement agent warrants to purchase shares of common stock	75,000			(5)
Common stock issuable upon exercise of placement agent warrants (3)	75,000	$1.1845 (6)	$$88,838 (6)	$11.00
Total Registration Fee			$2,406,338	$310.00 (7)

(1)
Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock of the registrant.

(2)
Calculated pursuant to Rule 457(c) of the rules and regulations under the Securities Act of 1933 based on the average of the high and low sales prices as reported on the OTC: QB marketplace on October 2, 2013.

(3)	The securities registered also include such indeterminate number of shares of common stock as may be issued upon exercise of warrants pursuant to the anti-dilution provisions of the warrants.

(4)	The price for the warrants to be issued to investors is included in the price of the common stock to be issued to investors.

(5)	No separate registration fee is required pursuant to Rule 457(g) of the Securities Act of 1933.

(6)
The registration fee related to the common stock issuable upon exercise of the placement agent warrants was calculated based on 115% of the average of the high and low sales prices as reported on the OTC: QB marketplace on October 2, 2013.

(7)	Previously paid by the registrant.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

DATED OCTOBER 4, 2013

The information in this preliminary prospectus is not complete and may be changed.  We have filed a registration statement with the Securities and Exchange Commission relating to this preliminary prospectus. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Z Trim Holdings, Inc.

Up to 1,500,000 Shares of Common Stock
and
Warrants to Purchase up to 750,000 Shares of Common Stock

We are offering up to 1,500,000 shares of our common stock and warrants to purchase up to 750,000 shares of our common stock.  For each share of our common stock purchased by an investor in this offering, the investor will receive a warrant to purchase one-half (1/2) of one share of our common stock with an exercise price of $[] per full share and a term of exercise of five years.  The price per share of common stock and accompanying warrant is $__.  We are not required to sell any specific dollar amount or number of shares of common stock or warrants, but will use our best efforts to sell all of the shares of common stock and warrants being offered. Prior to the closing of this offering, all funds delivered as payment for the securities offered hereby shall be held in escrow at American Stock Transfer & Trust Company, as escrow agent.

Our common stock is quoted on the regulated quotation service of the OTC Market Group’s OTC: QB marketplace (the “OTC: QB”) under the symbol “ZTHO.” The last reported sale price of our common stock as reported on the OTC: QB on October 3, 2013 was $1.05 per share.

The shares being offered are highly speculative and they involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

	Per Share	Total (1)
Public Offering Price	$[____]	$[______]
Placement Agent Fees (2)	[______]	[_____]
Offering Proceeds Before Expenses (3)	[_____]	[______]

(1)	Assumes the maximum number of shares being offered in this offering are sold.
(2)
For the purpose of estimating the placement agent’s fees, we have assumed that the placement agent will receive its commission on all sales made in the offering.  We have also agreed to issue warrants to the placement agent and to reimburse the placement agent for expenses incurred by it up to a maximum amount equal to the lesser of 3.0% of the gross proceeds of this offering and $100,000.

(3)	We estimate the total expenses of this offering will be approximately $375,000. See “Plan of Distribution” contained in this prospectus for more information on this offering.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering set forth above.  Maxim Group LLC has agreed to act as our placement agent (“Placement Agent”) in connection with this offering.  The Placement Agent is not purchasing the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its best efforts to arrange for the sale of the securities offered by us. We have agreed to pay the Placement Agent a cash placement fee equal to 6.6% of the gross proceeds of the offering, as well as to reimburse its non-accountable expenses in this offering up to a maximum amount equal to the lesser of 3.0% of the gross proceeds of the offering and $100,000.  In addition, we have agreed to issue to the Placement Agent, or its designees, warrants exercisable for a number of shares of common stock equal to 5% of the aggregate number of shares sold in this offering (excluding any shares of common stock issuable upon exercise of the warrants).  The placement agent warrants will have the substantially same terms as the warrants offered hereunder (including the cashless exercise provision), except that the placement agent warrants will have an exercise price of 115% of the public offering price per share, or $[___] per share, “piggyback” registration rights, and the expiration date shall be five years from the effective date of the registration statement of which this prospectus forms a part. See “Plan of Distribution” and “Description of Capital Stock–Warrants” herein.

This offering will terminate on [__________], 2013, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date.  In either event, the offering may be closed without further notice to you.  All costs associated with the registration will be borne by us.  All net proceeds will be available to us for use as set forth in “Use of Proceeds” herein following release from escrow at the closing of this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

Maxim Group LLC

The date of this prospectus is October _, 2013.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference herein, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “Company,” “Z Trim,” “we,” “our,” and “us” refer to Z Trim Holdings, Inc., except where the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should carefully read this entire prospectus and any free writing prospectus distributed by us, including the information contained under the heading “Risk Factors” in this prospectus beginning on page 7 and the financial statements and other information incorporated by reference into this prospectus before making an investment decision.

Our Business

Z Trim Holdings, Inc. is a bio-technology company that owns existing, and develops new, products and processes that transform agricultural by-products into multi-functional ingredients used in food manufacturing, energy and other industries.   The Company currently sells a line of products to the food industry that can help manufacturers reduce their costs, improve the quality of finished goods, and also help solve many production problems.  The Company’s innovative technology provides value-added ingredients across virtually all food industry categories.  These all-natural products offer a range of functional attributes, including helping to reduce fat and calories, adding fiber, improving shelf-stability, preventing oil migration, and enhancing binding capacity–all without degrading the taste and texture of the final food products.  Perhaps most significantly, Z Trim’s ingredients can help extend the life of finished products, potentially increasing its customers’ gross margins.

The Company, through an exclusive license to technology patented by the United States Department of Agriculture (the “USDA”), has developed products that manage moisture to help reduce production costs and improve nutritional value in finished foods, while maintaining the essential taste and mouth-feel associated with full-fat products.  The underlying patent for this technology expires in 2015.  The global market for Z Trim’s line of products spans the entire food and nutritional beverage industry, including fat-free, low-fat, reduced-fat and full-fat, across meats, baked goods, dairy and non-dairy products, snacks, beverages, dressings, sauces and dips.

We currently manufacture our products at a facility owned by our toll manufacturer, AVEKA Nutra Processing, LLC (“ANP”), as discussed below. Our original facility, which we phased out in the third quarter of 2013, was a prototype plant, the first of its kind to produce our innovative products.  In 2011, the Company and ANP entered into a tolling agreement, providing that ANP would build a facility capable of producing a minimum of 40,000 pounds per month of Z Trim ingredients and average volumes of 100,000 pounds per month, with the capability of scaling up to 1 million pounds per month.   In late 2012, the ANP facility began to make Z Trim products and, although we experienced various start-up difficulties and issues with the relationship, ANP is currently in the process of ramping up to achieve initial, contracted-for capacity, and has recently achieved expected monthly production levels; however, we cannot provide assurances that these production levels will continue or that issues may not affect production in the future.

In 2012, the Company opened an industrial products division focusing on the manufacture, marketing and sales of products designed specifically for industrial applications including oil drilling fluids, petroleum coke, charcoal briquettes, hydraulic fracturing, and paper and wood adhesives.  When used in industrial operations, we believe that Z Trim’s products can reduce costs, enhance supply-chain reliability, limit environmental impact, and improve finished product quality compared to current products such as guar gum, xanthan gum, CMC, lignosulfonates and starches used as binders, adhesives, viscofiers or emulsifiers.

In January 2013, the Company entered into a joint development agreement with Newpark Drilling Fluids LLC, a subsidiary of Newpark Resources, Inc., to develop new, environmentally-friendly drilling fluids that incorporate Z Trim's proprietary industrial materials that could replace products such as guar and xanthan gums in drilling applications.

In early 2013, the Company began manufacturing non-genetically modified organism (“non-GMO”) products with the intent to meet potentially expanding domestic and international demand, and on February 6, 2013, the Company announced that it had recorded its first sales of such products.

On February 20, 2013, the Company announced its first sales of industrial grade Bio-Fiber Gum for use in the petroleum coke industry.  Produced from the same raw material sources that the Company uses to produce its Z Trim ingredients, Bio-Fiber Gum is a soluble fiber with adhesive, binding and emulsifying properties suitable for industrial uses.  Z Trim, jointly with the USDA Agricultural Research Service, filed a provisional patent for Bio-Fiber Gum in 2012.

Corporate Information

Z Trim Holdings, Inc. was incorporated in the State of Illinois in 1994.  The Company has no operating subsidiaries.  Our executive offices are located at 1011 Campus Drive, Mundelein, Illinois, 60060. Our phone number is (847) 549-6002.  Our website is www.ztrim.com.  The information on, or that may be accessed through, our website is not incorporated by reference into and should not be considered a part of this prospectus or the registration statement of which it is a part.

Recapitalization and Recent Developments

During the fourth quarter of 2012, Brightline Ventures I, LLC (“Brightline I” and together with Brightline Ventures I-B, LLC and Brightline Ventures I-C, LLC, referred to collectively herein as “Brightline”) converted $3,465,100 (including accrued dividends) of Series I Preferred Stock into 3,465,100 shares of the Company’s common stock.  In addition, the non-executive directors of the Company, Morris Garfinkle, Mark Hershhorn, Brian Israel and Ed Smith, each converted $17,403 shares of Series I Preferred Stock (including accrued dividends) into 17,403 shares of common stock or an aggregate of 69,612 shares, and another investor converted $290,000 (including accrued dividends) of the Series I Preferred Stock into 290,000 shares of common stock.

Following those conversions, all outstanding shares of Series I Preferred Stock have been converted and none remain outstanding.

On March 12, 2013, the Company announced that it concluded a warrant exercise program, which resulted in the exercise of 1,756,088 warrants into 1,756,088 shares of the Company’s common stock.  The warrant program, which was open to all holders of $1.50 warrants, allowed those warrant holders to exercise their warrants for a $1.25 strike price during February 2013; it also required a waiver of the anti-dilution provisions in these warrants until February 28, 2013 so that those provisions would not be triggered by the exercises. The exercise of these warrants raised approximately $2.2 million of additional capital for the Company.

On March 18, 2013, Brightline converted all outstanding Series II Preferred Stock, plus accrued dividends, into 3,859,697 shares of the Company’s common stock.   Following this conversion, all outstanding shares of the Company’s Series II Preferred Stock have been converted and none remain outstanding.

On August 20, 2013, the Company raised additional capital by entering into a private placement subscription agreement with Brightline Ventures I-C, LLC, an affiliate of its controlling stockholder, pursuant to which it sold 376,000 shares of Common Stock, for a price of $1.25 per share (the “1.25 Raise”), and received gross proceeds of $470,000.

Contemporaneous with the $1.25 Raise, the Company (i) allowed the holders of the Company’s outstanding warrants with a $1.50 per share exercise price (the “$1.50 Warrants”) with certain anti-dilution provisions contained in the related warrant agreements to choose to exercise their $1.50 Warrants on a cashless basis such that for every ten $1.50 Warrants exercised, the holder received 4.5 shares of Common Stock (fractional shares were rounded up) (the “Cashless Exercise Program”), (ii) sought a temporary waiver from the holders of the $1.50 Warrants of the anti-dilution provisions in the warrant agreements with respect to the Cashless Exercise Program and potential capital-raising activities (other than the $1.25 Raise) by the Company by December 31, 2013, and (iii) asked the holders of the $1.50 Warrants to permanently amend the warrant agreements with respect to certain ratchet provisions so as to reduce the derivative liability the Company incurs as a result of those provisions in the agreements.

The Cashless Exercise Program resulted in 7,172,751 of the $1.50 Warrants being converted into 3,227,742 shares of the Company’s Common Stock (including 5,718,750 $1.50 Warrants that were converted by Brightline into 2,573,438 shares of Common Stock).

As a result of the August 20, 2013 transaction with Brightline, pursuant to the anti-dilution provisions in the $1.50 Warrants that were not exercised as part of the Cashless Exercise Program, the Company reduced the exercise price of those warrants to $1.25 per share and adjusted the number of shares issuable upon the exercise of those warrants such that for every five warrants owned, each remaining holder of $1.50 Warrants received one additional warrant with an exercise price of $1.25.  Thus, the Company issued an aggregate of 2,376,009 additional warrants at an exercise price of $1.25 per share (including 2,316,597 additional warrants that were issued to Brightline) to the holders of $1.50 Warrants that were not exercised as part of the Cashless Exercise Program.

Following the above transactions, as of October 1, 2013, 14,256,056 of the $1.50 Warrants remain outstanding, which each have an exercise price of $1.25 per share.

On September 18, 2013, the Company entered into another private placement subscription agreement with Brightline Ventures I-C, LLC, pursuant to which it sold 468,571 shares of Common Stock for a price of $1.05 per share, along with warrants to purchase 234,286 shares of Common Stock at an exercise price of $1.50 per share (the “1.05 Raise”), and received gross proceeds of $492,000.  The waiver discussed above was effective for the $1.05 Raise; therefore, no additional warrants were issued and no exercise price adjustments were made pursuant to anti-dilution and ratchet provisions as a result of the $1.05 Raise.

The Offering

Issuer:	Z Trim Holdings, Inc., an Illinois corporation

Securities offered:	Up to 1,500,000shares of common stock Warrants to purchase up to 750,000 shares of common stock

Common stock outstanding as of September [ ], 2013:	36,798,414 shares (1)

Common stock to be outstanding after the offering assuming the sale of all shares covered hereby and assuming no exercise of the warrants for the shares covered by this prospectus:	38,298,414 shares (1)

Common stock to be outstanding after the offering assuming the sale of all shares covered hereby and assuming the exercise of all warrants for the shares covered by this prospectus:	39,048,414 shares (1)

Term of the Company offering:
This offering will terminate on [__________], 2013, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date.  In either event, the offering may be closed without further notice to you.

Trading symbol:	Our common stock is quoted on the OTC: QB marketplace under the symbol “ZTHO.”

Use of proceeds:
We estimate that we will receive up to $[___] in net proceeds from the sale of the securities in this offering, based on a per share purchase price of $[___] and after deducting Placement Agent fees and commissions and estimated offering expenses payable by us.  We will use the proceeds from the sale of the securities for working capital needs and other general corporate purposes, which could include conducting research and development (“R&D”), hiring additional sales and R&D staff, and further protecting our intellectual property].  See “Use of Proceeds” for more information.

Risk factors:
This offering involves a high degree of risk.  You should not consider a purchase of the shares unless you can afford to lose your entire investment.  See “Risk Factors,” as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

(1)
The number of shares of common stock outstanding prior to this offering and to be outstanding after this offering is based on shares of common stock outstanding at October 1, 2013 and excludes as of that date: (a) up to 75,000 shares underlying the warrants to be received by the Placement Agent in this offering; (b) warrants to purchase an aggregate of 15,460,241 shares of common stock previously outstanding prior to this offering; and (c) stock options to purchase an aggregate of 9,607,262 shares of common stock that were issued under our Incentive Compensation Plan prior to this offering.

Selected Historical Financial Data

The following statement of operations data for the years ended December 31, 2012 and 2011, and the selected balance sheet data at December 31, 2012 and 2011, are derived from our financial statements and the related notes, audited by M&K CPAs, PLLC, our independent auditors.  Our financial statements and the related notes as of December 31, 2012 and 2011 and for the two years then ended are included elsewhere herein. The unaudited selected statement of operations data for the six months ended June 30, 2013 and 2012, and the unaudited selected balance sheet data at June 30, 2013, are derived from our unaudited financial statements, which have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for the entire year. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Statement of Operations Data:
	For the year ended December 31,		For the six months ended June 30,
	2011	2012	2012	2013

Revenues	$ 1,017,031	$1,274,649	$ 642,273	$745,957
Costs of Revenues	2,665,611	2,609,892	1,265,045	1,266,765
Gross Margin	(1,648,580)	(1,335,243)	(622,772)	(520,808)
Total operating expenses	5,691,698	4,707,678	1,943,467	3,458,151
Operating Loss	(7,340,278)	(6,042,921)	(2,566,239)	(3,978,959)
Total other income (expenses )	399,107	(3,540,835)	(2,946,787)	(4,278,958)
Net loss	$ (6,941,171)	$(9,583,756)	$ (5,513,026)	$(8,257,917)

Balance Sheet Data:
	As of December 31,
	2011	2012	As of June 30, 2013

Cash and cash equivalents	$ 313,073	$ 644,804	$ 479,312
Working capital (1)	(12,021,616)	(7,013,791)	(1,414,192)
Total assets	4,279,880	4,531,196	4,716,809
Total liabilities & convertible, redeemable preferred stock	16,874,219	8,563,980	3,458,336
Stockholders’ equity (deficit)	(12,594,339)	(4,032,784)	1,258,473

(1) Working capital represents total current assets less total current liabilities.

RISK FACTORS

Investment in our common stock involves a number of risks. You should be able to bear the complete loss of your investment.  In addition to the risks and investment considerations discussed elsewhere in this prospectus or any document incorporated by reference herein, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus.  The risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.  If any of the following risks actually occur, our business could be harmed.  In such case, the trading price of our common stock could decline and investors could lose all or a part of the money paid to buy our common stock.

Risks Relating to Our Business

We have a history of operating losses and expect losses for the foreseeable future.  In addition, we cannot guarantee profitable operations in the future. Any failure on our part to achieve profitability may cause us to reduce or even cease operations.

We incurred a net loss of $8,257,917 for the six months ended June 30, 2013, a net loss of $9,583,756 for the fiscal year ended December 31, 2012, and a net loss of $6,941,171 for the fiscal year ended December 31, 2011. We had an accumulated deficit of $121,699,147 as of June 30, 2013, compared with an accumulated deficit of $113,441,230 as of December 31, 2012.

If we continue to incur significant losses, we may not be able to continue operations.  Even if we can continue operations, our cash reserves may be depleted in the relatively near future, and we may be required to limit our future operational and growth objectives to levels corresponding with our then available cash reserves.

Even if the offering is fully subscribed, we may be required to discontinue operations if we do not obtain further financing.

As of June 30, 2013, we had cash in the amount of $479,312 and total liabilities net of commitment and contingencies in the amount of $3,458,336. We also had a working capital deficit of $1,414,192 as of June 30, 2013. Our cash position continued to decrease after June 30, 2013; however, we received a total of $962,000 from the sale of securities to Brightline in private placement transactions on August 20, 2013, and September 18, 2013.

Over the last several years, our operations have been funded primarily through the sale of both equity and debt securities, and the cash conversion of warrants into equity.  However, we still require additional financing to continue our operations and implement our business plan for the next twelve months and beyond.  Our current cash on hand is insufficient for us to be able to maintain our operations at the current level through the end of the fiscal 2013, if not sooner.  There is a likelihood that we will need to raise additional funds beyond this offering before we achieve a positive cash flow, although we can provide no assurances that we will be able to raise such funds or achieve a positive cash flow.

As noted above, in order to continue our operations and further pursue our business plan, we will require additional funding. If we are not able to secure additional funding, the implementation of our business plan will be delayed and our ability to maintain or expand operations will be impaired. We intend to secure additional funding through debt or equity financing arrangements and increased sales generated by our operations.  There can be no assurance that we will be successful in raising all of the additional funding that we are seeking or that such amount will be sufficient for our needs, or that we will be able to continue in business.

Due to our history of losses, our accountants have raised substantial doubt with respect to our ability to continue as a going concern.

As noted in our financial statements, we incurred a net loss of $8,257,917 for the six months ended June 30, 2013, a net loss of $9,583,756 for the twelve months ended December 31, 2012, and a net loss of $6,941,171 for the fiscal year ended December 31, 2011, and we had an accumulated deficit of $121,699,147 as of June 30, 2013.  Although we have generated revenue, we are still operating at a significant net loss, and may continue to incur significant losses for a period of time.  We will be required to obtain additional financing in order to continue to cover operating losses and working capital needs.  We cannot assure you that we will be able to obtain sufficient funds from our operating or financing activities to support our continued operations.

The audit reports of M&K CPAs, PLLC for the fiscal year ended December 31, 2012 contained a paragraph that emphasizes the substantial doubt as to our continuance as a going concern.  There is a significant risk that we may not be able to generate or raise enough capital to remain operational going forward.

We rely on a limited number of product offerings and our success is dependent on market acceptance of our products; we make no projections regarding the viability of our functional food ingredient and we cannot assure you that we will achieve any particular results.

We have not conducted, nor have others made available to us, results of market research indicating how much market demand exists for Z Trim, our functional food ingredient. We are relying on the current concerns over obesity, weight-health issues, and the rising cost of both foods and health care to drive demand for Z Trim’s line of products offered to the food and nutritional beverage industry. We have only recently begun exploring the use of our products for non-food usage (such as industrial products) and are also unable to determine whether there will be a viable non-food market going forward. We cannot assure you that we will be able to gain the market acceptance necessary to achieve profitability or that a significant market will exist for our products.

We make no projection with respect to our future income, assets or business. No expert has reviewed our business plan for accuracy or reasonableness. Our actual business and results of operations may differ from, and decline from, those presented herein.

We derive a significant portion of our current revenues and order bookings from a small number of customers.

Our revenues and order bookings are concentrated with a small number of customers.  The loss of one or more of our customers or material changes to the contracts with or payment terms of these customers may result in a significant business interruption through reduced revenues, reduced cash flows, delays in revenues or cash flows and such delays or reductions could have a material adverse impact on our future revenue growth and results of operations, as well as our ability to continue operations.

Our manufacturing is currently operating at a loss.

We are presently operating at a negative gross margin as our cost of production exceeds the sales price of the product.  While we are making changes to our manufacturing process, which are intended to allow us to produce at a positive gross margin at some point in the future, they have yet to be completed, have not yet resulted in operating profit, and may not be successful.  Our original manufacturing facility was merely a pilot plant and was phased out in the third quarter of 2013, and ANP’s facility only recently began operations.  In order to fully implement our business plans, we need to continue to ramp up production at ANP’s facility, move the operations to larger facilities, develop strategic partnerships or find other means to produce greater volumes of finished product; we cannot provide assurances that we will be able to do so or that we will be able to achieve positive gross margins and profitable operations.

We have launched a new industrial products division in which we have no prior experience.

The new industrial products division focuses on the manufacture, marketing and sale of products designed for industrial applications, such as oil drilling fluids, petroleum coke, charcoal briquettes, hydraulic fracturing, and paper and wood adhesives.  We have no prior experience in the manufacturing, marketing or sale of industrial products.  We may not be successful in these activities and may never generate revenues or profitability from our industrial products division.

The availability and cost of agricultural products that we use in our business are subject to weather and other factors beyond our control.

All of our current products depend on our proprietary technology using agricultural products, mainly corn bran and oat hull.  Historically, the costs of corn bran and oat hull have fluctuated depending upon a number of factors which affect commodity prices in general and over which we have no control, including crop conditions, weather, government programs and purchases by foreign governments. Commodity price changes may result in unexpected increases in raw material, packaging, and energy costs.  We currently do not hedge against changes in commodity prices.  If we are unable to increase productivity to offset these increased costs or increase our prices, we may experience reduced margins and profitability.

We are substantially dependent on the ability of our toll manufacturer, AVEKA Nutra Processing, LLC, to ramp up production; any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial losses.

Our revenues primarily are, and are expected to continue to be, derived from the sale of functional ingredients made from dietary fiber that we manufacture at ANP’s facility in Iowa, which only recently began operations.  Our operations may be subject to significant interruption if this facility experiences a major accident or is damaged by severe weather or other natural disasters.  Although we experienced various start-up difficulties and issues with the relationship with ANP, ANP is currently in the process of ramping up to achieve initial, contracted-for capacity, and has recently achieved expected monthly production levels; however, we cannot provide assurances that these production levels will continue or that issues may not affect production in the future.

In addition, our operations, including those at ANP’s facility, may be subject to labor disruptions and unscheduled downtime, or other operational hazards inherent in the industry, such as equipment failures, fires, explosions, abnormal pressures, blowouts, pipeline ruptures, transportation accidents and natural disasters.  Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties.  Our insurance may not be adequate to fully cover the potential operational hazards described above; in addition, we may not be able to renew this insurance on commercially reasonable terms or at all.

If competition increases, our ability to attract and retain customers or expand our business could be impaired.

Competition is intense in our targeted industries, including nutraceuticals, functional food ingredients, oils and gums, and a large number of businesses are engaged in various fat replacement industries.  Many of our competitors have established reputations for successfully developing and marketing their products, including products that are widely recognized as providing similar calorie reduction.  In addition, many of our competitors have greater financial, managerial, and technical resources than we have.  We may have difficulty attracting and retaining new customers, or realizing the expected benefits from new customer relationships.  If we are not successful in competing in these markets, we may not be able to attain our business objectives or continue operations.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and other intellectual property rights are important assets for us.  Various events outside of our control pose a threat to our intellectual property rights as well as to our products and services.  For example, effective intellectual property protection may not be available in every country in which our products and services are distributed.  Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective.  Any significant impairment of our intellectual property rights could harm our business or our ability to compete.  Also, protecting our intellectual property rights is costly and time consuming.  Any increase in the unauthorized use of our intellectual property could make it more expensive to do business and harm our operating results.  In addition, the USDA patent we employ in manufacturing our products expires in 2015, which will provide new opportunities to our competitors and significantly reduce barriers to entry.

Although we seek to obtain patent protection for our innovations, it is possible we may not be able to protect some of these innovations.  In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important.  Furthermore, there is always the possibility, despite our efforts, that the scope of the protection gained will be insufficient or that an issued patent may be deemed invalid or unenforceable.

Our inability to secure and protect our intellectual property may result in costly and time-consuming litigation and could impede us from ever attaining market success.

We license or hold several patents, as well as copyrights and trademarks, with respect to our products and expect to continue to file applications in the future as a means of protecting our intellectual property.  In addition, we seek to protect our proprietary information and know-how through the use of trade secrets, confidentiality agreements and other similar security measures. With respect to patents, there can be no assurance that any applications for patent protection will be granted, or, if granted, will offer meaningful protection.  Additionally, there can be no assurance that competitors will not develop, patent or gain access to similar know-how and technology, or reverse engineer our products, or that any confidentiality agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate to protect our proprietary technology. The occurrence of any such events could have a material adverse effect on our results of operations and financial condition.

The patent for the technology we currently employ to manufacture our products expires in 2015.

The patent for the technology we employ in manufacturing our products is licensed to us by the USDA.  The USDA patent expires in 2015 and we will therefore lose our patent protection with respect to that patent at that time, which will provide new opportunities to our competitors and significantly reduce barriers to entry.  Although we have additional process patents on file and in 2012, jointly with the USDA, filed a provisional patent for an insoluble fiber product, there can be no assurance that new patents will in fact be issued or that they will provide effective protection.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.

We rely on the legal protections of trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable.  However, trade secrets are difficult to protect.  In order to protect our proprietary technology and processes, we also rely in part on confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors.  These agreements may not effectively prevent disclosure of confidential information nor result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements.  In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party.  Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable.  In addition, courts outside the United States may be less willing to protect trade secrets.  Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Our competitors may design products around our intellectual property protection.

We hold an intellectual property portfolio, including patent, trademark, copyright and trade secret protection.  Our competitors, however, may design around our patent claims, rendering our patent protection ineffective against such competitors; as noted above, the USDA patent we employ in manufacturing our products expires in 2015.  Similarly, our competitors may independently develop technology similar to our trade secrets and technical know-how.  Such occurrences could increase competitive pressure on our marketing and sales efforts, and adversely affect our results of operation.

We may not be successful in avoiding claims that we infringe others’ proprietary rights and could be required to pay judgments or licensing fees.

Any claim that we infringe a third party’s patents or other intellectual property rights, whether meritorious or not, could be time consuming and result in costly litigation.  If any of our practices are found to be in violation of another party’s rights, we may be required to pay monetary damages or licensing fees, which could be substantial, or cease making products which are deemed to be infringing.  Any of those occurrences could substantially harm our business, results and financial condition.

If our food products become adulterated, misbranded, or mislabeled, we might need to recall those items, may experience product liability claims if consumers are injured, and may suffer harm to our reputation.

We may need to recall some of our products if they become adulterated, misbranded, or mislabeled.  A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time.  In such a case, or in the event that injuries are determined to arise from our products, we could also suffer losses from a significant product liability judgment against us.  A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of consumer confidence in our food products, which could have a material adverse effect on our business results and the value of our brands.

If we fail to comply with government regulation impacting our business, we may be subject to a range of sanctions that will adversely impact our operations.

We are subject to extensive regulation, and compliance with existing or future laws and regulations may require us to incur substantial expenditures or require us to make product recalls.  As such, we are subject to a broad range of federal, state, local and foreign laws and regulations intended to protect public health and the environment.  Food production and marketing are highly regulated by a variety of federal, state, local, and foreign agencies.  Changes in laws or regulations that impose additional or different regulatory requirements on us could increase our cost of doing business or restrict our actions, causing our results of operations to be adversely affected.  In addition, we advertise our products.  Our advertisements could be the target of claims relating to alleged false or deceptive advertising under federal, state, and foreign laws and regulations and of new laws or regulations restricting our right to advertise products.

Our operations are also subject to regulation by various federal agencies, including the Alcohol and Tobacco Tax Trade Bureau, the Occupational Safety and Health Administration, the Food and Drug Administration and the Environmental Protection Agency, and by various state and local authorities.  Such regulation covers virtually every aspect of our operations, including production facilities, marketing, pricing, labeling, packaging, advertising, water usage, waste water discharge, disposal of hazardous wastes and omissions and other matters.  Violations of any of these laws and regulations may result in administrative, civil or criminal penalties being levied against us, permit revocation or modification, performance of environmental investigatory or remedial activities, voluntary or involuntary product recalls, or a cease and desist order against operations that are not in compliance.  These laws and regulations may change in the future and we may incur material costs in our efforts to comply with current or future laws and regulations or to affect any product recalls. These matters may have a material adverse effect on our business.

If our products do not satisfy certain governmental regulations, we may be unable to obtain regulatory approval or may be required to obtain multiple licenses to sell our products.

We have self-certified that all components of our products are generally recognized as safe (“GRAS”) according to the U.S. Food and Drug Administration regulations.  A GRAS designation exempts the products from the regulations of the USDA, permitting the sale of the products anywhere in the United States without obtaining a license.  Should the products lose their GRAS designation, we will be required to sell the products as food additives by obtaining a license to sell from each individual state in which sales would occur.  There is no assurance that we would be able to successfully obtain or maintain licenses in all states in which sales are expected to be made or that the cost of obtaining and maintaining these licenses would not limit our ability to sell our products.

We are subject to periodic litigation and other regulatory proceedings, which could result in unexpected expense of time and resources.

We are a defendant from time to time in lawsuits and regulatory actions relating to our business, including litigation brought by former employees.  Due to the inherent uncertainties of litigation and regulatory proceedings and inquiries, we cannot accurately predict the ultimate outcome of any such proceedings.  An unfavorable outcome could have an adverse impact on our business, reputation, financial condition and results of operations.  In addition, any significant litigation or regulatory proceedings in the future, regardless of their merits, could divert management’s attention from our operations and result in substantial legal fees.

We have identified material weaknesses in our internal control over financial reporting, which could impact negatively our ability to report our results of operations and financial condition accurately and in a timely manner.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports.  We have identified material weaknesses in these controls.  A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.  In our annual evaluation of the effectiveness of our internal control over financial reporting, conducted by management as required by the Sarbanes-Oxley Act of 2002 at December 31, 2012, we identified material weaknesses in our internal control over financial reporting and concluded that, as of December 31, 2012, we did not maintain effective control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. For a description of these material weaknesses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Evaluation of Disclosure Controls and Procedures” herein. Each of our material weaknesses results in more than a remote likelihood that a material misstatement of the annual or interim financial statements that we prepare will not be prevented or detected.  As a result, we must perform additional work to obtain reasonable assurance regarding the reliability of our financial statements.

As of June 30, 2013, we carried out an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of our disclosure controls and procedures.  Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective to ensure that information required to be disclosed in reports filed under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within the required time periods and is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

If we are unsuccessful in developing and implementing or following a remediation plan, or fail to update our internal control over financial reporting as our business evolves, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or to maintain effective disclosure controls and procedures.  If we are unable to report financial information in a timely and accurate manner or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our common stock.

Failure to attract and retain qualified personnel could lead to a loss of revenue and/or profitability.

Our success depends, in part, on the efforts and abilities of our management team and other key employees.  Their skills, experience and industry contacts significantly benefit our operations and administration.  The failure to attract and retain members of our management team and other key employees could have a negative effect on our operating results.  In addition, transitions of important responsibilities to new individuals inherently include the possibility of disruptions to our business and operations, which could negatively affect our business, financial condition, results of operations and cash flow.

Risks Relating to our Common Stock and this Offering

We will use discretion in the application of the proceeds of this offering.

We intend to use a large portion of the net proceeds of this offering to fund working capital and for other general corporate purposes, including conducting research and development (“R&D”), hiring additional sales and R&D staff, and further protecting our intellectual property. If significantly less than the maximum offering is sold, we will need to allocate the reduced proceeds in the discretion of management. Due to the number and variability of factors that we will analyze before we determine how to use such net proceeds, we will have broad discretion in allocating a significant portion of the net proceeds from this offering without any action or approval of our stockholders. Accordingly, investors will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of such net proceeds.

Our stock trades at low prices per share and trades on the OTC: QB marketplace, which provides limited liquidity and significant volatility.

Since our common stock is currently traded on the OTC Markets Group’s OTC: QB marketplace (the “OTC: QB”), investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.  Being a penny stock also could limit the liquidity of our common stock and limit the coverage of our stock by analysts.  The OTC: QB generally provides less liquidity than stock exchanges like NYSE or NASDAQ.  Stocks trading on the OTC markets may be very thinly traded and highly volatile.  Therefore, holders of the Company’s common stock may be unable to sell their shares at any price, whether or not such shares have been registered for resale.  A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common shares at any given time.  This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control.  Given the lower trading volume of our common shares, significant sales of our common shares, or the expectation of these sales, could cause our share price to fall.

There is only a limited public market for our securities; we presently fail to qualify for listing on any national securities exchanges.

Our common stock currently does not meet all of the requirements for initial listing on a national securities exchange. Specifically, the bid price of our common stock is less than the minimum bid price required to obtain a listing. Trading in our common stock continues to be conducted in the over-the-counter market. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by larger financial institutions, as consideration in possible future acquisition transactions or other purposes.

The fluctuation in our stock price may result in a decline in, or the loss of, the value of your investment.

The price of our common stock has fluctuated widely in the past, and may continue to do so. Through October 1, 2013, our stock has had high and low bid prices of $2.85 and $0.95, respectively, in 2013.  In 2012, our stock had high and low bid prices of $3.50 and $0.07, respectively.  In 2011, our common stock had high and low bid prices of $1.95 and $0.35 per share, respectively.  This volatility is likely to continue for the foreseeable future. Factors affecting potential volatility include:

- differences between our actual financial and operating results and those expected by investors and analysts;
- our cash resources and our ability to obtain additional funding;
- announcements of private or public sales of our securities;
- announcements by us or a competitor of business development or exhibition projects;
- our entering into or terminating strategic business relationships;
- changes in government regulations;
- changes in our revenue or expense levels;
- fluctuations in operating results and general economic and other external market factors;
- negative reports on us by security analysts or changes in analysts’ recommendation or projections;
- short selling of our stock in the market;
- developments and resolution of current litigation that we are a party to; and
- announcements of new products or technologies by us or our competitors.

The occurrence of any of these events may cause the price of the common stock to fall.  In addition, the stock market in general has recently experienced volatility that often has been unrelated to the operating performance or financial condition of individual companies.  Any broad market or industry fluctuations may adversely affect the trading price of our common stock, regardless of operating performance or prospects.

Companies that experience volatility in the market price of their securities often are subject to securities class action litigation.  This type of litigation, if instituted against us, could result in substantial costs and divert management’s attention and resources away from our business.

Our principal stockholder currently has the ability to exert significant influence in determining the outcome of all corporate transactions or other matters which require the approval of our stockholders  and may have different interests than us or you.

Brightline beneficially owns approximately 64.63% of our outstanding common stock. Assuming the maximum offering is sold and all warrants for shares covered by this prospectus are exercised, Brightline will beneficially own approximately 62% of our outstanding common stock.  As a result, Brightline has, and will continue to have, a significant influence in determining the outcome of all corporate transactions or other matters that require approval of our stockholders, including mergers, consolidations and the sale of all or substantially all of our assets, the power to elect directors to the board of directors, and also the power to prevent or cause a change in control.  Brightline may prevent or frustrate attempts to effect a transaction or series of transactions that is or are in the best interest of the Company or minority stockholders. The interests of Brightline may differ from the interests of the other stockholders.  In addition, this concentration of ownership may delay or prevent a change in our control, even when a change in control may be in the best interest of the Company or the other stockholders, and might affect the market price of our common stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders.

Shares eligible for future sale may adversely affect the market for our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933 (“Rule 144”), subject to certain limitations.  In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock.  Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied the applicable holding period.  Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price, if any, of our securities.

Exercises of stock options, warrants and other convertible securities, and anti-dilution provisions in warrant agreements, will dilute your percentage of ownership and could cause our stock price to fall.

As of October 1, 2013, we had outstanding stock options to purchase 9,607,262 shares of common stock, and outstanding warrants to purchase 15,460,241 shares of our common stock (at prices ranging from $1.50 to $0.01 per share). Additionally, we have reserved up to a total of 18,000,000 shares (inclusive of the 9,607,262 outstanding stock options) to be issued pursuant to equity awards under our Incentive Compensation Plan. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

Furthermore, certain of our outstanding warrants contain anti-dilution protection provisions that could require us to reduce the exercise prices and/or increase the number of underlying shares in certain situations, including as a result of this offering as discussed below.  As discussed in “Prospectus Summary—Recent Developments” above, in August 2013, the holders of all of the $1.50 Warrants exercised such warrants via the Cashless Exercise Program or agreed to waive the anti-dilution provisions contained in the related warrant agreements through December 31, 2013 (other than for the $1.25 Raise), which we believe will provide us with flexibility with respect to certain capital-raising activities, including the offering to which this prospectus relates.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock.

Our Articles of Incorporation authorize the issuance of 200,000,000 shares of our common stock and 10,000,000 shares of preferred stock. The common stock and preferred stock, as well as the awards available for issuance under the Incentive Compensation Plan, can be issued by our board of directors without stockholder approval. We will not be required to seek, and will generally not seek, stockholder approval in connection with our equity offerings.  Any future issuances of such stock would further dilute the percentage ownership of us held by public stockholders. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights and voting rights and could adversely affect the voting power and the rights of our holders of common stock. In addition, the issuance of the preferred stock may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the common stock.

Stockholders purchasing shares in this offering will experience immediate and substantial dilution, causing their investment to immediately be worth less than their purchase price.

If you purchase common stock in this offering, you will experience immediate and substantial dilution in the projected book value of the common stock from the price you pay in this offering. This means that if you buy stock in this offering at $[___] per share, you will pay substantially more than our current stockholders.  If the maximum offering is sold, you will have an immediate dilution of $[___] per common share and an immediate increase in book (deficit) value to our new stockholders from $0.13 to $[___] per share will occur.

Our stock price may drop unexpectedly due to short selling of our common stock in the market.

We have experienced and may continue to experience unexpected declines in our stock price due to short selling of our common stock.  Short selling occurs when an individual borrows shares from an investor through a broker and then sells those borrowed shares at the current market price.  The “short seller” profits when the stock price falls because he or she can repurchase the stock at a lower price and pay back the person from whom he or she borrowed the stock, thereby making a profit.  We cannot assure you that short sellers will not drive the stock price down in the future, causing decline in the value of your investment.

We do not plan to pay dividends to holders of common stock.

We do not anticipate paying cash dividends to the holders of the common stock at any time.  Accordingly, investors in our common stock must rely upon subsequent sales after price appreciation as the sole method to realize a gain on their investment.  There are no assurances that the price of common stock will ever appreciate in value, or that you will be able to sell your shares at a profit even if it does. Investors seeking cash dividends should not buy our securities.

Because the SEC and FINRA impose additional sales practice requirements on brokers who deal in our shares, which are penny stocks, some brokers may be unwilling to trade them.  This increases the difficulty that you may have in reselling your shares and may cause the price of the shares to decline.

Our stock is a penny stock.  The SEC generally defines “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

In addition to the “penny stock” rules promulgated by the SEC, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.  These factors may result in an investor who satisfies the conditions of Rule 144 promulgated under the Securities Act being unable or having difficulty liquidating his or her “restricted” shares purchased in this offering.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, including, without limitation, statements regarding the assumptions we make about our business and economic model, our dividend policy, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These forward-looking statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “expects,” “plans,” “contemplate,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “intend” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the forward-looking statements contained in this prospectus and the documents incorporated by reference herein include, among other things, statements about the following:

- our history of operating losses and our inability to achieve or guarantee profitable operations in the future or to continue operations;
- the risk that we will be unable to pay our obligations as they become due or that we will be able to find sufficient financing to fund our operations;
- risk that there will not be market acceptance of our products;
- our plans for commercialization of our products;
- our product development efforts, including the risk that we will not be able to produce our products in a cost-effective manner;
- our dependence on a small number of manufacturing facilities, including our toll manufacturer;
- our ability to secure new customers, maintain our current customer base and deliver product on a timely basis;
- our dependence on a small concentration of customers;
- possible issuances of common stock subject to options, warrants and other securities that may dilute the interest of stockholders, and/or future exercise of such options and warrants;
- our ability to protect technology through patents;
- our ability to protect our proprietary technology and information as trade secrets and through confidentiality agreements or other similar means;
- competition from larger, more established companies with far greater economic and human resources;
- fluctuations in the availability of raw materials and the price for agricultural products;
- the effect of changes in the pricing and margins of products;
- the potential loss of key personnel or other personnel disruptions;
- possible product recalls due to adulteration of products or materials, future regulatory action, or other concerns;
- our ability to comply with all government regulation and retain favorable regulatory status, such as GRAS status, of our products and ingredients;
- risk that we will not be able to remediate identified material weaknesses in our disclosure controls and procedures and internal control over financial reporting;
- sufficient voting power by one large stockholder to make corporate governance decisions that could have significant effect on us and the other stockholders;
- our nonpayment of dividends to common stockholders and lack of plans to pay dividends to common stockholders in the future;
- our need for additional financing;
- our ability to successfully defend future litigation, including possible claims related to products liability and infringement of intellectual property, as well as the outcome of regulatory actions and inquiries;
- future sale of a substantial number of shares of our common stock that could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital;
- our additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our common stock;
- our stock is classified as a penny stock and subject to additional regulation as such; and
- our stock price is likely to be highly volatile due to a number of factors, including a relatively  limited public float and potential for short sales of our stock.

You should also read the matters described in “Risk Factors” and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We cannot assure you that the forward-looking statements in this prospectus will prove to be accurate and therefore you are encouraged not to place undue reliance on forward-looking statements. You should read this prospectus completely.

USE OF PROCEEDS

We estimate that we will receive up to $[______] in net proceeds from the sale of the securities in this offering, based on a per share purchase price of $[____] and after deducting Placement Agent fees and commissions and estimated offering expenses payable by us.  We will use the proceeds from the sale of the securities to fund working capital needs and other general corporate purposes,which could include conducting R&D, hiring additional sales and R&D staff, and further protecting our intellectual property.  If significantly less than the maximum offering is sold, we will need to allocate the reduced proceeds in the discretion of management.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in short-term, interest-bearing investments.

If a warrant holder exercises the warrants sold in this offering, we will also receive proceeds from the exercise of such warrants (assuming such warrants are not exercised on a cashless basis as provided in the warrant agreements).  We cannot predict when, or if, the warrants will be exercised.  It is possible that the warrants may expire and may never be exercised.  Any proceeds received from the exercise of warrants will be used for working capital needs and the purposes mentioned above.

DIVIDEND POLICY

To date, we have not declared or paid cash dividends on our shares of common stock.  We do not anticipate paying cash dividends to the holders of common stock at any time.

PRICE RANGE OF COMMON STOCK

Since October 6, 2010 the Company’s common stock has been quoted on the OTC: QB.  Prior to October 6, 2010, the Company’s common stock was quoted on the Over-the-Counter Bulletin Board (“OTC:BB”).

The market for our common stock is limited, volatile and sporadic.  The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTC: QB.  Where such information is not available, the high and low closing bid quotations as reported by the OTC: QB have been provided.  The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal year ending December 31, 2013	High Bid	Low Bid
Fiscal Quarter Ending:
March 31, 2013	$2.85	$1.60
June 30, 2013	$2.00	$1.23
September 30, 2013	$1.65	$0.95
December 31, 2013 (through October 3, 2013)	$1.09	$1.00

Fiscal year ended December 31, 2012	High Bid	Low Bid
Fiscal Quarter Ended:
March 31, 2012	$1.00	$0.42
June 30, 2012	$1.00	$0.07
September 30, 2012	$3.20	$0.90
December 31, 2012	$3.50	$1.50

Fiscal year ended December 31, 2011	High Bid	Low Bid
Fiscal Quarter Ended:
March 31, 2011	$1.95	$0.85
June 30, 2011	$1.75	$0.95
September 30, 2011	$1.30	$0.51
December 31, 2011	$0.91	$0.35

Holders

As of October 1, 2013, there were approximately 4,015 record holders of the common stock.  This number does not include stockholders whose shares are held in securities position listings.

Securities Authorized for Issuance under Incentive Compensation Plans

The following table sets forth certain information regarding grants under the Company’s equity compensation plans as of December 31, 2012:

Equity Compensation Plans as of December 31, 2012

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under Incentive Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	7,728,877	$1.01	10,271,123
Equity compensation plans not approved by stockholders	-	-	-
Total	7,728,877	$1.01	10,271,123

(1)	All options or shares relate to the Company’s Incentive Compensation Plan, which was approved by stockholders in 2012.

DETERMINATION OF OFFERING PRICE

Our common stock is currently quoted on the OTC: QB. However, the Placement Agent is not obligated to make a market in our securities, and even if it chooses to make a market, it can discontinue those efforts at any time without notice.  Neither we nor the Placement Agent can provide any assurance that an active and liquid trading market in our securities will develop further or, if developed further, that the market will continue.

The offering price of the securities offered by this prospectus will be determined by negotiation between us and the Placement Agent. Among the factors considered in determining the offering price of the shares will be:

- our history and our prospects;

- the industry in which we operate;

- our past and present operating results;

- recent trading prices of our common stock on the OTC: QB;

- the previous experience of our executive officers; and

- the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the offering price, or at all.

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the offering price per share of our common stock and the net tangible book value per share of our common stock immediately after completion of this offering.  Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.  When calculating the net tangible assets within the net tangible book value calculation we added back the derivative liabilities because, based on the agreements currently in place, we believe all of these instruments will be settled within equity rather than settled with cash.  During the third quarter of 2013, certain warrant holders agreed to amend their warrant agreements to eliminate the derivative liability in their respective warrants, and thus reduce the Company's overall derivative liability, by tying the ratchet provisions to the issuance of securities for a per share price, or exercise price per share, below the then-current market price of our common stock, as opposed to below the exercise price of outstanding warrants. As of June 30, 2013, the net tangible book value of our common stock was approximately $4,207,619, or approximately $0.13 per share based upon 32,506,937 shares outstanding.

After giving effect to our sale of common stock in this offering at the offering price of $[___] per share and the receipt and application of the estimated net proceeds, our pro forma net tangible book (deficit) value as of June 30, 2013 would be $[____], or $[___] per share.   This represents an immediate [increase] in net tangible book value of $[______] per share to existing stockholders and an immediate [dilution] in net tangible book value of $[_____] per share to purchasers of securities in this offering.  The following table illustrates this pro forma per share dilution:

Assumed public offering price per share		$[ ]
Net tangible book value per share as of June 30, 2013	$0.13
Pro forma increase per share attributable to new investors	$[ ]
Pro forma net book (deficit) value per share after this offering		$[___]
Dilution per share to new investors		$[___]

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013:

-      on an actual basis;

-   on a pro forma as adjusted basis to give effect to the exercise of __ options and warrants and the issuance of [         ] underlying shares of common stock, as well as the issuance of 844,571 shares of common stock to Brightline in private placement transactions, which occurred from July 1, 2013, through September 18, 2013; and

-   on a pro forma as further adjusted basis to give effect to our sale of 1,500,000 shares of common stock in this offering at an offering price of $__] per share, after deducting the estimated placement agent commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and the related notes appearing elsewhere in this prospectus.

	Actual, as of June 30, 2013		Pro forma, as adjusted for option/warrant exercises and other share issuances		Pro forma, as further adjusted for this offering
Stockholders’ Deficit

Common stock, par value $0.00005 per share; 200,000,000 shares authorized, 32,506,937 common shares issued and outstanding	$1,625	$	[ ]	$
Additional paid-in-capital, net	122,955,995		[ ]
Accumulated deficit	(121,699,147)		(121,699,147)
Total stockholders’ equity (deficit)	$1,258,473	$	[ ]	$

Total Capitalization	$1,258,473	$	[ ]	$

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Financial Statements and notes thereto appearing elsewhere in this prospectus.  The following discussion contains forward-looking statements, including, but not limited to, statements concerning our plans, anticipated expenditures, the need for additional capital and other events and circumstances described in terms of our expectations and intentions.  You are urged to review the information set forth under “Risk Factors” for factors that may cause actual events or results to differ materially from those discussed below.

Current Trends and Recent Developments Affecting the Company

Preliminary Financial Results for July 2013 and August 2013

Preliminary July 2013 sales were $84,691, a 20% increase over July 2012 sales, as a result of increased demand for the Company’s products.  Preliminary August 2013 sales were $66,912, a 27% decrease as compared to August 2012 sales, due to a change in the ordering pattern of several customers (several customers pushed back orders into the fourth quarter that, in the previous year, were made in the third quarter). These preliminary amounts are subject to change as the Company finalizes its financial results in connection with its normal quarter-end closing procedures.

Sales and Manufacturing

Sales for the second quarter of 2013 were up 18% over sales for the second quarter of 2012.  Sales for the first six months of fiscal 2013 were up 16% over the first six months of fiscal 2012.

Fiscal 2012 sales improved by 25% over fiscal 2011 as a result of additional sales demand.

On October 17, 2011, the Company entered into a Custom Processing Agreement (“CPA”) with AVEKA Nutra Processing, LLC (“ANP”), part of the AVEKA Group, in order to provide the Company with a partner for future manufacturing initiatives.  The CPA provides that ANP will perform certain services related to the Company’s dietary fiber product, including manufacturing, processing, packaging and storage/warehousing for an initial term of three years.  The CPA automatically renews at the end of the initial term for an additional two-year term unless either party provides written notice to the other within a specified time frame.  Start-up activities began in the third quarter of 2012, and production began in the fourth quarter of 2012.  The CPA provides for minimum production volumes of 40,000 pounds per month and average volumes of 100,000 pounds per month with the ability to increase future production volume to potentially as much as 1 million pounds per month.  However, due to factors including prior and potential future start-up problems and issues, changes in customer demand, inability of parties to perform their obligations and other factors outside the Company’s control, the Company cannot provide assurances that production will continue as anticipated or that it will achieve these levels.

In 2012, the FDA approved the labeling of Z Trim products in meat applications.  Specifically, the FDA has approved the use of Z Trim ingredients in ground, emulsified, and processed meats and poultry.  The Company believes this will create the potential for increased sales, although there can be no assurances.

In 2012, the Company opened an industrial products division seeking to serve a variety of industries, including, but not limited to, oil drilling, hydraulic fracturing, petroleum coking, pharmaceuticals, nutraceuticals, paper and corrugated box adhesives, and others. The Company is developing products from its patented technologies to make value-added ingredients from low-cost agricultural sources to serve these industries.

In January 2013, the Company entered into a joint development agreement with Newpark Drilling Fluids LLC to develop new, environmentally-friendly drilling fluids that incorporate Z Trim's proprietary industrial materials. The Company cannot provide assurance that this relationship will be successful or result in improved sales results.

The Company began manufacturing non-GMO corn products in early 2013 with the intent to meet potentially expanding domestic and international demand.  In February 2013, the Company announced that it had recorded its first sales of such products.

In February 2013, the Company announced its first sales of industrial grade Bio-Fiber Gum for use in the petroleum coke industry.  Produced from the same raw material sources that the Company uses to produce its Z Trim ingredients, Bio-Fiber Gum is a soluble fiber with adhesive, binding and emulsifying properties suitable for industrial uses.  Z Trim, jointly with the USDA Agricultural Research Service, filed a provisional patent for Bio-Fiber Gum in 2012.

Funding Initiatives

The Company has been dependent on raising additional capital to fund its operations.  Even if this offering is fully subscribed, we may need to raise further capital, and we cannot provide any assurance that we will be able to do so.

The following summarizes our recent funding activities:

Conversion of Preferred Stock and Notes to Common Stock

During 2012, the Company entered into an agreement with its largest stockholder, Brightline, pursuant to which Brightline agreed to convert $7,721,988 (exclusive of dividends) worth of Series I and II Preferred Stock into 7,721,988 shares of the Company’s Common Stock.  In consideration for the foregoing conversion of Series I and II Preferred Stock by Brightline on or before their respective maturity dates, the Company modified the following warrants held by Brightline to provide them with the ability to exercise such warrants on a cashless basis: (i) warrants to purchase an aggregate of  11,582,983 shares of Common Stock with an exercise price of $1.50 per share, which were issued to Brightline in transactions where Brightline acquired shares of the Company’s Series I and II Preferred Stock; and (ii) warrants to purchase an aggregate of  2,859,375 shares of Common Stock with an exercise price of $1.50 per share, which equaled one half of the outstanding  and unexercised warrants issued to Brightline in other transactions where Brightline provided financing to the Company.  Prior to December 31, 2012, all Series I Preferred Stock held by Brightline was converted to common stock consistent with the amendment. The remaining Series II Preferred Stock held of 665,339 shares, which had a gross value of $3,326,697, was reclassified to permanent equity based on the removal of the redemption feature associated with the preferred stock. The value reclassified was equal to the carrying value of the shares on the date the agreement was modified. This value was $2,157,238 based on a gross value of $3,326,697 and a remaining discount of $1,169,459. Furthermore, the accrued dividends relating to the Series II Preferred Stock were also reclassified to Stockholders’ Equity.  These reclassifications were necessary based on the preferred stock no longer being subject to potential cash redemption.

In the third quarter of 2012, Brightline converted $1,634,400 (including accrued dividends) of Series I Preferred Stock into 1,634,400 shares of Common Stock, and Morris Garfinkle, a director of the Company, converted $34,800 (including accrued dividends) of Series I Preferred Stock into 34,800 shares of the Company’s Common Stock.

In addition, during the fourth quarter of 2012, Brightline converted $3,465,100 (including accrued dividends) of Series I Preferred Stock into 3,465,100 shares of Common Stock.  Further, the non-executive directors of the Company, Morris Garfinkle, Mark Hershhorn, Brian Israel and Ed Smith, each converted $17,403 shares of Series I Preferred Stock (including accrued dividends) into 17,403 shares of Common Stock, which resulted in issuing an aggregate of 69,612 shares to those individuals, and another investor converted $290,000 (including accrued dividends) of the Series I Preferred Stock into 290,000 shares of Common Stock.

Following the above conversions, all outstanding shares of Series I Preferred Stock have been converted and none remain outstanding.

In the first quarter of 2012, Brightline converted $1,300,000 in principal balance on notes it held, plus $208,000 of interest accrued thereon into 1,508,000 shares of the Company’s Common Stock.

In March 2013, Brightline converted all outstanding Series II Preferred Stock plus accrued dividends into 3,859,697 shares of the Company’s Common Stock.

Following the above conversions, all outstanding shares of Series II Preferred Stock have been converted and none remain outstanding.

Upon conversion, the Series I and Series II Preferred Stock was added back to the Company’s authorized, unissued and undesignated shares of preferred stock, and is no longer issuable without additional Board action.

Issuance of Convertible Notes and Warrants; Conversion of 2012 Notes

During the first quarter of 2012 we sold to three accredited investors (the “Investors”) senior secured convertible promissory notes (the “2012 Notes”) and warrants and received gross proceeds of $200,000.   The 2012 Notes have a twenty-four month term and accrue interest at the rate of 8% per annum.  The principal balance of the 2012 Notes is convertible at the rate of $1.00 per share into an aggregate of 200,000 shares of our Common Stock.  The interest is payable either upon maturity or quarterly at the Investors’ option in shares of our Common Stock.  Any amount of principal or interest that is not paid when due shall bear interest at a rate of interest equal to the eighteen percent (18%) per annum.  The Investors also received a five-year warrant, to purchase an aggregate of 100,000 shares of Common Stock per unit with an exercise price of $1.50 per share.  The warrants are also callable in the event that the ten-day trailing average closing price per share of Common Stock exceeds $2.99.

In the fourth quarter of 2012, the holders of the 2012 Notes converted the principal balance of their notes outstanding and accrued interest of $12,056 into 212,056 shares of our Common Stock.  After this conversion, no other convertible notes remained outstanding.

Equity Issued in Connection with Advisory Agreements

On February 17, 2012, we entered into an Investment Banking Agreement (“Investment Banking Agreement”) with Legend Securities, Inc. (“Legend”) on a non-exclusive basis, pursuant to which Legend agreed to provide business advisory services to us for a period of up to eighteen months with our ability to further extend the term of the Investment Banking Agreement for an additional six months.  In July 2013, we agreed to extend the term of the Investment Banking Agreement for an additional six month.  This extension did not result in the payment of any additional equity.

In exchange for Legend’s services, we agreed to pay Legend the sum of $10,000 per month and we issued Legend a warrant for the purchase of 550,000 shares of the Company’s Common Stock (the “Legend Warrants”) at an exercise price of $0.71 per share.  The Legend Warrants vested as follows: 91,666 of the Legend Warrants vested on the date of the Investment Banking Agreement and then 91,666 of the Legend Warrants vested each ninety (90) day period thereafter.  The Legend Warrants have a term of five years.  The Legend Warrants contain a cashless exercise provision and certain “piggy-back” registration rights, pursuant to which the Company is obligated to register the shares underlying the Legend Warrants under the Securities Act of 1933 (the “Securities Act”), in any future registration statement that is filed by the Company with the U.S. Securities and Exchange Commission with respect to an underwritten offering.

In July 2012, we entered into a private placement of securities and advisory services agreement with Maxim Group LLC (“Maxim”), pursuant to which Maxim agreed to act as the Company’s exclusive placement agent in a proposed private placement of equity, convertible, debt and/or linked securities (the “Securities”) of the Company up to $10 million.  In connection with that agreement, we paid Maxim $10,000 per month and issued 150,000 shares of Common Stock to Maxim.  The July 2012 agreement with Maxim expired on December 31, 2012.

On January 23, 2013, we entered into an agreement with Maxim, pursuant to which Maxim agreed to act as the Company’s lead or managing placement agent in connection with a potential offering of common equity of the Company up to $20 million.  The agreement was subsequently amended on June 24, 2013; a description of the agreement, as amended, is provided immediately below.  Either party may cancel the agreement upon 30 days prior written notice.

In exchange for Maxim’s services, we agreed to pay Maxim a cash placement fee equal to 6.6% of the gross proceeds of the offering, as well as to reimburse its non-accountable expenses in this offering up to a maximum amount equal to the lesser of 3.0% of the gross proceeds of the offering and $100,000.  In addition, we agreed to issue to Maxim warrants exercisable for a number of shares of common stock equal to 5% of the aggregate number of shares sold in any offering specified in the agreement (excluding any shares of common stock issuable upon exercise of any warrants included in such offering).  The warrants to be issued to Maxim will have an exercise price of 115% of the public offering price per share in any such offering, and the expiration date shall be five years from the effective date of the registration statement of which this prospectus forms a part.  For more information, see “Plan of Distribution” and “Description of Capital Stock – Warrants” herein.

Issuances of Common Stock

During 2012, we entered into various private placement subscription agreements with Brightline, pursuant to which we sold an aggregate of 1,985,488 shares of Common Stock, for a price of $1.50 per share, and received aggregate gross proceeds of $2,978,172.

During the fourth quarter of 2012, we entered into private placement subscription agreements with several accredited investors, pursuant to which we sold an aggregate of 360,780 shares of Common Stock, for a price of $2.25 per share, and received aggregate gross proceeds of $811,756.

On August 20, 2013, the Company entered into a private placement subscription agreement with Brightline Ventures I-C, LLC, pursuant to which it sold 376,000 shares of Common Stock, for a price of $1.25 per share (the “$1.25 Raise”), and received gross proceeds of $470,000.

On September 18, 2013, the Company entered into another private placement subscription agreement with Brightline Ventures I-C, LLC, pursuant to which it sold 468,571 shares of Common Stock for a price of $1.05 per share, along with warrants to purchase 234,286 shares of Common Stock at an exercise price of $1.50 per share (the “1.05 Raise”), and received gross proceeds of $492,000.

Warrant Programs, Waivers, Cashless Exercises and Anti-dilution Adjustments

In March 2013, the Company announced that it concluded a warrant exercise program, which resulted in the exercise of 1,756,088 warrants into 1,756,088 shares of the Company’s Common Stock.  The warrant program, which was open to all holders of $1.50 Warrants (as defined below), allowed those warrant holders to exercise their warrants for a $1.25 strike price during February 2013; it also required a waiver of the anti-dilution provisions in these warrants until February 28, 2013 so that those provisions would not be triggered by the exercises. The exercise of these warrants raised approximately $2.2 million of additional capital for the Company.

Contemporaneous with the $1.25 Raise, the Company (i) allowed the holders of the Company’s outstanding warrants with a $1.50 per share exercise price (the “$1.50 Warrants”) with certain anti-dilution provisions contained in the related warrant agreements to choose to exercise their $1.50 Warrants on a cashless basis such that for every ten $1.50 Warrants exercised, the holder received 4.5 shares of Common Stock (fractional shares were rounded up) (the “Cashless Exercise Program”), (ii) sought a temporary waiver from the holders of the $1.50 Warrants of the anti-dilution provisions in the warrant agreements with respect to the Cashless Exercise Program and potential capital-raising activities (other than the $1.25 Raise) by the Company by December 31, 2013, and (iii) asked the holders of the $1.50 Warrants to permanently amend the warrant agreements with respect to certain ratchet provisions so as to reduce the derivative liability the Company incurs as a result of those provisions in the agreements.

The Cashless Exercise Program resulted in 7,172,751 of the $1.50 Warrants being converted into 3,227,742 shares of the Company’s common stock (including 5,718,750 $1.50 Warrants that were converted by Brightline into 2,573,438 shares of common stock).

As a result of the August 20, 2013 transaction with Brightline, pursuant to the anti-dilution provisions in the $1.50 Warrants that were not exercised as part of the Cashless Exercise Program, the Company reduced the exercise price of those warrants to $1.25 per share and adjusted the number of shares issuable upon the exercise of those warrants such that for every five warrants owned, each remaining holder of $1.50 Warrants received one additional warrant with an exercise price of $1.25.  Thus, the Company issued an aggregate of 2,376,009 additional warrants at an exercise price of $1.25 per share (including 2,316,597 additional warrants that were issued to Brightline) to the holders of $1.50 Warrants that were not exercised as part of the Cashless Exercise Program.

The waiver discussed above was effective for the $1.05 Raise; therefore, no additional warrants were issued and no exercise price adjustments were made pursuant to anti-dilution and ratchet provisions as a result of the $1.05 Raise.

Following the above transactions, as of October 1, 2013, 14,256,056 of the $1.50 Warrants remain outstanding, each of which has an exercise price of $1.25 per share.

FINRA Inquiry

The Office of Fraud Detection and Market Intelligence of the Financial Industry Regulatory Authority (“FINRA”) is currently performing a review of the trading activity in the Company’s common stock surrounding the Company’s January 22, 2013 announcement of the joint development agreement with Newpark Drilling Fluids LLC to develop new, environmentally-friendly drilling fluids that incorporate Z Trim's proprietary industrial materials.  While FINRA has not alleged any violations of FINRA conduct rules or the federal securities laws, as of the date of this prospectus, the outcome of this inquiry is uncertain.

Other

On February 12, 2013, we entered into a settlement agreement and release with a former provider of investment services over compensation provided in a prior period for services in the raising of equity capital for the Company.  As a result of this agreement, we issued 875,000 shares of Common Stock to the other party, and also agreed to modify the terms of certain warrants at issue to provide a cashless exercise feature.

Results of Operations

Three Months Ended June 30, 2013 Compared with Three Months Ended June 30, 2012

Revenues

Revenue for the three months ended June 30, 2013 was $382,126, as compared to revenue of $323,890 for the three months ended June 30, 2012, an increase of 18.0%.  Our revenue for the three months ended June 30, 2013 and 2012 was entirely attributable to product sales.  The increase in sales in the current year’s period is due to increased demand for our products.  Based on current order levels from our customers, we anticipate revenues will increase during the third quarter of fiscal 2013 because of increased demand for our products and the addition of production capacity to meet such demand.  Our ability to generate increased revenue in future reporting periods will be partially dependent on continued increased demand for our products from existing and new customers, and the completion of changes in our production process to further improve our capacity and reduce costs, all of which cannot be assured.

Cost of Revenues

Cost of revenues for products sold for the three months ended June 30, 2013 and 2012 was $597,292 and $524,621, respectively, an increase of $72,671 or 13.9%.  The increase in costs of goods sold in the current year’s period is attributable to an increase in labor costs (mainly overtime pay for hourly employees) and manufacturing overhead.  If we are successful in completing changes in our production process and increasing production volume, we expect that the cost of goods sold, on a per pound basis, should decrease over time, although we cannot provide assurances.  We believe that sustained increases in sales and monthly production volume will also enable us to allocate our fixed costs over a greater number of finished goods and further reduce the cost of goods sold in the future to improve margins.  As we continue to ramp-up production pursuant to the CPA with ANP, we expect that this will result in greater efficiencies in our production process and also result in improved margins.  Subsequent to June 30, 2013, we phased out our original manufacturing facility.  However, there can be no assurance that greater efficiencies or improved margins can be achieved.

Gross Loss

Gross loss for the three months ended June 30, 2013 was $215,166, or approximately 56% of revenues, as compared to gross loss of $200,731, or approximately 62% of revenues for the three months ended June 30, 2012.  Gross loss reflects a number of factors that can vary from period to period, including those described above.

Operating Expenses

Operating expenses for the three months ended June 30, 2013 and 2012 consisted entirely of selling, general and administrative expenses.  Operating expenses for the three months ended June 30, 2013 were $1,624,701, an increase of $617,509, or 61.3%, from $1,007,192 for the three months ended June 30, 2012.  The significant components of selling, general and administrative expenses are as follows:

	Three Months Ended June 30,
	2013	2012
Stock-based compensation expenses	$758,535	$269,860
Salary expenses	322,746	280,805
Professional fees	90,724	60,338
Non-manufacturing depreciation expenses	928	8,202
Employment recruiting expenses	297	14,848
Investor relations expense	55,030	30,701
Research and development costs	2,000	13,040
	$1,230,260	$677,794

The increase in stock-based compensation was attributable to an increase in market price for the stock on the date the options were granted.  Salary expenses increased as a result of the addition of new staff personnel.  Professional fees increased due to higher legal fees incurred regarding a settlement with a former provider of investment services and work related to potential capital raising activities.  Investor relations expense increased for the quarter ended June 30, 2013, as compared to the same period in 2012, due to expenses related to capital raising activities.

Operating Loss

The operating loss for the three months ended June 30, 2013 increased to $1,839,867 compared to $1,207,923 for the three months ended June 30, 2012 due to the reasons described above.

Other Income

Other income for the three months ended June 30, 2013 was $4,922,094 as compared to $731,121 for the three months ending on June 30, 2012.  The increase in other income of $4,190,973 was primarily due to the change in the fair value of our derivatives, which resulted in additional income of $4,174,389 as compared to the prior year. The decrease in the fair value of the derivative liability resulted primarily from a decrease in the market value of the stock from the beginning of the period to the end of the period, thereby decreasing the likelihood that the derivative securities would be exercised.  There was no interest expense recognized during the second quarter of 2013 due to all convertible notes payable being converted to common stock during fiscal year 2012.

Net Income (Loss)

As a result of the above, for the three months ended June 30, 2013 we reported net income of $3,082,227 as compared to a net loss of $476,802 for the three months ended June 30, 2012.

Excluding the change in the fair value of our derivatives, which is a non-cash item and resulted in other income of $4,915,237 for the three months ended June 30, 2013, we would have experienced an adjusted net loss of $1,833,010 during the three months ended June 30, 2013.  Excluding the change in the fair value of our derivatives, which resulted in other income of $740,848 for the three months ended June 30, 2012, we would experienced an adjusted net loss of $1,217,650 during the three months ended June 30, 2012.  Adjusted net income (loss) is a non-GAAP financial measure and is provided by our management to show that without the non-cash change in the fair value of our derivatives, we would have experienced net losses as opposed to income in the three months ended June 30, 2013; the adjusted prior year amount is provided for comparison purposes.

Basic and Diluted Net Income (Loss) per Share

The basic and diluted net income per share for the three months ended June 30, 2013 were $0.10 and $0.08 per share, respectively, as compared to the basic and diluted net loss per share of $0.10 for the three months ended June 30, 2012, due to the factors described above.  In addition, as a result of the conversion of preferred stock and the exercise of warrants into shares of Common Stock, the weighted average number of shares outstanding increased in 2013.

Excluding the impact of the change in the fair value of our derivatives mentioned above, the basic and diluted adjusted net loss per share for the three months ended June 30, 2013 were $0.06 and $0.05 per share, respectively, as compared to the basic and diluted adjusted net loss per share for the three months ended June 30, 2012 of $0.15 per share.  Similar to adjusted net income (loss) above, basic and diluted net income (loss) per share is a non-GAAP financial measure and is provided by our management to show that without the impact of the non-cash change in the fair value of our derivatives, we would have experienced basic and diluted net losses per share as compared to income in the three months ended June 30, 2013; the adjusted prior year amount is provided for comparison purposes.

Six Months Ended June 30, 2013 Compared with Six Months Ended June 30, 2012

Revenues

Revenue for the six months ended June 30, 2013 was $745,957, as compared to revenue of $642,273 for the six months ended June 30, 2012, an increase of 16.1%.  Our revenue for the six months ended June 30, 2013 and 2012 was entirely attributable to product sales.  The increase in sales in the current year’s period is due to increased demand for our products.

Cost of Revenues

Cost of revenues for products sold for the six months ended June 30, 2013 and 2012 was $1,266,765 and $1,265,045, respectively.  The slight increase in costs of goods sold in the current year’s period is attributable to the increase in sales.

Gross Loss

Gross loss for the six months ended June 30, 2013 was $520,808, or approximately 70% of revenues, as compared to gross loss of $622,772, or approximately 97% of revenues for the six months ended June 30, 2012.  Gross loss reflects a number of factors that can vary from period to period, including those described above.

Operating Expenses

Operating expenses for the six months ended June 30, 2013 and 2012 consisted entirely of selling, general and administrative expenses.  Operating expenses for the six months ended June 30, 2013 were $3,458,151, an increase of $1,514,684, or 77.9%, from $1,943,467 for the six months ended June 30, 2012.  The significant components of selling, general and administrative expenses are as follows:

	Six Months Ended June 30,
	2013	2012
Stock-based compensation expenses	$1,435,467	$459,972
Salary expenses	646,747	544,007
Professional fees	329,048	129,770
Non-manufacturing depreciation expenses	2,094	17,242
Employment recruiting expenses	590	15,628
Investor relations expense	124,130	58,055
Research and development costs	58,678	18,868
	$2,596,754	$1,243,542

The increase in stock-based compensation was attributable to an increase in market price for the stock on the date the options were granted.  Salary expenses increased as a result of the addition of new staff personnel.  Professional fees increased due to higher legal fees incurred related to a settlement with a former provider of investment services and work related to potential capital raising activities.  Investor relations expense increased for the six months ended June 30, 2013, as compared to the same period in 2012, due to expenses related to capital raising activities.  Research and development costs increased due to the addition of a new development project with the USDA.

Operating Loss

The operating loss for the six months ended June 30, 2013 increased to $3,978,959 compared to $2,566,239 for the six months ended June 30, 2012 due to the reasons described above.

Other Expense

Other expense for the six months ending on June 30, 2013 was $4,278,958 as compared to $2,946,787 for the six months ending on June 30, 2012.  The increase in other expense of $1,332,171 was primarily due to the recognition of $4,789,801 of expense attributable to the modification of warrants in connection with the warrant exercise program discussed above, partially offset by the change in the fair value of our derivatives, which resulted in additional income of $3,385.180 as compared to the prior year.

Net Loss

As a result of the factors discussed above, for the six months ended June 30, 2013 and 2012, we reported net losses of $8,257,917 and $5,513,026, respectively.

Basic and Diluted Net Loss per Share

The basic and diluted net loss per share for the six months ended June 30, 2013 was $0.28 per share, as compared to a net loss per share of $0.49 for the six months ended June 30, 2012.  The decrease in net loss per share was due to an increase in the weighted average number of shares outstanding as a result of the conversion of notes payable in the second half of 2012, shares issued in private placement transactions in the second half of 2012 and the conversion of preferred stock and the exercise of warrants during the first quarter of 2013.

Fiscal Year Ended December 31, 2012 Compared with Fiscal Year Ended December 31, 2011

Revenues

Revenue for the year ended December 31, 2012 was $1,274,649, as compared to revenue of $1,017,031 for the year ended December 31, 2011, an increase of 25.3%.  Our revenue for both years was entirely attributable to product sales.  The increase in sales was due to increased demand for our products.  We are in the process of improving our production process so we can meet anticipated increased demand for our products.  In making changes to our production process, we have worked with industry specialists to improve our separation technology, as well as with scientists from the AVEKA Group, to assist in finding ways to improve our capacity and reduce our costs.  We can provide no assurance that increased demand for our products will be sustained or that we will be successful in implementing changes to our production process to improve our capacity and reduce costs.

Our revenues, by quarter, for 2012, were as follows:

Quarter	Revenues
Q1	$318,383
Q2	$323,890
Q3	$411,941
Q4	$220,435

Cost of Revenues

Cost of revenues for products sold for the year ended December 31, 2012 and 2011 was $2,609,892 and $2,665,611, respectively, a decrease of $55,719 or 2.1%.  The decrease in costs of revenues was primarily attributable to lower labor costs.  If we are successful in improving our production process and increasing production volume, we believe that this will enable us to allocate our fixed costs over a greater number of finished goods and help  reduce the costs of revenues in the future to improve margins.  As we ramp-up production pursuant to the CPA with ANP, we expect that this will result in greater efficiencies in our production process and also result in improved margins.  However, there can be no assurance that greater efficiencies or improved margins can be achieved.

Gross Loss

Gross loss for the year ended December 31, 2012 was $1,335,243, or approximately 105% of revenues, as compared to gross loss of $1,648,580, or approximately 163% of revenues, for the year ended December 31, 2011.  Gross loss reflects a number of factors that can vary from period to period, including those described above.

Operating Expenses

Total operating expenses for the year ended December 31, 2012 decreased by $984,020, or 17.3%, to $4,707,678 from $5,691,698 for the year ended December 31, 2011. The decrease in operating expenses was primarily due to decreases in stock-based compensation expense of $565,990 (non-cash), salary expense of $205,520, and investor relations expense of $396,854, partially offset by an increase in professional fees of $46,251.  Thus, of the $984,020 decrease in total operating expenses, $350,750 was due to cash expenses.

The significant components of selling, general and administrative expenses in the years indicated were as follows:

	Year Ended December 31,
	2012	2011
Stock-based compensation expenses	$ 1,547,826	$ 2,113,816
Salary expenses	1,138,297	1,343,817
Professional fees	282,064	235,813
Non-manufacturing depreciation expenses	23,978	91,258
Employment recruiting expenses	16,047	26,846
Investor relations expense	355,173	752,027
Total	$ 3,363,385	$ 4,563,577

The reduction in stock-based compensation expenses was the result of a decrease in market price for our common stock on the dates issued.  In 2012, salary expenses decreased due to the release of administrative staff.  In 2011, investor relations expense included the issuance of stock-based compensation to our investor relations consultants.

Operating Loss

Operating loss for the year ended December 31, 2012 decreased to $6,042,921 compared to $7,340,278 for the year ended December 31, 2011 due to the reasons described above.

Other Income (Expense)

Other expense was $3,540,835 for the year ended December 31, 2012, as compared to other income of $399,107 for the year ended December 31, 2011.  The increased expense for 2012 was primarily due to a change in the fair value of our derivatives (which resulted in expense of $1,514,156 in 2012 attributable to an increase in our stock price as compared to a gain of $3,396,298 for the year ended December 31, 2011) and aggregate settlement losses of $2,005,218 related to disputes with a former provider of investment services and a former employee, as well as an accrual for the probable settlement of litigation, all of which was partially offset by a decrease in interest expense due to the conversion of convertible notes payable of $2,742,794.

The decrease in the fair value of the derivative liability in 2012 resulted primarily from the Company issuing 689,087 shares of Common Stock as a result of the exercise of warrants both on a cash and cashless basis.  The impact of these issuances to the related embedded derivative liabilities was a decrease to the derivative liability and increase to additional paid in capital of $1,021,913 on the exercise dates.  Also during 2012, the Company issued 1,658,979 shares of Common Stock as a result of the conversion of the remaining convertible notes issued in 2008 and 2010, including accrued interest.  The impact of these conversions to the related embedded derivative liabilities was a decrease to the derivative liability and increase to additional paid in capital of $48,619 on the conversion dates.  Finally, the Company issued 5,493,912 shares of Common Stock as a result of the conversion of Series I Preferred Stock and accrued dividends.  The impact of these conversions to the related embedded derivative liabilities was a decrease to the derivative liability and increase to additional paid in capital for $3,449,675 on the conversion dates.

Net Loss

As a result of the foregoing, the Company incurred a net loss of $9,583,756 for the year ended December 31, 2012, or $0.53 per share, compared to $6,941,171 for the year ended December 31, 2011, or $0.58 per share.

After inclusion of charges for preferred dividends payable and accretion of discount on preferred stock, the Company incurred a net loss attributable to common stockholders of $13,852,208 for the year ended December 31, 2012, or $0.76 per share, compared to a net loss attributable to common stockholders of  $10,532,619 for the year ended December 31, 2011, or $0.87 per share.

The decrease in the basic and diluted net loss per share for the year ended December 31, 2012, as compared to the year ended December 31, 2011 was due to the effect of the results described above as well as the offset of additional shares outstanding in 2012 due to the conversion of notes payable and preferred stock into shares of common stock and the sales of common stock.

Liquidity and Capital Resources

As of June 30, 2013, we had a cash balance of $479,312, a decrease from a balance of $644,804 at December 31, 2012.  Our cash position continued to decrease after June 30, 2013; however, we received a total of $962,000 from the sale of securities to Brightline in private placement transactions on August 20, 2013, and September 18, 2013.  At June 30, 2013, we had a working capital deficit of $1,414,192, as compared to a working capital deficit of $7,013,791 as of December 31, 2012.  The decrease in working capital deficit primarily resulted from an increase in accounts receivable and inventory offset by a decrease in cash and the derivative liabilities.

Over the last several years, the Company’s operations have been dependent on, and funded primarily through, the sale of both equity and debt securities, and the cash conversion of warrants into equity.    During the first six months of fiscal 2013, the Company received a total of $2,483,723 in proceeds from the exercise of warrants and stock options.  Even if this offering is fully subscribed, we may need to raise additional capital, and we cannot provide any assurance that we will be able to do so.

To successfully grow our business, our management believes it must improve our cash position through greater and sustainable sales of our product lines, and increase the productivity and efficiency of the production process.  However, such an increase would depend on sustained or increased levels of purchases by existing and new customers and actual realization of our customers’ current demand levels, as well as the completion of improvements in our production process, all of which cannot be assured.

In March 2013, Brightline converted all outstanding Series II Preferred Stock plus accrued dividends into 3,859,697 shares of the Company’s Common Stock.  Following this conversion, all outstanding shares of the Company’s Series II Preferred Stock have been converted and none remain outstanding.

Certain of the Company’s warrants (and its formerly outstanding Convertible 8% Senior Secured Notes issued in 2008, 2009 and 2010) have reset provisions to the exercise price and conversion price if the Company issues equity or other derivatives at a price less than the exercise price set forth in such warrants (or the then-current market price, as described below). This ratchet provision results in a derivative liability in our financial statements.  Our derivative liabilities decreased to $2,949,146 at June 30, 2013 from $8,025,381 at December 31, 2012.  The change in the fair value of the derivative liability during the three and six months ended June 30, 2013 resulted in non-cash other income of $4,915,237 and $497,187, respectively.   Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

Subsequent to June 30, 2013, 7,172,751 warrants were exercised as part of the Cashless Exercise Program, and the holders of warrants for 14,256,056 underlying shares of the Company’s Common Stock agreed to temporarily waive the reset provisions in the applicable warrant agreements through December 31, 2013, and permanently amend the ratchet provisions in the underlying warrant agreements so that such provisions only trigger in the event of an offering or other issuance of securities below the then-current price of Common Stock in order to reduce the Company’s derivative liability.  See “Current Trends and Recent Developments Affecting the Company—Funding Initiatives—Warrant Programs, Waivers, Cashless Exercises and Anti-dilution Adjustments” above for more information.

In connection with the CPA with ANP, the Company agreed to make available to ANP a $500,000 line of credit.  The line of credit is only permitted to be used by ANP for operating costs, which excludes capital expenditures of equipment in excess of $5,000.   The loan is to be paid back to the Company in the form of discounts on production pricing commencing either two years after the first draw by ANP on the line of credit (other than the $10,000 the Company loaned ANP to assist it with the purchase of its Waukon, Iowa facility) or the first month after the Company has ordered 80,000 pounds of product for three consecutive months, whichever shall occur first.  All of ANP’s obligations under the line of credit, as well as the CPA, are specifically guaranteed by its parent company, AVEKA Inc.  As of June 30, 2013, all $500,000 under this line of credit was outstanding.  This extension of credit to ANP had a material adverse impact on the Company’s cash resources, which has required the Company to seek additional capital resources to fund its operations.

The following discussion focuses on information in more detail on the main elements of the $165,492 net decrease in cash during the six months ended June 30, 2013 included in the accompanying Statements of Cash Flow.  The table below sets forth a summary of the significant sources and uses of cash for the six month periods ended June 30:
	2013	2012
Cash used for operating activities	$(2,649,215)	$(2,400,552)
Cash provided by (used for) investing activities	-	-
Cash provided by financing activities	2,483,723	2,442,080

Increase (decrease) in cash	$(165,492)	$41,528

Cash used in operating activities was $2,649,215 in the six month period ended June 30, 2013, compared to $2,400,552 in the six month period ended June 30, 2012.  Net losses of $8,257,917 and $5,513,026 for the six months ended June 30, 2013 and 2012, respectively, were the primary reasons for our negative operating cash flow in both periods.  The Company’s negative operating cash flow for both the six months ended June 30, 2013 and 2012, was offset by the effect of non-cash charges to income, such as changes in the fair value of the derivative liability, stock-based compensation and depreciation. In addition, the Company’s negative operating cash flow for the six months ended June 30, 2013, was offset by the expense related to the modification of warrants previously issued.

No cash was provided by or used in investing activities in either period.

Cash provided by financing activities was $2,483,723 in the six month period ended June 30, 2013, compared to $2,442,080 in the six month period ended June 30, 2012.  Over the last several years, the Company’s operations have been funded primarily through the sale of both equity and debt securities, and the cash conversion of warrants into equity.  Proceeds from financing activities totaled $2,483,723 and $2,442,080 in the first six months of 2013 and 2012, respectively. During the first three months of 2013, the Company’s warrant exercise program raised approximately $2,195,110 of additional capital for the Company. The Company did not engage in any debt financing in the first six months of fiscal 2013; the Company engaged in $200,000 worth of debt financing in the first six months of fiscal 2012 (this debt was converted into Common Stock in the fourth quarter of 2012).

As noted above, the Company’s cash position continued to decrease subsequent to June 30, 2013; however, the Company received a total of $962,000 from the sale of securities to Brightline in private placement transactions on August 20, 2013, and September 18, 2013.

Commitments/Contingencies

AVEKA Nutra Processing, LLC Line of Credit.  As discussed under “Liquidity and Capital Resources” above, under the terms of the CPA with ANP, the Company agreed to make available to ANP a $500,000 line of credit (which includes $10,000 that the Company loaned ANP to assist ANP with the purchase of its Waukon, Iowa facility) at an interest rate of 5.5%.  As of June 30, 2013, all $500,000 to ANP under the line of credit is outstanding.

Debt Instruments and Preferred Stock.  As of June 30, 2013, there were no shares of Series I Preferred Stock or Series II Preferred Stock, or convertible notes, outstanding.  See “Current Trends and Recent Developments Affecting the Company – Funding Initiatives” above for a further discussion of the Company’s formerly outstanding debt instruments and preferred stock.

Capital Expenditures.  At June 30, 2013, the Company had no material commitments for capital expenditures.

Lease Commitments.  The Company leases a combined production and office facility located in Mundelein, Illinois.  The Company has phased out production at this facility in the third quarter of 2013.  The lease expires in May 2014 and monthly rental payments are $21,361, inclusive of property taxes. If the Company wishes to remain at this facility to use for research and development purposes, beyond the lease expiration date, it will need to negotiate a new lease with the landlord, which cannot be assured.

Litigation.  In July 2007, the Company and Greg Halpern, its former Chief Executive Officer in his individual capacity, were sued in the 20th Judicial Circuit Court, St. Clair County, Illinois by Joseph Sanfilippo and James Cluck for violation of the Consumer Fraud Act and damages in excess of $200,000. The trial court has issued a default order against the Company, and has denied the Company’s motion to reconsider.  Management believes that the trial court’s rulings were erroneous and that it has grounds for appeal, and that the underlying allegations are frivolous and wholly without merit and the Company will vigorously defend the claim. The outcome of this matter is unknown as of the date hereof.  However, the Company has allocated a reserve of $110,000 to satisfy any liability it may incur as a result of this matter.

In December 2011, the Company was sued in Circuit Court of the 17th Judicial District, Winnebago County, Illinois, by LIBCO Industries, Inc., alleging the Company breached a construction contract and tortiously interfered with a business relationship, and is seeking damages in excess of $185,000.  The case has subsequently been transferred to the 19th Judicial Circuit Court, Lake County, Illinois.  Management believes that the allegations are frivolous and wholly without merit and will vigorously defend the claim.  Related to this matter, Process Piping, LLC, a sub-contractor for LIBCO Industries, filed a mechanics lien on the property leased by the Company, claiming it was owed in excess of $95,000 by LIBCO Industries.  On March 6, 2012, the Company paid $62,500 to Process Piping, LLC in exchange for a release of its lien as well as an assignment of all of its claims against LIBCO Industries.  On January 31, 2013, the Circuit Court granted the Company’s motion for partial summary judgment on the tortious interference claim. The pleadings on the other claims are still at issue and discovery is underway.  Trial is scheduled for February 2014.  Thus, the outcome is unknown as of the date hereof.

Although there can be no assurances, based on the information currently available, management believes that it is probable that the ultimate outcome of each of these actions will not have a material adverse effect on the consolidated financial statements of the Company.  However, an adverse outcome in either of these actions could have a material adverse effect on the financial results of the Company in the period in which it is recorded.

In the first quarter of 2013, the Company settled a dispute with one of its investors related to the anti-dilution adjustment provisions to the exercise price of certain warrants it holds.  As part of the settlement agreement and release, the Company issued the investor 875,000 shares of restricted stock, and also agreed to modify terms of certain of the warrants at issue to provide for a cashless exercise feature.  The parties also agreed to release certain claims against each other related to this dispute.   As of December 31, 2012, the Company recorded a common stock payable in the amount of $1,881,250, which was equal to the value of the 875,000 shares on the settlement date.  As of the settlement date, the Company issued the shares and recorded an increase to common stock and additional paid in capital with the offset to common stock payable.

Off-Balance Sheet Arrangements

As of June 30, 2013, we had no off-balance sheet arrangements.

Going Concern

As of the date of our most recent audit, which included the fiscal year ended December 31, 2012, we had not generated sufficient revenues to meet our cash flow needs.  As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.  Although we have generated revenue, we are still operating at a net loss, and may continue to incur losses for a period of time.  We cannot assure you that we will be able to obtain sufficient funds from our operating or financing activities to support our continued operations.  If we cannot continue as a going concern, we may need to substantially revise our business plan or cease operations, which may reduce or negate the value of your investment.

Critical Accounting Policies

The accompanying financial statements and related notes contain information that is pertinent to the preceding discussion. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates are generally based on historical experience, current conditions and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources, as well as identifying and assessing our accounting treatment with respect to commitments and contingencies. Actual results could differ from those estimates.

The Company considers the following policies and estimates to be the most critical in understanding the judgments that are involved in the preparation of the company’s consolidated financial statements and the uncertainties that could impact the company’s financial position, results of operations and cash flows.

Revenue Recognition - The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. In instances where the final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. No provisions were established for estimated product returns and allowances based on the Company’s historical experience.

Accounting for Derivative Instruments - All derivatives have been recorded on the balance sheet at fair value based on the lattice model calculation. These derivatives, including embedded derivatives in the Company’s warrants (and its formerly outstanding Convertible 8% Senior Secured Notes issued in 2008 through 2010), which have reset provisions to the exercise price and conversion price if the Company issues equity or other derivatives at a price less than the exercise price set forth in such warrants, are separately valued and accounted for on the Company’s balance sheet.  As noted above, subsequent to June 30, 2013, the reset provisions in certain of the Company’s warrants were amended to only trigger if equity or other derivatives are issued at a price per share less than the then-current market price of the Company’s stock. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.
Fair Value of Financial Instruments - The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, inventory, accounts payable, accrued liabilities and long-term debt. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The carrying value of long-term debt also approximates fair value since their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

The Company has utilized various types of financing to fund its business needs, including convertible debt with warrants attached. The Company reviews its warrants and conversion features of securities issued as to whether they are freestanding or contain an embedded derivative and, if so, whether they are classified as a liability at each reporting period until the amount is settled and reclassified into equity with changes in fair value recognized in current earnings.   At June 30, 2013, the Company had warrants to purchase common stock, the fair values of which are classified as a liability.

Inputs used in the valuation to derive fair value are classified based on a fair value hierarchy which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

- Level one — Quoted market prices in active markets for identical assets or liabilities;

- Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

- Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. The Company’s only asset or liability measured at fair value on a recurring basis is its derivative liability associated with the warrants to purchase common stock discussed above.  As of December 31, 2012, derivative liability was also associated with convertible debt. The Company classifies the fair value of these warrants under level three. The fair value of the derivative liability at June 30, 2013 was $2,949,146 compared to $8,025,381 as of December 31, 2012.  The decrease in fair value for the six months ended June 30, 2013 was $497,187 compared to an increase of $2,887,993 for the three months ended June 30, 2012.  Below is a hierarchy table of the components of the derivative liability:

		Carrying	Fair Value Measurements Using
		Value	Level 1	Level 2	Level 3	Total
Derivative Liabilities	12/31/2012	$8,025, 381	-	-	$8,025, 381	$8,025, 381

Change in derivative liabilities due to settlements		(4,579,048)	-	-	(4,579,048)	(4,579,048)
Change in derivative liabilities valuation		(497,187)	-	-	(497,187)	(497,187)
		(5,076,235)	-	-	(5,076,235)	(5,076,235)

Derivative Liabilities	6/30/2013	$2,949,146	-	-	$2,949,146	$2,949,146

Stock Based Compensation - The Company estimates the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods.  We estimate the fair value of each share-based awards using the Black-Scholes option pricing model. The Black-Scholes model is highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards and the estimated volatility of the Company’s stock price.  The Company recognized pre-tax compensation expense related to stock options of $1,435,467 and $459,972 for the six months ended June 30, 2013 and 2012, respectively, and the Company recognized pre-tax compensation expense related to stock options of $1,547,826 and $2,113,816 for the years ended December 31, 2012 and 2011, respectively.

New Accounting Pronouncements

Disclosures about Reclassification Adjustments out of Accumulated Other Comprehensive Income

In February 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The update requires entities to disclose additional information about reclassification adjustments, including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income. The update was effective for the Company in the first quarter of 2013, but early adoption was permitted. The update primarily impacted our disclosures and did not have a material impact on our financial position, results of operations or cash flows.

Testing Indefinite-Lived Intangible Assets for Impairment

In July 2012, the FASB issued an accounting standards update which provides, subject to certain conditions, the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. The update was effective for the Company in the first quarter of 2013, but early adoption was permitted. The update may, under certain circumstances, reduce the complexity and costs of testing indefinite-lived intangible assets for impairment and did not have a material impact on the Company’s financial position, results of operations or cash flows.

Testing Goodwill for Impairment

In September 2011, the FASB issued an accounting standards update which provides, subject to certain conditions, the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This update was effective and adopted by the Company in the first quarter of 2012 and did not have a material impact on the Company’s financial position, results of operations or cash flows.

Evaluation of Disclosure Controls and Procedures

As of June 30, 2013, our management, with the participation of the chief executive officer and chief financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and Rule 15d-15(e) under the Exchange Act).  Based on such evaluation, our chief executive officer and chief financial officer have concluded that, as of June 30, 2013, our disclosure controls and procedures are not effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Exchange Act.  This conclusion is based primarily on the material weakness in internal control over financial reporting, which was disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012, where management identified material weaknesses consisting of ineffective controls over the control environment and financial statement disclosures, and our failure to complete the process of remediating these weaknesses.

Changes in Internal Control Over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting during the quarter ended June 30, 2013, that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
Limitations on the Effectiveness of Controls

Our principal executive officer and principal financial officer do not expect that our disclosure controls or internal controls will prevent all error and all fraud. Although our disclosure controls and procedures were designed to provide reasonable assurance of achieving their objectives, a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented if there exists in an individual a desire to do so. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Furthermore, smaller reporting companies face additional limitations. Smaller reporting companies employ fewer individuals and find it difficult to properly segregate duties. Often, one or two individuals control every aspect of the Company's operation and are in a position to override any system of internal control. Additionally, smaller reporting companies tend to utilize general accounting software packages that lack a rigorous set of software controls.

Management’s Annual Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is defined as a process designed by, or under the supervision of, our chief executive officer and chief financial officer, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles in the United States and includes those policies and procedures that:

- Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect our transactions and any disposition of our assets;
- Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and
- Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2012.  In making this assessment, our management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.  Based on this assessment, management has identified the following three material weaknesses that have caused management to conclude that, as of December 31, 2012, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level:

1.
As of December 31, 2012, we did not maintain effective controls over the control environment.  Specifically we have not developed and effectively communicated to our employees our accounting policies and procedures.  This has resulted in inconsistent practices.   Since these entity level programs have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness.

2.
As of December 31, 2012, we did not maintain effective controls over financial statement disclosure. Specifically, controls were not designed and in place to ensure that all disclosures required were originally addressed in our financial statements.   Accordingly, management has determined that this control deficiency constitutes a material weakness.

3.
As of December 31, 2012, we did not maintain effective controls over financial reporting. Specifically controls were not designed and in place to ensure that the financial impact of certain complex equity and derivative liability transactions were appropriately and correctly reported. The transactions were identified by the auditors and calculated and reported correctly as of December 31, 2012.

Remediation of Material Weaknesses

As discussed above, as of December 31, 2012, we identified material weaknesses in our internal control over financial reporting primarily due to the Company not having developed and effectively communicated to our employees accounting policies and procedures.  Although we have failed to complete the process of remediating these weakness as of the date hereof, management plans to address these weaknesses by providing future investments in the continuing education of our accounting and financial professionals.
If the remedial measures described above are insufficient to address any of the identified material weaknesses or are not implemented effectively, or if additional deficiencies arise in the future, material misstatements in our interim or annual financial statements may occur in the future.  Among other things, any unremediated material weaknesses could result in material post-closing adjustments in future financial statements.

DESCRIPTION OF BUSINESS

Overview

Z Trim Holdings, Inc. is a bio-technology company that owns existing, and develops new, products and processes that transform agricultural by-products into multi-functional ingredients used in food manufacturing, energy and other industries.   The Company currently sells a line of products to the food industry that can help manufacturers reduce their costs, improve the quality of finished goods, and also help solve many production problems.  The Company’s innovative technology provides value-added ingredients across virtually all food industry categories.  These all-natural products offer a range of functional attributes, including helping to reduce fat and calories, adding fiber, improving shelf-stability, preventing oil migration, and enhancing binding capacity – all without degrading the taste and texture of the final food products.  Perhaps most significantly, Z Trim’s ingredients can help extend finished products, thereby increasing its customers’ gross margins.

The Company, through an exclusive license to technology patented by the United States Department of Agriculture (“USDA”), has developed products that manage moisture to help reduce production costs and improve nutritional value in finished foods, while maintaining the essential taste and mouth-feel associated with full-fat products.  The global market for Z Trim’s line of products spans the entire food and nutritional beverage industry, including fat-free,  low-fat, reduced-fat and full-fat, across meats, baked goods, dairy and non-dairy products, snacks, beverages, dressings, sauces and dips.

We currently manufacture our products at two different facilities, our original facility and one owned by our toll manufacturer, AVEKA Nutra Processing, LLC (“ANP”). Our original facility, which we are in the process of phasing out, is a prototype plant, and being the first of its kind to produce our innovative products, we are constantly seeking ways to improve efficiencies and achieve economies of scale. We are currently re-designing the process to make use of newer separation technologies and thereby optimize plant output at the ANP facility discussed below.  In 2011, the Company and ANP entered into a tolling agreement, providing that ANP would build a facility capable of producing a minimum of 40,000 pounds per month of Z Trim ingredients and average volumes of 100,000 pounds per month, with the capability of scaling up to 1 million pounds per month.   In late 2012, the ANP facility began to make Z Trim products and, although we experienced various start-up difficulties and issues with the relationship, ANP is currently in the process of ramping up to achieve initial, contracted-for capacity, and has recently achieved expected monthly production levels; however, we can cannot provide assurances that these production levels will continue or that issues may not affect production in the future.
In 2012, the Company opened an industrial products division focusing on the manufacture, marketing and sales of products designed specifically for industrial applications including oil drilling fluids, petroleum coke, charcoal briquettes, hydraulic fracturing, and paper and wood adhesives.  When used in industrial operations, Z Trim’s products can reduce costs, enhance supply-chain reliability, limit environmental impact, and improve finished product quality compared to current products such as guar gum, xanthan gum, CMC, lignosulfonates and starches used as binders, adhesives, viscofiers or emulsifiers.

In January 2013, the Company entered into a joint development agreement with Newpark Drilling Fluids LLC, a subsidiary of Newpark Resources, Inc., to develop new, environmentally-friendly drilling fluids that incorporate Z Trim's proprietary industrial materials that could replace products such as guar and xanthan gums in drilling applications.

Products

The Company’s core product portfolio of multifunctional food ingredients includes Corn Z Trim® (both GMO and non-GMO) and Oat Z Trim®. The superior water-holding capacity and amorphous structure of Z Trim ingredients are key to the exclusive multifunctional attributes they contribute to food product design, including moisture management, oil deflection, texture and appearance quality, fat and calorie reduction. Perhaps most significantly, these attributes allow manufacturers using Z Trim to reduce costs of finished products by replacing more expensive ingredients with Z Trim fiber and water.  Z Trim® is now being used by food manufacturers world-wide, across a multitude of food categories, such as meats, sauces, soups, dressings, baked goods, fillings, toppings, prepared meals, dairy products, frozen handheld snacks, and pizza dough. Food formulators are seeking greater functionality and product performance than they can get from starches, gums, fats, and other fibers—for both standard and lower fat content foods—and are increasingly discovering how Z Trim® multifunctional ingredients can help to delight their consumers with finished products that the Company believes have enhanced eating quality, outstanding product performance, and frequently, improved nutritional profiles. The Company estimates that the potentially addressable U.S. market for Z Trim ingredients is significant; however, the Company cannot provide assurances that it will be able to capture significant market share.

Major market drivers such as greater nutrition awareness, increasing obesity trends, the economy, rising costs and hectic lifestyles have triggered an evolution of the food industry and consumer expectations.  The Company’s goal is to further enable food manufacturers to address the challenges and opportunities of this evolution by helping them to lower their costs, differentiate their products, achieve their growth objectives, and delight their customers.  Through ongoing product applications research, the Company develops solutions that help food manufacturers solve formulation and product challenges and capture market opportunities with high quality, innovative products that fulfill consumer demands.

The Company currently manufactures and markets Z Trim® products as cost-competitive ingredients that help improve the food industry’s ability to deliver on its promises of quality, taste, and healthfulness. The Company’s primary goal is to establish Z Trim as an important ingredient in the evolution of the food industry and consumer expectations.

The Company began manufacturing non-GMO corn products in early 2013 with the intent to meet potentially expanding domestic and international demand, and on February 6, 2013, the Company announced that it had recorded its first sales of such products.

In 2012, the Company opened an industrial division to serve a variety of industries, including, but not limited to, oil drilling, hydraulic fracturing, petroleum coking, pharmaceuticals, nutraceuticals, paper and corrugated box adhesives, and others.  The Company is developing products from its patented technologies to make value-added ingredients from low-cost agricultural sources to serve these industries. The Company believes that the potentially addressable U.S. market for these industrial products is significant; however, the Company cannot provide assurances that it will be able to capture significant market share.

On February 20, 2013, the Company announced its first sales of industrial grade Bio-Fiber Gum for use in the petroleum coke industry.  Produced from the same raw material sources that the Company uses to produce its Z Trim ingredients, Bio-Fiber Gum is a soluble fiber with adhesive, binding and emulsifying properties suitable for industrial uses.  Z Trim, jointly with the USDA Agricultural Research Service, filed a provisional patent for Bio-Fiber Gum in 2012.

Product Distribution

The Company is developing its food ingredient market through (i) direct and brokered sales to major food manufacturers, as well as small and mid size companies for packaged retail foods, and (ii) direct and brokered sales to large and small foodservice manufacturers that supply to restaurants, hospitals, schools and cafeterias. In addition to direct sales, we use a network of ingredient distributors, both domestic and international, to distribute our products.

In November 2011, Skidmore Sales and Distributing added Z Trim® Ingredients to its broad specialty product portfolio, thereby providing food manufacturers in the Midwest and Atlantic marketplaces easier access to the multi-functional benefits of Z Trim® Ingredients. Skidmore is one of the nation’s leading distributors and brokers to food processors and manufacturers.  The Company cannot provide assurance that this relationship will be successful or result in improved sales results.

As mentioned above, in January 2013, the Company entered into a joint development agreement with Newpark Drilling Fluids LLC, a subsidiary of Newpark Resources, Inc., to develop new, environmentally-friendly drilling fluids that incorporate Z Trim's proprietary industrial materials that could replace products such as guar and xanthan gums in drilling applications.  The Company cannot provide assurance that this relationship will be successful or result in improved sales results.

Competition

Z Trim® ingredients compete with a wide variety of hydrocolloids and other fiber ingredients.  Within the food industry, depending on the food application, required functional properties and product development objectives, competitive ingredients might include gums (e.g., guar, xanthan, locust bean, and Arabic), seaweed extracts (e.g., alginates, carrageenan), starches (native, modified and resistant), and fibers (e.g., oat bran, corn bran, pea fiber, potato fiber).  Most of these competitive ingredients are well-established in the food industry, and many of the companies that supply them have substantially greater resources than we do.  However, we believe that the unique properties of Z Trim multifunctional fiber ingredients pose not only significant market opportunities for us, but also provide differentiation and growth opportunities for food companies.  We believe that no other single hydrocolloid or fiber has the combined water holding and binding capacity that is effective across as wide a pH and temperature range as Z Trim®, nor imparts as many superior attributes to the finished consumer food product.  Furthermore, we believe Z Trim® ingredients can have synergistic effects with other hydrocolloids and fibers, allowing food manufacturers to achieve even greater processing improvements, cost efficiencies, and finished product performance.  Many of the same ingredients used in foods are also used for industrial applications, where they compete with a similar complement of ingredients.  We believe that our products’ unique functionalities, combined with the fact that they are produced domestically from abundant raw material sources (agricultural by-products), provide us with strengths that our competitors’ products do not possess.

Sources and Availability of Raw Materials and Principal Suppliers

Raw materials used in Z Trim® products are sourced principally in the United States.  Approximately 70% of our raw materials consist of corn bran and oat hulls, which are generally available from a variety of suppliers.  Our major suppliers include Bunge and Semo Milling. We seek to mitigate the risk of a shortage of raw materials through identification of alternative suppliers for the same or similar raw materials, where available. We have purchasing staff with extensive knowledge of our products who work with marketing, product research and development and quality control personnel to source raw materials for products and other items.

Major Customers

The Company’s customers are predominantly food manufacturers.  There were three significant customers that accounted for 36%, 24%, and 9%, respectively, of total sales in fiscal 2012. There were two significant customers that accounted for 46% and 24%, respectively, of total sales for the year ended December 31, 2011.

Intellectual Property

The Company protects intangible assets that include patents pending and issued, as well as trade secrets and know how.  Central to this portfolio is an exclusive license to US Patent No. 5,766,662, including all related international patents, issued to Dr. George Inglett of the USDA.  The Company’s license expires upon the expiration of the underlying patent in 2015, and we will therefore lose our patent protection at that time.  Additionally, the USDA patent was filed in several countries throughout the world.

Through the process of development and commercialization of the technology, the Company has identified and sought patent protection for improvements to the manufacturing process, product applications and is currently developing several spin-off technologies.  On December 1, 2009, we were issued U.S. Patent No. 7,625,591 B2; such will expire in 2025 and will continue until this time subject to the payment of maintenance fees.  On July 27, 2010, we were issued U.S. Patent No. 7,763,301; such will expire in 2026 and will continue until that time subject to payment of maintenance fees.  These patents expand the raw material sources for the creation of Z Trim products as well as incorporate blends of ingredients combined with Z Trim. In July 2012 the Company, jointly with the USDA, filed a provisional patent for its Bio-Fiber Gum line of products, seeking patent protection for the composition of matter, process for making, as well as applications for, its proprietary soluble fibers.

Government Regulation

We are subject to a broad range of federal, state, local and foreign laws and regulations intended to protect public health and the environment. Food production and marketing are highly regulated by a variety of federal, state, local, and foreign agencies.  However, as Z Trim ingredients are made from natural raw material sources (corn and oat), they are considered Generally Recognized As Safe or “GRAS.”  In October 2012, the FDA approved the labeling of Z Trim products in meat applications. Specifically, the FDA has approved the use of Z Trim ingredients in ground, emulsified, and processed meats and poultry.  We believe this will create the potential for increased sales, although there can be no assurances.

Research and Development

Our R&D team, in conjunction with our customers and strategic industry partners, including the USDA, continues to work on the development of additional products and applications.  In June, 2011, the Company entered into a 3-year agreement with the USDA to conduct joint research for the development of additional products and processes relating to its current patented products.  We require all employees and visitors to our plant to execute a non-disclosure agreement.  Our success depends to a significant degree upon our ability to develop proprietary products and technologies and to obtain patent coverage for these products and technologies. We intend to continue to file patent applications covering any newly developed products and technologies. However, there can be no guarantee that any of our pending or future filed applications will issue as patents.

The Company spent $134,118 in 2012 and $62,821 in 2011 for R&D expense, and is still innovating toward developing value-added products to add to its core line.

Environmental Compliance

The Company does not face any extraordinary environmental compliance issues as a result of its manufacturing process, however there can be no assurances.

Employees

As of October 1, 2013, the Company employed 21 full-time employees.

Property

We lease approximately 44,000 square feet of leased space at 1011 Campus Drive, Mundelein, Illinois.  The lease expires in May 2014 and monthly rental payments are $21,361, inclusive of property taxes.  The Company has the ability to terminate the lease by providing 60 days’ notice to the landlord.  If we wish to remain at this facility to use for research and development purposes, beyond the lease expiration date, we will need to negotiate a new lease with the landlord, which cannot be assured.

Legal Proceedings

In July 2007, the Company and Greg Halpern, its former Chief Executive Officer in his individual capacity, were sued in the 20th Judicial Circuit Court, St. Clair County, Illinois by Joseph Sanfilippo and James Cluck for violation of the Consumer Fraud Act and damages in excess of $200,000, plus attorney fees and punitive damages.  The trial court has issued a default order against the Company, and has denied the Company’s motion to reconsider.  Management believes that the trial court’s rulings were erroneous and that it has grounds for appeal, and that the underlying allegations are frivolous and wholly without merit and the Company will vigorously defend the claim. The outcome of this matter is unknown as of the date hereof.  However, the Company has allocated a reserve of $110,000 to satisfy any potential liability it may incur as a result of this matter.

In December 2011, the Company was sued in Circuit Court of the 17th Judicial District, Winnebago County, Illinois, by LIBCO Industries, Inc., alleging the Company breached a construction contract and tortiously interfered with a business relationship, and is seeking damages in excess of $185,000.  The case has subsequently been transferred to the 19th Judicial Circuit Court, Lake County, Illinois.  Management believes that the allegations are frivolous and wholly without merit and will vigorously defend the claim.  Related to this matter, Process Piping, LLC, a sub-contractor for LIBCO Industries, filed a mechanics lien on the property leased by the Company, claiming it was owed in excess of $95,000 by LIBCO Industries.  On March 6, 2012, the Company paid $62,500 to Process Piping, LLC in exchange for a release of its lien as well as an assignment of all of its claims against LIBCO Industries.  On January 31, 2013, the Circuit Court granted the Company’s motion for partial summary judgment on the tortious interference claim. The pleadings on the other claims are still at issue and discovery is underway.  Trial is scheduled for February 2014.  Thus, the outcome is unknown as of the date hereof.

In the first quarter of 2013, the Company settled a dispute with one of its investors related to the anti-dilution adjustment provisions to the exercise price of certain warrants it holds.  As part of the settlement agreement and release, the Company issued the investor 875,000 shares of restricted stock, and also agreed to modify terms of certain of the warrants at issue to provide for a cashless exercise feature.  The parties also agreed to release certain claims against each other related to this dispute.

FINRA is performing a review of the trading activity in the Company’s common stock surrounding the Company’s January 22, 2013 announcement of the joint development agreement with Newpark Drilling Fluids LLC to develop new, environmentally-friendly drilling fluids that incorporate Z Trim's proprietary industrial materials.  While FINRA has not alleged any violations of FINRA conduct rules or the federal securities laws, as of the date of this prospectus, the outcome of this inquiry is uncertain.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The term of office of each director expires at each annual meeting of stockholders and upon the election and qualification of his successor.

The following information sets forth the names of our current directors, their ages, period of service and description of their business experience:

Name and Age	Principal Occupation, Business Experience and Education
Steven J. Cohen, 56 President, and Chief Executive Officer; Director since 2006
Mr. Cohen, the Company’s President and Chief Executive Officer, has been employed by Z Trim since 2002 when he was hired as its director of investor relations.  He was promoted to Vice President of Corporate Development in 2003 and to President in 2006 when he also began serving on the Board of Directors.  In 2007, Mr. Cohen assumed the role of Chief Executive Officer.  Prior to joining Z Trim, Mr. Cohen had 25 years’ experience at the Chicago Mercantile Exchange where he worked in various brokerage house positions as well as a trader. Mr. Cohen attended college at the University of Illinois and Oakton Community College.  Mr. Cohen was a member of the U.S. Olympic Team at the 1988 Olympics in Seoul and was a coach for the U.S. Olympic Team at the 2000 Olympics in Sydney Australia. Mr. Cohen’s  understanding of the Company’s products and market has proven to be valuable to the Board in understanding that market and in evaluating and approving the Company’s strategic initiatives in that market. Mr. Cohen’s insights have been valuable in identifying and evaluating economic and market challenges faced by the Company, which has been of particular benefit to the Board when reviewing and evaluating marketing and strategic initiatives.

Morris Garfinkle, 65 Director since 2009
Mr. Garfinkle presently serves as Chairman of the Audit Committee.  Mr. Garfinkle has served as Co-Founder and Principal of Kelly Garfinkle Strategic Restructuring, LLC, a consulting firm focused on restructuring and pensions, since May 2013.  He also is Founcer, President and CEO of Tailwind Consultants, LLC, a consulting firm serving the aviation inudstry, as well as private equity investor s and government authroties/agencies.  He was previously the Founder, President and CEO of GCW Consulting, a consulting firm based out of Arlington, Virginia, and has operated as such from 2001 until 2012.  He received his Juris Doctor from Georgetown University and his B.S. in Economics (Cum Laude) from the Wharton School of Finance & Commerce, University of Pennsylvania.  Mr. Garfinkle has over 35 years of experience in restructuring, mergers and acquisitions, investment assessment, competitive positioning, strategic planning and capital raising.  His clients have included United Airlines Creditors’ Committee, Pension Benefit Guaranty Corporation, Air China and Dallas-Fort Worth International Airport, among many others.  He also served on the Board of Directors of HMSHost from 2000 - 2006. The Company believes that Mr. Garfinkle’s financial, business and legal expertise, combined with his experience as an executive and director of other companies, as well as his years of experience providing strategic advisory services, qualifies him to serve as a member of the Board and an effective member of Audit Committee, of which he is the Chairman.

Name and Age	Principal Occupation, Business Experience and Education
Brian S. Israel, 55 Director since 2007
Mr. Israel presently serves as Chairman of the Compensation and Nominating Committees.  Mr. Israel spent more than 20 years in the real estate finance industry, during which he managed teams responsible for production; operations; risk management; product development; and technology. In his most recent position, he served from 1989 to 2004 as Vice President and Division Administrator for the Residential Mortgage Division of Harris Trust and Savings Bank.  He is a former Member of the Federal National Mortgage Association’s Regional Lender and Affordable Housing Advisory Boards, and in 2000, served as the 80th President of the Illinois Mortgage Banker’s Association.
Since retiring from the corporate world in 2004, he has dedicated much of his time and energy to consulting and community service.

- November 2012-present: President – Illinois Jump Start Coalition for Personal Financial Literacy, a non-profit organization working to enhance the financial capabilities of young people; Board Member from June 2011-present.

- May 2010-present: Advisory Board Member – StepOut USA, a non-profit organization creating social, cultural, recreational and educational connections for adults with learning disabilities.

- April 2009-present: Partner – Money Smart Week, a Midwest financial literacy education program coordinated by the 7th District Federal Reserve Bank.

- January 2006-present: Principal – Future State Consulting, a sole proprietorship providing strategic planning, training and project management services to businesses and non-profit organizations.

- January 2005-present: Executive Committee Member – River North Residents’ Association, a non-profit community advocacy organization representing nearly 10,000 residents.

- June 2004-present: Partner – North Shore Custom Homes, Ltd., a residential real estate development firm.

Since 2008, Mr. Israel has also been a Member of the Ely Chapter of Lambda Alpha International, an honorary society working to advance the study and practice of land economics. His experience in finance and human resource management, especially as it relates to operational and structural issues, has added substantial value to the deliberations of the Board.  Mr. Israel’s experience in finance and management, especially as it relates to operational and structural issues, has added substantial value to the deliberations of the Board.

Name and Age	Principal Occupation, Business Experience and Education
Mark Hershhorn, 64 Director since 2007
Mr. Hershhorn has a background in the marketing and operations of nutrition systems, food industry marketing and transactional television.   From 1998 to present, he has served as President and co-owner of CKS & Associates Management LLC; President and CEO of CKS & Associates; CEO of Midwest Real Estate Investment LLC; General Partner of New Horizons West LLP, and CEO of New Horizons Real Estate Holdings LLC.  During much of the 1990’s, Mr. Hershhorn served as President, CEO and director of National Media Corporation (NYSE-NMC) and as Chairman of the company’s international subsidiary, Quantum International Ltd.  Prior to that, he served as Senior Vice President of food operations and joint ventures for Nutri/System, Inc.  During the 1980’s, he was Chief Financial Officer, Treasurer, Vice President and director of the Franklin Mint.  Mr. Hershhorn has also held positions with companies such as Price-Waterhouse, Pfizer Diagnostics, and Wallace and Wampole Laboratories.  Mr. Hershhorn is a member of Rutgers University's Board of Governors.  He received his BS Degree in Economics from Rutgers University and an MBA from the Wharton School of Finance, University of Pennsylvania. We believe that Mr. Hershhorn’s past experience as CEO of publicly traded companies, as well as in the management of a food company, brings valuable insight to the Board’s strategic planning.

Edward Smith III, 38 Director since 2009
Mr. Smith is Managing Partner of Brightline Capital Management, LLC (“BCM”), a New York-based investment firm founded in 2005. BCM is the investment manager of Brightline, the Company's controlling stockholder. Prior to founding BCM, Mr. Smith worked at Gracie Capital, GTCR Golder Rauner and Credit Suisse First Boston.  Mr. Smith holds a Bachelor of Arts in Social Studies from Harvard College and a Masters in Business Administration from Harvard Business School. We believe that, as a result of his past experience, including managing an investment fund, and his many contacts in the food industry, Mr. Smith adds valuable managerial experience on the Board and an understanding of investor expectations, both of which are important to the Board’s strategic planning and risk management responsibilities.

Other than with Edward Smith III, there are/were no arrangements with any director or executive officer regarding their election or appointment.  The Company agreed to nominate Mr. Smith as a director as part of Brightline Ventures I, LLC’s investment in 2009.   There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

The following information sets forth the names of our sole executive officer that is not serving as a director, his age, period of service and description of his business experience:

Name and Age	Principal Occupation, Business Experience and Education
Brian S. Chaiken, 42 Chief Financial Officer since 2008
Mr. Chaiken was hired by the Company to serve as General Counsel and Vice President of Business Development in 2006.  In 2008, Mr. Chaiken was appointed to be the Company’s Chief Financial Officer.  He received his Bachelor of Science in Accountancy from the University of Illinois, Champaign-Urbana and passed the CPA examination.  Mr. Chaiken obtained his Juris Doctorate from DePaul University, and is a member of the Illinois and Florida Bars, as well as those of the Northern District Court of Illinois, United States Court of Appeals of the 11th Circuit and the Southern District Court of Florida.  Prior to joining Z Trim, Mr. Chaiken spent five years as the Executive Vice-President of Legal Affairs for Supra Telecommunications and Information Systems, Inc., a Competitive Local Exchange Carrier (telecommunications provider) in South Florida.  There, Mr. Chaiken was a senior executive for a company with more than 300 employees in Florida, Costa Rica and the Dominican Republic.  He was instrumental in helping the company grow annual revenues from $10 million to approximately $150 million over an 18 month period.  He successfully litigated and arbitrated multi-million dollar disputes involving trademark, anti-trust, fraud, bankruptcy and complex commercial transactions.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct (the “Code”).  The Code applies to all directors, officers, and employees of the Company.  Among other things, the Code is intended to focus the board of directors and the individual directors on areas of ethical risk, help directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Z Trim Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations and oversight of ethics and compliance by employees of the Company.

The full text of the Code is published on our website at http://www.ztrim.com/pages/code_of_ethics___business_conduct/40.php.  We will disclose any future amendments to, or waivers from, provisions of these ethical policies and standards for Officers and Directors on our website within two business days following the date of such amendment or waiver.

Committees of the Board of Directors

Our board of directors has three standing committees, all comprised solely of independent directors:  an Audit Committee, a Compensation Committee and a Corporate Governance Nominating Committee.  Each committee has a written charter approved by the board of directors outlining the principal responsibilities of the committee.  These charters are also available on our website, http://www.ztrim.com.  The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

Director	Audit	Compensation	Nominating
Morris Garfinkle	Chair
Brian S. Israel		Chair	Chair
Mark Hershhorn		X	X

Messrs. Cohen and Smith are not “independent” directors; therefore, they are not eligible to serve on the Audit and Compensation committees under the independence requirements promulgated by the NYSE MKT or as required by the charters of these committees.

Audit Committee.  The Audit Committee met four times in fiscal 2012.  The function of the Audit Committee is to assist the board of directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting systems, alternative accounting principles that could be applied and the quality and effectiveness of the independent public accountants.  Among its other responsibilities, the Committee also is responsible for the receipt, retention and treatment of complaints received by the Company relating to accounting, internal accounting controls or auditing matters and confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Audit Committee Financial Expert.  The board of directors has determined that Mr. Garfinkle qualifies as an “audit committee financial expert” based on a review of his educational background and business experience.

Compensation Committee.  The Compensation Committee held five meetings during fiscal 2012.  The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee Z Trim’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to elected officers) and review and approve annually all compensation decisions for elected officers including those for the CEO and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). The Committee submits its compensation decisions for the CEO to the Board for ratification.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (the “Nominating Committee”) met two times in fiscal 2012.  The Nominating Committee considers candidates for Board membership, reviews the effectiveness of the Board, monitors Z Trim’s compliance efforts, and evaluates and oversees corporate governance and related issues.  The selection criteria considered by the Nominating Committee for Board candidates is set forth above.

Director Independence

Under the Company’s bylaws, the composition of the Board must meet the independence requirements promulgated by the NYSE MKT or such other requirements as many be adopted by the Company.  Based on these standards, the Board of Directors has determined that Messrs. Garfinkle, Hershhorn and Israel are each “independent” under applicable rules and guidelines. Mr. Cohen, as chief executive officer of the Company, and Mr. Smith, as Managing Partner of BCM, are not considered to be “independent.”

In determining that Messrs. Garfinkle, Hershhorn and Israel are each “independent” under applicable rules and guidelines used by the Company to determine independence, the Board of Directors took into consideration that each of these directors has purchased convertible notes and/or preferred stock in private offerings on the same terms and conditions as was offered to persons not affiliated with the Company.

Our independent directors have the opportunity to meet in executive session, without the other directors or management, as part of each regular Board meeting.

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EXECUTIVE COMPENSATION

Z Trim’s compensation philosophy has been, and continues to be, that compensation should drive long-term value creation for our stockholders. Total compensation for each employee should be based on individual and Company performance, market practice, and the value of the employee’s position at Z Trim. Our compensation programs should not encourage unnecessary or excessive risk taking.

Compensation to our executive officers consists solely of cash compensation and the issuance of stock options pursuant to our Incentive Compensation Plan.  We pay base salary in order to provide a predictable level of compensation that is competitive in the marketplace for the position responsibilities and individual skills, knowledge, and experience of each executive.  We provide our executive officers with stock options that are generally available to all of our employees in order to further our goal of attracting and retaining senior executives of outstanding ability.  The Company does not believe that its employee compensation policies are reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table summarizes the compensation earned in the fiscal years ended December 31, 2012 and 2011 by our principal executive officer and principal financial officer, the Company’s only executive officers, for the fiscal years ended December 31, 2012 and 2011 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)(2)	Total ($)
Steven J. Cohen President and Chief Executive Officer	2012	150,000	129,410	279,410
	2011	150,000	238,595	388,595
Brian S. Chaiken Chief Financial Officer, Chief Legal Officer and Secretary	2012	136,000	119,455	255,455
	2011	136,000	239,035	375,035

__________________________

(1)
The amounts in the table reflect the grant date fair value of options awards to the named executive officer in accordance with Accounting Standards Codification Topic 718.  The ultimate values of the options awards to the executives generally will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.  See the “Outstanding Equity Awards at Fiscal Year-End” table below for information regarding all outstanding awards.

(2)
The amounts in this column reflect the dollar amount recognized as expense with respect to stock options for financial statement reporting purposes during the twelve months ended December 31, 2012 and 2011 in accordance with applicable accounting standards.  In 2012, Steven Cohen received 343,980 options at a strike price of $0.65 that have an option expiration date of January 25, 2017.  In 2011, Steven Cohen received 245,700 options at a strike price of $1.11 that have an option expiration date of January 7, 2016.  In 2012, Brian Chaiken received 317,520 options at a strike price of $0.65 that have an option expiration date of January 25, 2017.  In 2011, Brian Chaiken received 245,700 options at a strike price of $1.01 that have an option expiration date of January 7, 2016.

Employment Agreements

In 2006, the Company entered into an employment agreement with Steven J. Cohen setting forth the terms of his employment as Z Trim’s President.  Mr. Cohen’s employment under the employment agreement was for an initial term of three years and is now renewable on an annual basis for a one year term based on the mutual desire of the parties.  Either Mr. Cohen or Z Trim can terminate the employment agreement without cause on thirty days written notice.  If Mr. Cohen is terminated for any reason other than disability or death, Z Trim is not required to make any further payments to Mr. Cohen other than with respect to obligations accrued on the date of termination.  In the event that Mr. Cohen is terminated by reason of disability or death, Z Trim is required to provide Mr. Cohen or his estate any benefits set forth in any of the Company’s benefit programs or plans on the date of termination.

Under Mr. Cohen’s employment agreement, Z Trim is also protected from competition by Mr. Cohen after his employment with Z Trim would cease. Upon termination, Mr. Cohen agrees to not interfere with the relationships between the suppliers, customers or agents of Z Trim for six months, and that he will not compete with Z Trim over the same period in any county of any state in which Z Trim is providing service at the time of termination.  Further, Mr. Cohen has agreed to related confidentiality requirements after the termination of his employment.

In 2007, the Company entered into an employment agreement with Brian Chaiken setting forth the terms of his employment as Z Trim’s General Counsel and Vice President of Business Development.  Mr. Chaiken’s employment under the employment agreement is at will.  If Mr. Chaiken is terminated for cause, Z Trim is not required to make any further payments to Mr. Chaiken other than with respect to obligations accrued on the date of termination.  If Z Trim terminates Mr. Chaiken without cause, Mr. Chaiken is entitled to receive a severance payment equal to his wages at the time he is terminated for a minimum of six months, with an additional two months for each year of completed service on a pro-rata basis, up to a maximum of two years.  Under Mr. Chaiken’s employment agreement, a termination for a “cause” would occur if  Mr. Chaiken did any of the following: (i) committed or participated in an act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; (ii) committed or participated in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (iii) engaged in a criminal enterprise involving moral turpitude; (iv) engaged in an act or acts constituting a felony under the laws of the United States or any state thereof or in any act or acts resulting in the loss of any state or federal license required for Mr. Chaiken to perform his material duties or responsibilities for the Company; or (v) Mr. Chaiken’s breach of any provision of the employment agreement. Mr. Chaiken would also be provided with COBRA expenses for family health insurance for 9 months following his separation from Z Trim.

Under Mr. Chaiken’s employment agreement, Z Trim is also protected from competition by Mr. Chaiken after his employment with Z Trim would cease. Upon termination, Mr. Chaiken agrees to not interfere with the relationships between the suppliers, customers or agents of Z Trim for twelve months, and that he will not compete with Z Trim over the same period and any target market in which it engages in or may engage in the future.

Outstanding Equity Awards at Fiscal Year-End December 31, 2012

The following table contains information regarding outstanding equity awards held at December 31, 2012, by the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Steven Cohen	343,980	--	0.65	01/25/17
	245,700	--	1.11	01/07/16
	315,000	--	1.10	05/10/15
	210,000	--	1.60	01/19/15
Brian Chaiken	317,520	--	0.65	01/25/17
	245,700	--	1.01	01/07/16
	315,000	--	1.01	05/10/15
	210,000	--	1.45	01/19/15

Option Exercises and Stock Vested 2012

There were no Z Trim stock options that were exercised by the named executive officers in fiscal 2012. There were no outstanding awards of restricted stock in fiscal 2012.

2012 Directors’ Compensation

Employee directors do not receive any separate compensation for their activities on the board of directors.  Non-employee directors receive $1,500 per in-person meeting in which they attend, plus 59,700 shares of common stock as an annual retainer, as well as a maximum 35% tax gross up not to exceed $10,000 per board member.

Non-employee directors are reimbursed for travel expenses incurred in conjunction with their duties as directors. Furthermore, the Company will provide the broadest form of indemnification under Illinois law under which liabilities may arise as a result of their role on the board of directors and payments for reimbursements for expenses incurred by a director in defending against claims in connection with their role, and the director satisfies the statutory standard of care.

The following table provides compensation for non-employee directors who served during fiscal 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Morris Garfinkle	16,000	40,000	--	56,000
Mark Hershhorn	16,000	40,000	--	56,000
Edward Smith	16,000	40,000	--	56,000
Brian Israel	16,000	40,000	--	56,000
___________________

(1)	Included in such fees is a 35% tax gross up paid to each director based on the then-current fair market value of the shares of common stock issued as additional compensation.

(2)
Each director received 59,700 shares of common stock on February 6, 2012.  The amounts in the table reflect the grant date fair value of stock awards to the named directors in accordance with Accounting Standards Codification Topic 718, which was $0.67 per share.  The ultimate values of the stock awards to the directors generally will depend on the future market price of our common stock, which cannot be forecasted with reasonable accuracy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information as of October 1, 2013, regarding the beneficial ownership of the Z Trim common stock held by each director, each executive officer appearing in the “Summary Compensation Table” included in “Executive Compensation” and all directors and executive officers as a group.  As of October 1, 2013, the Company had 36,798,414 shares of common stock outstanding.

Name and Address(1)	Shares Beneficially Owned (2)	Percentage of Shares Outstanding
Steven J. Cohen	1,402,683	3.67%
Mark Hershhorn	527,997	1.43%
Brian S. Israel	292,616 (3)	0.79%
Morris Garfinkle	702,448	1.91%
Edward Smith III	232,263 (4)	0.63%
Brian Chaiken	1,314,887	3.45%
All executive officers and directors as a group (6 persons)	4,472,894 (4)	11.88%

(1)	The address for each stockholder listed in the table is c/o Z Trim Holdings, Inc., 1011 Campus Drive, Mundelein, Illinois 60060.

(2)
The specified persons have sole voting and sole dispositive powers as to all shares, except as otherwise indicated.  The amounts include the following shares as to which the person has the right to acquire subject to stock options or warrants within 60 days of October 1, 2013:  Mr. Cohen (1,402,680), Mr. Israel (36,000), Mr. Smith (18,077) and Mr. Chaiken (1,314,887), and all current executive officers and directors as a group (2,771,644).

(3)	Mr. Israel has pledged 159,403 of the shares reported above as security for an unrelated investment.

(4)
This figure excludes the 32,919,021 shares beneficially owned by Brightline, which are described in the table below setting forth persons known to us to be owners of more than 5% of our common stock.  Mr. Smith is the Managing Partner of Brightline Capital Management, LLC (“BCM”), an investment management firm that serves as the investment manager of Brightline.

The following table presents certain information as of October 1, 2013 regarding the beneficial ownership of the Z Trim common stock held by each known 5%-or-greater stockholder of Z Trim:

Name and Address	Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Brightline Capital Management, LLC 1120 Avenue of the Americas, Suite 1505 New York, NY 10036	32,919,021	64.63%

(1)
BCM, together with Brightline, Nick Khera and Edward B. Smith, III, filed a report on Schedule 13D/A dated September 18, 2013, reporting shared voting and dispositive power as to 32,919,021 shares of common stock.  Messrs. Khera and Smith are the managing members of BCM, an investment management firm that serves as the investment manager of Brightline.  This amount includes 14,133,866 shares that are issuable within 60 days of October 1, 2013, upon the exercise or conversion of warrants held by Brightline, and excludes Mr. Smith’s beneficial ownership of 232,263 shares set forth in the table above.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

Transactions with Brightline

Director Edward Smith III is a Managing Member of Brightline, which beneficially owns approximately 64.63% of the Company’s voting securities, as set forth in the Beneficial Ownership Table above.  As described below, we have engaged, and may continue to engage, in transactions with Brightline.

On March 18, 2011, we entered into a private placement subscription agreement with Brightline pursuant to which we sold 332.6697 units, consisting of Preferred Stock and warrants, for an aggregate offering price of $3,326,697.  Each of the units (individually, a “Unit” and collectively, the “Units”) consisted of 2,000 shares of Series II Preferred Stock and one warrant at an Original Issue Price of $10,000 per Unit.  The Series II Preferred Stock was issued with rights to: (i) a dividend which accrued cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the common stock; (ii) conversion into such number of shares of common stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Series II Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Series II Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends.  The dividend component on liquidation and redemption was payable in shares of the common stock of the Company.  Payment of the dividend, mandatory redemption and any provisions requiring payment on the Series II Preferred Stock were deferred until the 2008 Notes due in 2010 and the 2009 8% Senior Secured Convertible Notes due in 2011 and 2012 (the “2009 Notes”)  were paid in full or until any such restrictions were waived.  Such deferral, even if the maturity dates on the Notes are extended, would not have constituted a default under the Series II Preferred Stock terms. The Series II Preferred Stock was convertible into a total of 3,326,697 shares of common stock, exclusive of the shares of common stock issuable in connection with the 8% dividend.

On March 18, 2013, Brightline converted all outstanding Series II Preferred Stock, plus accrued dividends, into 3,859,697 shares of the Company’s common stock.  Following this conversion, all outstanding shares of the Company’s Series II Preferred Stock have been converted and none remain outstanding.

Brightline also received one five-year warrant as part of each Unit purchased, pursuant to which the holder may purchase 15,000 shares of common stock per Unit with an exercise price of $1.50 per share.  A total of 4,990,046 shares of common stock are issuable upon exercise of such warrants.

We also entered into a registration rights agreement with Brightline pursuant to which we agreed to file with the SEC a registration statement covering the resale of the common stock underlying the Series II Preferred Stock and warrants issued as part of the Units.  In connection with the offering, Brightline, as the holder of a majority of the warrants issued in connection with the Company’s 2009 Notes (the “2009 Warrants”) waived any price adjustment with respect to the 2009 Warrants.  Brightline also waived any price adjustment with respect to the warrants issued in connection with the Series I Preferred Stock (the “Series I Preferred Stock Warrants”) it purchased from the Company.  The Company obtained similar waivers from the other holders of the Series I Preferred Stock Warrants and the 2009 Warrants.

On January 15, 2012, the Company received notice from Brightline electing to convert an aggregate principal balance of $1,300,000 on outstanding convertible notes, plus $208,000 of interest accrued thereon, into 1,508,000 shares of the Company’s common stock.  This is equivalent to a conversion price of $1.00 per share of common stock.  The shares issued in connection with the foregoing conversion of convertible notes were on the same terms and conditions as offered to other non-affiliated debt holders.

In the third quarter of 2012, Brightline converted $1,634,400 (including accrued dividends) of Series I Preferred Stock into 1,634,400 shares of Common Stock.

During the fourth quarter of 2012, Brightline converted $3,465,100 (including accrued dividends) of Series I Preferred Stock into 3,465,100 shares of Common Stock.

On February 23, 2012, we entered into a private placement subscription agreement with Brightline, pursuant to which we sold 311,545 shares of common stock, for a price of $1.50 per share and received gross proceeds of $467,318.  On March 29, 2012, we entered into a private placement subscription agreement with Brightline pursuant to which we sold 437,380 shares of common stock, for a price of $1.50 per share and received gross proceeds of $656,070.  On May 8, 2012, we entered into a private placement subscription agreement with Brightline, pursuant to which we sold 744,711 shares of common stock, for a price of $1.50 per share and received gross proceeds of $1,117,067.  On August 1, 2012, we entered into a private placement subscription agreement with Brightline, pursuant to which we sold 417,612 shares of common stock, for a price of $1.50 per share and received gross proceeds of $626,417.

On August 13, 2012, the Company entered into an agreement with Brightline pursuant to which Brightline agreed to convert $7,721,988 (exclusive of dividends) worth of Series I and II Preferred Stock into 7,721,988 shares of the Company’s common stock.  In consideration for the foregoing conversion of Series I and II Preferred Stock by Brightline on or before their respective maturity dates, the Company modified the following warrants held by Brightline to provide them with the ability to exercise such warrants on a cashless basis: (i) warrants to purchase an aggregate of  11,582,983 shares of common stock with an exercise price of $1.50 per share, which were issued to Brightline in transactions where Brightline acquired shares of the Company’s Series I and II Preferred Stock; and (ii) warrants to purchase an aggregate of  2,859,375 shares of common stock with an exercise price of $1.50 per share, which equaled one half of the outstanding  and unexercised warrants issued to Brightline in other transactions where Brightline provided financing to the Company.

On September 10, 2012, we entered into a private placement subscription agreement with Brightline, pursuant to which we sold 74,200 shares of common stock, for a price of $1.50 per share and received gross proceeds of $111,300.

In the third quarter of 2012, Morris Garfinkle, a Director of the Company, converted $34,800 (including accrued dividends) of Series I Preferred Stock into 34,800 shares of the Company’s Common Stock.

During the fourth quarter of 2012, the non-executive directors of the Company, Morris Garfinkle, Mark Hershhorn, Brian Israel and Ed Smith, each converted $17,403 shares of Series I Preferred Stock (including accrued dividends) into 17,403 shares of Common Stock, for an aggregate of 69,612 shares of Common Stock.

In February 2013, in connection with the Company’s warrant exercise program described above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Current Trends and Recent Developments Affecting the Company—Funding Initiatives—Warrant Programs, Waivers, Cashless Exercises and Anti-dilution Adjustments,” Brightline and the non-executive directors of the Company agreed to waive the anti-dilution provisions in the warrant agreements related to certain warrants with a $1.50 exercise price until February 28, 2013.  As part of this program, Mr. Garfinkle exercised warrants for 244,984 shares of the Company’s common stock and Mr. Hershhorn exercised warrants for 30,000 shares of the Company’s common stock.

In August 2013, Brightline and Messrs. Hershhorn, Israel and Smith converted, on a cashless basis, warrants with an exercise price of $1.50 per share (the “1.50 Warrants”) into 2,537,438, 38,173, 15,944 and 3,347 shares of the Company’s Common Stock, respectively, pursuant to an agreement with the Company that was available to all of the holders of $1.50 Warrants (the “Cashless Exercise Program”).  For every ten $1.50 Warrants exercised, the holder received 4.5 shares of Common Stock (fractional shares were rounded up).

On August 20, 2013, the Company entered into a private placement subscription agreement with Brightline Ventures I-C, LLC, pursuant to which it sold 376,000 shares of Common Stock, for a price of $1.25 per share (the “$1.25 Raise”), and received gross proceeds of $470,000.

Pursuant to the anti-dilution provisions in the $1.50 Warrants, in August 2013, the Company issued Brightline and Messrs. Israel and Smith additional warrants for 2,316,597, 6,000 and 3,013 shares of the Company’s Common Stock, respectively, with a per share exercise price of $1.25.  In accordance with the ratchet provisions in the $1.50 Warrants, the exercise price was reduced to $1.25 per share for the 11,582,983, 30,000 and 15,064 remaining warrants held by Brightline and Messrs. Israel and Smith, respectively.

In addition, during August 2013, Brightline and Messrs. Israel and Smith each agreed to temporarily waive (except with regard to the $1.25 Raise) the anti-dilution provisions contained in the warrant agreements related to their $1.50 Warrants (which now have an exercise price of $1.25 per share) with respect to the Cashless Exercise Program and potential capital-raising activities through December 31, 2013, and also to permanently amend the underlying warrant agreements to reduce the derivative liability the Company incurs as a result of the ratchet provisions in such agreements.

On September 18, 2013, the Company entered into a private placement subscription agreement with Brightline Ventures I-C, LLC, pursuant to which it sold 468,571 shares of Common Stock for a price of $1.05 per share, along with warrants to purchase 234,286 shares of Common Stock at an exercise price of $1.50 per share (the “$1.05 Raise”), and received gross proceeds of $492,000.  The waiver discussed above was effective for the $1.05 Raise; therefore, no additional warrants were issued and no exercise price adjustments were made pursuant to anti-dilution and ratchet provisions as a result of the $1.05 Raise.

The Company does not have a written policy with respect to related party transactions.  However, all such transactions are reviewed and approved by the Board of Directors prior to finalization.

DESCRIPTION OF CAPITAL STOCK

Our authorized capitalization consists of 200,000,000 shares of common stock, $.00005 par value per share, and 10,000,000 shares of preferred stock.

Common Stock

As of October 1, 2013 there were 36,798,414 shares of common stock outstanding.  In addition, we have options and warrants to purchase 25,067,503 shares of our common stock at prices ranging from $3.11 to $0.01 per share.

Voting Rights. The holder of a share of common stock is entitled to one vote for all purposes. Cumulative voting is permitted in the election of directors. Accordingly, every stockholder has the right to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate their shares, and give one candidate as many votes as the number of directors multiplied by the number of his/her shares, or to distribute them on the same principle among as many candidates as the stockholder desires. On all matters other than the election of directors a vote of majority of the votes cast is required, except where the Illinois Business Corporation Act prescribes a greater percentage of votes and/or exercise of voting power, such as an amendment of our Articles of Incorporation.

Dividend Rights. Subject to preferential rights with respect to any preferred stock that may be outstanding from time to time, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor.  We have never paid any dividends on our common stock. The declaration in the future of any cash or stock dividends will be at the discretion of the board of directors and will depend upon the earnings, capital requirements, and financial position of the Company, general economic conditions, and other pertinent factors.  There is no assurance that any dividends will be paid in the future as we have no present plans to pay dividends.

Liquidation Rights. In the event of a liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their common stock into any other securities.

Preemptive Rights, Conversion Rights, Redemption Provisions, Sinking Fund Provision and Liability to Further Calls and Assessments. There are no preemptive or conversion rights, redemption provisions, or sinking fund provisions relating to the common stock.  All currently outstanding shares of common stock are fully paid and nonassessable.  The rights of holders of the existing class of common stock may in the future become subject to prior and superior rights and preferences of any series of preferred stock that the board of directors may establish.

Preferred Stock

The Company has authority to issue 10,000,000 shares of preferred stock.   The Company’s board of directors may issue the authorized preferred stock in one or more series and may fix the number of shares of each series of preferred stock.  The board of directors also has the authority to set the voting powers, designations, preferences and relative, participating, optional or other special rights of each series of preferred stock, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion and voting rights and liquidation preferences.  Preferred stock can be issued and its terms set by the board of directors without any further vote or action by the Company’s stockholders.

Warrants

Warrants to be issued in this offering

In connection with this offering, we will issue one warrant for each share of common stock purchased or issued.  Each warrant entitles the holder to purchase one-half (1/2) of one share of common stock at an exercise price of $__ per full share during an exercise period of five years.  After the expiration of the exercise period, warrant holders will have no further rights to exercise such warrants.

The warrants may be exercised only for full shares of common stock.  We will not issue fractional shares of common stock or cash in lieu of fractional shares of common stock.  The warrants may be exercised on a cashless basis only if, at the time of exercise, there is not an effective registration statement registering the underlying shares, or if the prospectus contained in the registration statement is not available for the issuance of the underlying shares to the warrant holder.  Warrant holders do not have any voting or other rights as a stockholder of our Company.  The exercise price and the number of shares of common stock purchasable upon the exercise of each warrant are subject to adjustment upon the happening of certain events, such as stock dividends, distributions and splits.

Placement agent’s warrants

On January 23, 2013, we entered into an agreement with Maxim, pursuant to which Maxim agreed to act as the Company’s lead or managing placement agent in connection with a proposed offering of common equity of the Company up to $20 million.  The agreement was subsequently amended on June 24, 2013; a description of the agreement, as amended, is provided below.  Either party may cancel the agreement upon 30 days prior written notice.  In connection with this offering we expect to enter into a placement agency agreement with Maxim as described in “Plan of Distribution” below; a form of the placement agency agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

In exchange for Maxim’s services, we agreed to pay Maxim a cash placement fee equal to 6.6% of the gross proceeds of the offering, as well as to reimburse its expenses in this offering up to a maximum amount equal to the lesser of 3.0% of the gross proceeds of the offering and $100,000.  In addition, we agreed to issue to Maxim warrants exercisable for a number of shares of common stock equal to 5% of the aggregate number of shares sold in any an offering specified in the agreement (excluding any shares of common stock issuable upon exercise of any warrants included in such offering).  The warrants to be issued to Maxim will have an exercise price of 115% of the public offering price per share in any such offering, the same cashless exercise provision included in the warrants to be issued to investors, “piggyback” registration rights and the expiration date shall be five years from the effective date of the registration statement of which this prospectus forms a part.  For more information, see “Plan of Distribution” herein.

Previously outstanding warrants

As of October, 2013, the Company has outstanding warrants to purchase 15,460,241shares of common stock.

2008 Warrants. The following is a summary of certain provisions of the two types of warrants issued by the Company in connection with private placements effected at various dates in 2008 (the “2008 Warrants”). As of October 1, 2013, there were 186,454 2008 Warrants outstanding. Each 2008 Warrant entitles the holder thereof to purchase shares of common stock, at any time until five years from the date of issuance, at a per share price of $0.30 for the 2008 Warrants originally issued with a $0.01 per share exercise price and $1.00 per share for the 2008 Warrants originally issued with a $4.80 per share exercise price (a result of the anti-dilution provisions contained in these warrants, the per share price of the $4.80 warrants became $1.00).  No fractional shares will be issued upon the exercise of the 2008 Warrants.  The exercise price and the number of shares of common stock purchasable upon the exercise of the 2008 Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable holders of the 2008 Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the 2008 Warrant.  The 2008 Warrants also contain a full ratchet anti-dilution adjustment that is applicable upon the Company issuing certain stock or warrants for a consideration per share less than the exercise price in effect immediately prior to the issuance or sale of such shares. No adjustment to the number of shares and exercise price of the shares subject to the 2008 Warrants will be made for dividends (other than stock dividends), if any, paid on the Company’s common stock as well as certain other events set forth in the 2008 Warrants.  The 2008 Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.  Further, in connection with the 2008 private placements, the Company agreed to provide holders of convertible notes purchased in 2008 with a number of $0.01 warrants in order to amend the notes to allow for the Company to complete a reverse stock split in February 2009.  As of October 1, 2013, there are 99,998 $0.01 warrants outstanding.  These warrants expire in February 2014.

$1.50 Warrants. The following is a summary of certain provisions of the warrants issued by the Company in connection with private placements effected at various dates in 2009 through 2012 (the “$1.50 Warrants”).    Each $1.50 Warrant entitles the holder thereof to purchase shares of the common stock at any time until five years after the date of issuance, at a per share price of $1.50. The exercise price and the number of shares of common stock purchasable upon the exercise of the $1.50 Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock.  Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable holders of the $1.50 Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the $1.50 Warrants.  No adjustment to the number of shares and exercise price of the shares subject to the $1.50 Warrants will be made for dividends (other than stock dividends), if any, paid on the Company’s common stock as well as certain other events set forth in the $1.50 Warrant.  No fractional shares will be issued upon the exercise of the $1.50 Warrants.  Certain of the $1.50 Warrants also contain full ratchet anti-dilution adjustment protection that is applicable upon the Company issuing certain stock or warrants for a consideration per share less than the exercise price in effect immediately prior to the issuance or sale of such shares. Holders of warrants representing a majority of the underlying warrant shares may waive a price adjustment. The $1.50 Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

On March 12, 2013, the Company announced that it concluded a warrant exercise program, which resulted in the exercise of 1,756,088 warrants into 1,756,088 shares of the Company’s common stock.  The warrant program, which was open to all holders of $1.50 Warrants, allowed those warrant holders to exercise their warrants for a $1.25 strike price during February 2013; it also required a waiver of the anti-dilution provisions in these warrants until February 28, 2013 so that those provisions would not be triggered by the exercises. The exercise of these warrants raised approximately $2.2 million of additional capital for the Company.

In August 2013, as previously discussed, the Company raised additional capital through a private placement transaction with Brightline Ventures I-C, LLC, an affiliate of its controlling stockholder, at $1.25 per share (the “$1.25 Raise”).  Contemporaneous with the $1.25 Raise, the Company (i) allowed the holders of the Company’s outstanding $1.50 Warrants with certain anti-dilution provisions contained in the related warrant agreements to choose to exercise their $1.50 Warrants on a cashless basis such that for every ten $1.50 Warrants exercised, the holder received 4.5 shares of Common Stock (fractional shares were rounded up) (the “Cashless Exercise Program”), (ii) sought a temporary waiver from the holders of the $1.50 Warrants of the anti-dilution provisions in the warrant agreements with respect to the Cashless Exercise Program and potential capital-raising activities (other than the $1.25 Raise) by the Company by December 31, 2013, and (iii) asked the holders of the $1.50 Warrants to permanently amend the warrant agreements with respect to certain ratchet provisions so as to reduce the derivative liability the Company incurs as a result of those provisions in the agreements.

The Cashless Exercise Program resulted in 7,172,751 of the $1.50 Warrants being converted into 3,227,742 shares of the Company’s common stock (including 5,718,750 $1.50 Warrants that were converted by Brightline into 2,573,438 shares of common stock).

As a result of the August 20, 2013 transaction with Brightline, pursuant to the anti-dilution provisions in the $1.50 Warrants that were not exercised as part of the Cashless Exercise Program, the Company reduced the exercise price of those warrants to $1.25 per share and adjusted the number of shares issuable upon the exercise of those warrants such that for every five warrants owned, each remaining holder of $1.50 Warrants received one additional warrant with an exercise price of $1.25.  Thus, the Company issued an aggregate of 2,376,009 additional warrants at an exercise price of $1.25 per share (including 2,316,597 additional warrants that were issued to Brightline) to the holders of $1.50 Warrants that were not exercised as part of the Cashless Exercise Program.

The related warrant agreements, as amended, provide for a ratchet-based anti-dilution in the event the Company sells any equity securities below the then-current market price, as opposed to the Company selling equity securities below the listed exercise price contained in the warrant.

As of October 1, 2013, there were 14,406,056 $1.50 Warrants outstanding, including warrants for 14,256,056 shares that now have a per share exercise price of $1.25 as a result of the anti-dilution adjustments described above.

2013 Brightline Warrants.  On September 18, 2013, the Company entered into another private placement subscription agreement with Brightline Ventures I-C, LLC, pursuant to which it sold 468,571 shares of Common Stock for a price of $1.05 per share, along with warrants to purchase 234,286 shares of Common Stock at an exercise price of $1.50 per share, and received gross proceeds of $492,000.  The warrants may be exercised on a cashless basis.  Until exercised, the warrants do not confer any voting or other rights as a stockholder of the Company.  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the happening of certain events, such as stock dividends, distributions and splits.

Legend Warrants. The following is a summary of certain provisions of the warrants issued by the Company in connection with the Investment Banking Agreement entered into with Legend Securities, Inc. on February 17, 2012 (the “Legend Warrants”).  As of October 1, 2013, there were 550,000 Legend Warrants outstanding.  The Legend Warrants vested as follows: 91,666 of the Legend Warrants vested on the date of the agreement and then 91,666 of the Legend Warrants vested each ninety (90) day period thereafter.  Each Legend Warrant entitles the holder thereof to purchase shares of the common stock at any time until five years after the date of issuance, at a per share price of $0.71. The exercise price and the number of shares of common stock purchasable upon the exercise of the Legend Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock.  Additionally, an adjustment would be made in the case of a reclassification or exchange of common stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable holders of the Legend Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the Legend Warrant.  No adjustment to the number of shares and exercise price of the shares subject to the Legend Warrants will be made for dividends (other than stock dividends), if any, paid on the Company’s common stock as well as certain other events set forth in the Legend Warrant.  No fractional shares will be issued upon the exercise of the Legend Warrants.  The Legend Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for shares of our common stock is American Stock Transfer & Trust Company. Our Transfer Agent and Registrar’s telephone number is 718-921-8208.

Anti-Takeover Provisions

Illinois law and certain provisions of our articles and bylaws could have the effect of delaying or deferring the removal of incumbent directors or delaying, deferring or discouraging another party from acquiring control of us, even if such removal or acquisition would be viewed by our stockholders to be in their best interests. These provisions, summarized below, are intended to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions also serve to discourage hostile takeover practices and inadequate takeover bids. We believe that these provisions are beneficial because the negotiation they encourage could result in improved terms of any unsolicited proposal.

Authorized But Unissued Capital Stock

We have authorized but unissued shares of preferred stock and common stock, and our board of directors may authorize the issuance of one or more series of preferred stock without stockholder approval. These shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Certain Rights of Preferred Stockholders

Holders of any preferred stock that may be outstanding from time to time may have certain rights that make it more difficult or discourage attempts to obtain control of us through a merger, tender offer, proxy contest, or otherwise.  However, all previously issued shares of preferred stock have been redeemed and the Company does not presently intend to issue additional preferred stock.

 Amendment of the Bylaws

Unless reserved to the stockholders by the Articles of Incorporation, our bylaws provide that our bylaws may be altered, amended or repealed by our board without prior notice to or approval by our stockholders. Accordingly, our board could take action to amend our bylaws in a manner that could have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Illinois Law

Section 7.85 of the Illinois Business Corporation Act of 1983 (“IBCA”)  requires that, except in limited circumstances, a “business combination” with an “interested shareholder” be approved by (i) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors; and (ii) the affirmative vote of a majority of the voting shares of stock held by “disinterested shareholders.” A “disinterested shareholder” is a shareholder who is not an “interested shareholder” or an affiliate or an associate of an interested shareholder. An “interested shareholder” means: (i) a person that is the owner of 15% or more of the outstanding voting shares of the Company or is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding voting shares of the Company at any time within the three year period immediately before the date on which it is sought to be determined whether the person is an interested shareholder; and (ii) the affiliates and associates of that person. This provision may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if such event would be beneficial to our shareholders.

Notwithstanding the foregoing, the higher vote requirement set forth in Section 7.85 of the IBCA will not be applicable to any transaction if either: (i) the transaction has been approved by 66 2/3% of the disinterested directors; or (ii) the transaction satisfies certain fair price and procedure requirements.

Consideration of Non-Shareholder Interests

Section 8.85 of the IBCA provides that, in discharging their duties, the board of directors, committees of the board, individual directors and individual officers of an Illinois corporation may, in considering the best long term and short term interests of the corporation, consider the effects of any action (including without limitation, action which may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers and customers of the corporation or its subsidiaries, communities in which offices or other establishments of the corporation or its subsidiaries are located, and all other pertinent factors.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering (at an assumed public offering price of $[___] per share), there will be approximately [____] shares of common stock issued and outstanding. Of these shares, we believe that approximately [____] would be freely transferable immediately. Our executive officers and directors, excluding Brightline, beneficially own 4,472,894 shares, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act.

We also have the following additional issued and outstanding securities as of October 1, 2013:

- warrants to purchase an aggregate of 15,460,241 shares of common stock; and
- stock options to purchase an aggregate of 9,607,262 shares of common stock issued under our Incentive Compensation Plan.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for the applicable holding period, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants or conversion of convertible notes or preferred stock could materially adversely affect the market price of our common stock.

Lock-up Agreements

As a condition to this offering, executive officers, directors and certain other existing security holders, who collectively beneficially own approximately 69% of our common stock,  have agreed not to sell or transfer any shares of our common stock for a period of six months from the date of this prospectus, subject to certain exceptions.  See “Plan of Distribution” herein.

PLAN OF DISTRIBUTION

Maxim Group LLC, which we refer to herein as the Placement Agent, has agreed to act as placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement. The Placement Agent is not purchasing or selling any securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its best efforts to arrange for the sale of all of the securities offered hereby. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the offering. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of securities offered pursuant to this prospectus.

We have agreed to pay the Placement Agent a cash placement agent’s fee equal to 6.6% of the gross proceeds of the offering, as well as to reimburse its non-accountable expenses in this offering up to a maximum amount equal to the lesser of 3.0% of the gross proceeds of the offering and $100,000.

In addition, we have agreed to issue to the Placement Agent, or its designees, warrants exercisable for a number of shares of common stock equal to 5% of the aggregate number of shares sold in this offering (excluding any shares of common stock issuable upon exercise of the warrants).  The warrants to be issued to the Placement Agent will have an exercise price of 115% of the public offering price per share, or $[___] per share, a cashless exercise provision, "piggyback" registration rights, and the expiration date shall be five years from the effective date of the registration statement of which this prospectus forms a part.  Pursuant to FINRA Rule 5110(g)(1), neither the placement agent warrants nor any shares of common stock issued upon exercise of the placement agent warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering, except the transfer of any security:

        - by operation of law or by reason of our reorganization;
- to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;
- if the aggregate amount of our securities held by the Placement Agent or related person does not exceed 1% of the securities being offered;
- that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or
- the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Subject to compliance with FINRA Rule 5110(f)(2)(D), we have also agreed to pay the Placement Agent a non-accountable expense reimbursement, including for “roadshow” expenses, up to a maximum amount equal to the lesser of 3.0% of the gross proceeds of the offering and $100,000.  In addition, subject to FINRA Rule 5110(f)(2)(D), we have granted to the Placement Agent a right of first refusal with respect to additional raises of funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent during the 12 months following the effective date of this offering.

The Placement Agent also received $110,000 in financial advisory consulting fees between July 2012 and May 2013 pursuant to an advisory agreement dated July 2012.

The following table shows the per share and total placement agent’s fees that we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus, assuming the purchase of all of the shares offered hereby:

Per share placement agent’s fees	$	____
Maximum offering total	$	_____

Because there is no minimum amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligations to issue and sell securities to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We estimate the total offering expenses in this offering that will be payable by us, excluding the Placement Agent’s fees, will be approximately $375,000, which include legal, accounting and printing costs, various other fees and reimbursement of the Placement Agent’s expenses.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and the securities purchase agreement. A form of the placement agency agreement and the form of securities purchase agreement with investors are included as exhibits to the registration statement of which this prospectus forms a part.

We have agreed to indemnify the Placement Agent against certain liabilities under the Securities Act. The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

    - may not engage in any stabilization activity in connection with our securities; and

 - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it  has completed its participation in the distribution.

Furthermore, all of our directors, executive officers and stockholders holding 3% or more of the our common stock, including Brightline, will enter into lock-up agreements with Maxim Group LLC. Under those lock-up agreements, subject to certain exceptions, those holders of such stock may not, directly or indirectly, offer, issue, sell, contract to sell, encumber, grant an option for the sale of or otherwise dispose of any the Company's common stock or securities convertible into or exchangeable for shares of the Company's common stock, without the prior written consent of Maxim Group LLC, for a period of six months from the closing date of this offering.

LEGAL MATTERS

Quarles & Brady LLP, Milwaukee, Wisconsin, will pass upon the validity of the securities offered by this prospectus as our counsel.  Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the Placement Agent in this offering.

EXPERTS

The financial statements appearing in the Registration Statement have been audited by M&K CPAs, PLLC, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE TO GET MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-186577) under the Securities Act with respect to the securities we are offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information included in the registration statement and exhibits. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Statements contained in this prospectus about the contents of any contract or any other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to or incorporated by reference to our filings with the SEC. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. We make available through our website at www.ztrim.com annual reports, quarterly reports, current reports and amendments thereto as reasonably practicable after filing with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Z TRIM HOLDINGS, INC.

F-1

Z TRIM HOLDINGS, INC.
BALANCE SHEETS

ASSETS

	(Unaudited)
	6/30/13	12/31/12

Current Assets
Cash and cash equivalents	$479,312	$644,804
Accounts receivable	430,824	299,256
Inventory	994,863	469,302
Prepaid expenses and other assets	139,145	136,827

Total current assets	2,044,144	1,550,189

Long Term Assets
Letter of credit	$536,787	$523,150
Other assets	11,892	11,892
Property and equipment, net	2,123,986	2,445,965

Total long term assets	2,672,665	2,981,007

TOTAL ASSETS	$4,716,809	$4,531,196

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
BALANCE SHEETS

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

	(Unaudited)
	6/30/13	12/31/12

Current Liabilities
Accounts payable	$280,410	$328,887
Accrued expenses and other	192,602	173,534
Accrued liquidated damages	36,178	36,178
Derivative liabilities	2,949,146	8,025,381
Total Current Liabilities	3,458,336	8,563,980

Total Liabilities	3,458,336	8,563,980

Stockholders' Equity (Deficit)
Common stock, $0.00005 par value; authorized 200,000,000 shares; issued and outstanding 32,506,937 and 25,032,444 shares, June 30, 2013 and December 31, 2012, respectively	1,625	1,252
Convertible Preferred Stock Series II, $0.01 par value; authorized 1,000,000 shares, issued and outstanding 0 and 665,339 shares, June 30, 2013 and December 31, 2012, respectively	-	2,157,238
Common stock payable	-	2,358,107
Additional paid-in capital	122,955,995	104,891,849
Accumulated deficit	(121,699,147)	(113,441,230)

Total Stockholders' Equity (Deficit)	1,258,473	(4,032,784)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)	$4,716,809	$4,531,196

	-	-

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
REVENUES:
Products	$382,126	$323,890	$745,957	$642,273
Total revenues	382,126	323,890	745,957	642,273

COST OF REVENUES:
Products	597,292	524,621	1,266,765	1,265,045
Total cost of revenues	597,292	524,621	1,266,765	1,265,045

GROSS MARGIN	(215,166)	(200,731)	(520,808)	(622,772)

OPERATING EXPENSES:
Selling, general and administrative	1,624,701	1,007,192	3,458,151	1,943,467
Total operating expenses	1,624,701	1,007,192	3,458,151	1,943,467

OPERATING LOSS	(1,839,867)	(1,207,923)	(3,978,959)	(2,566,239)

OTHER INCOME (EXPENSES):
Rental and other income	-	2,225	-	4,225
Interest income	6,857	6,505	13,695	9,236
Interest expense - other	-	(39)	(39)	(107)
Interest expense - note payable	-	(18,418)	-	(58,181)
Change in fair value - derivative	4,915,237	740,848	497,187	(2,887,993)
Expense for modification of warrants	-	-	(4,789,801)	-
Settlement loss	-	-	-	(13,967)
Total other income (expenses)	4,922,094	731,121	(4,278,958)	(2,946,787)

NET INCOME (LOSS)	$3,082,227	$(476,802)	$(8,257,917)	$(5,513,026)

Less Preferred Dividends	-	160,798	56,144	321,643
Accretion of Discount on Preferred Stock	-	1,126,523	-	2,163,150

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$3,082,227	$(1,764,123)	$(8,314,061)	$(7,997,819)
NET INCOME (LOSS) PER SHARE - BASIC	$0.10	$(0.10)	$(0.28)	$(0.49)
NET INCOME (LOSS) PER SHARE - DILUTED	$0.08	$(0.10)	$(0.28)	$(0.49)

Weighted Average Number of Shares Basic	32,208,939	16,856,764	29,551,265	16,214,504
Weighted Average Number of Shares Diluted	37,720,441	16,856,764	29,551,265	16,214,504

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
STATEMENTS OF CASH FLOWS (Unaudited)

FOR THE SIX MONTHS ENDED JUNE 30	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(8,257,917)	$(5,513,026)
Adjustments to reconcile loss from continuing operations to
net cash used in operating activities:
Stock based compensation - stock options vested	1,435,467	459,972
Common shares issued for director fees	200,002	160,000
Shares & warrants issued for services	61,133	11,251
Expense for modification of warrants previously issued for
services and attached to debt	4,789,801	-
Amortization on debt discount	-	45,116
Depreciation	321,979	350,916
Change in derivative liability, net of bifurcation	(497,187)	2,887,993
Changes in operating assets and liabilities:
Accounts receivable	(131,568)	(18,833)
Inventory	(525,561)	(320,118)
Prepaid expenses and other assets	(2,318)	5,558
Letter of credit	(13,637)	(424,072)
Accounts payable and accrued expenses	(29,409)	(45,309)
CASH USED IN OPERATING ACTIVITIES	(2,649,215)	(2,400,552)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	-	-
Proceeds from sale of fixed assets	-	-
CASH PROVIDED BY INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from sale of common stock	-	2,242,080
Proceeds from exercise of stock options	77,734	-
Proceeds from exercise of warrants	2,405,989	-
Borrowing on debt	-	200,000
CASH PROVIDED BY FINANCING ACTIVITIES	2,483,723	2,442,080
NET (DECREASE) INCREASE IN CASH	(165,492)	41,528

CASH AT BEGINNING OF PERIOD	644,804	313,073
CASH AT THE PERIOD ENDED JUNE 30	$479,312	$354,601

Supplemental Disclosures of Cash Flow Information:
Cashless exercise of warrants	$16	$-
Cashless exercise of options	$4	$-
Shares issued for stock payable related to settlement loss	$1,881,250	$-
Note payable conversion	$-	$1,658,979
Preferred stock conversion	$2,690,056	$-
Amortization on preferred stock discount	$-	$2,163,150
Settlement of derivative liability due to conversion of note payable	$-	$48,619
Change in derivative liability due to exercise of warrants	$1,817,360	$-
Change in derivative liability due to conversion of preferred stock	$2,761,688	$-
Dividends payable declared	$56,144	$321,643
Unvested shares returned by vendor	$-	$2
Discount on convertible debt due to attached warrants	$-	$40,508

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
Notes to Financial Statements
June 30, 2013
(Unaudited)

NOTE 1 – NATURE OF BUSINESS

Z Trim Holdings, Inc. is a bio-technology company that owns existing, and develops new, products and processes that transform agricultural by-products into multi-functional ingredients used in food manufacturing, energy and other industries. The Company’s products can be used by food manufacturers and processors, restaurants, schools, and the general public worldwide, as well as in industrial applications. The Company continues to explore all available options for its other Z Trim technologies and related assets. The Company owns an exclusive license to Z Trim, a natural, agriculture-based functional food ingredient.

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company had a working capital deficit of $1,414,192 and an accumulated net loss equal to $121,699,147 as of June 30, 2013. These factors raise substantial doubt regarding the ability of the Company to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary debt and equity financings, and the ability of the Company to improve operating margins. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

 NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Presentation of Interim Information

The financial information at June 30, 2013 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial information set forth herein, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information, and with the instructions to Form 10-Q. Accordingly, such information does not include all of the information and footnotes required by U.S. GAAP for annual financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The results for six months ended June 30, 2013 may not be indicative of results for the year ending December 31, 2013 or any future periods.

 Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. In instances where the final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. No provisions were established for estimated product returns and allowances based on the Company’s historical experience.

Allowance for Doubtful Accounts

Management of the Company makes judgments as to its ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable. In determining these percentages, management analyzes its historical collection experience and current economic trends. If the historical data the Company uses to calculate the allowance for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected.  As of June 30, 2013 and December 31, 2012 the allowance for doubtful accounts is $0.

Accounting for Derivative Instruments

All derivatives have been recorded on the balance sheet at fair value based on the lattice model calculation. These derivatives, including embedded derivatives in the Company’s warrants (and its formerly outstanding Convertible 8% Senior Secured Notes issued in 2008 through 2010 and preferred stock), which have reset provisions to the exercise price and conversion price if the Company issues equity or other derivatives at a price less than the exercise price set forth in such warrants, are separately valued and accounted for on the Company’s balance sheet. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

Lattice Valuation Model

The Company valued the warrants and the conversion features in its formerly outstanding convertible notes and preferred stock using a lattice valuation model, with the assistance of a valuation consultant. The lattice model values these instruments based on a probability weighted discounted cash flow model. The Company uses the model to develop a set of potential scenarios. Probabilities of each scenario occurring during the remaining term of the instruments are determined based on management's projections and the expert’s calculations. These probabilities are used to create a cash flow projection over the term of the instruments and determine the probability that the projected cash flow will be achieved. A discounted weighted average cash flow for each scenario is then calculated and compared to the discounted cash flow of the instruments without the compound embedded derivative in order to determine a value for the compound embedded derivative.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. There was $479,312 in cash at June 30, 2013 and $644,804 at December 31, 2012.

Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued liabilities. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. . None of these instruments are held for trading purposes.

The Company utilizes various types of financing to fund its business needs, including convertible debt with warrants attached. The Company reviews its warrants and conversion features of securities issued as to whether they are freestanding or contain an embedded derivative and, if so, whether they are classified as a liability at each reporting period until the amount is settled and reclassified into equity with changes in fair value recognized in current earnings. At June 30, 2013, the Company had warrants to purchase common stock, the fair values of which are classified as a liability.

Inputs used in the valuation to derive fair value are classified based on a fair value hierarchy which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

   -    Level one — Quoted market prices in active markets for identical assets or liabilities
     -  Level two — Inputs other than level one inputs that are either directly or indirectly observable; and
    - Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. The Company’s only asset or liability measured at fair value on a recurring basis is its derivative liability associated with the warrants to purchase common stock discussed above. The Company classifies the fair value of these warrants under level three. The fair value of the derivative liability at June 30, 2013 was $2,949,146 compared to $8,025,381 as of December 31, 2012.  The decrease in fair value for the six months ended June 30, 2013 was $497,187 compared to an increase of $2,887,993 for the six months ended June 30, 2012.  Below is a hierarchy table of the components of the derivative liability:

	Carrying	Fair Value Measurements Using
	Value	Level 1	Level 2	Level 3	Total

Derivative Liabilities
12/31/12	$8,025,381	$-	$-	$8,025,381	$8,025,381

Change in derivative liabilities due to
settlements	(4,579,048)	-	-	(4,579,048)	(4,579,048)
Change in derivative liabilities valuation	(497,187)	-	-	(497,187)	(497,187)
	(5,076,235)	-	-	(5,076,235)	(5,076,235)

Derivative Liabilities
6/30/13	$2,949,146	$-	$-	$2,949,146	$2,949,146

Concentrations

Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

Inventory

Inventory is stated at the lower of cost or market, using the first-in, first-out method.  The Company follows standard costing methods for manufactured products.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Maintenance and repair costs are expensed as incurred.  Depreciation is calculated using the  straight-line method over the estimated useful lives of the assets. Estimated useful lives of five to ten years are used for machinery and equipment, office equipment and furniture, and automobile. Estimated useful lives of up to five years are used for computer equipment and related software. Depreciation and amortization of leasehold improvements are computed using the term of the lease.

Intangible Assets

Intangible assets were carried at the purchased cost less accumulated amortization. Amortization was computed over the estimated useful lives of the respective assets, generally from fifteen to twenty years.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes

The amount of current and deferred taxes payable or refundable is recognized as of the date of the financial statements, utilizing currently enacted tax laws and rates.  Deferred tax expenses or benefits are recognized in the financial statements for the changes in deferred tax liabilities or assets between years.

Advertising Costs

The Company expenses all advertising costs as incurred.  The amounts for the six months ended June 30, 2013 and 2012 were $250 and $4,998, respectively.

Income (Loss) Per Common Share

Basic net income (loss) per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding and, when diluted, potential shares from options and warrants to purchase common stock using the treasury stock method.

Cashless Exercise of Warrants/Options

The Company has issued warrants to purchase common stock where the holder is entitled to exercise the warrant via a cashless exercise, when the exercise price is less than the fair value of the common stock. The Company accounts for the issuance of common stock on the cashless exercise of warrants on a net basis.

Stock-Based Compensation

The Company estimates the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods.  We estimate the fair value of each share-based award using the Black-Scholes option pricing model. The Black-Scholes model is highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards and the estimated volatility of the Company’s stock price. The Company recognized pre-tax compensation expense related to stock options of $1,435,467 and $459,972 for the six months ended June 30, 2013 and 2012, respectively.

New Accounting Pronouncements

Disclosures about Reclassification Adjustments out of Accumulated Other Comprehensive Income

In February 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The update requires entities to disclose additional information about reclassification adjustments, including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income. The update was effective for the Company in the first quarter of 2013, but early adoption was permitted. The update primarily impacted our disclosures and did not have a material impact on our financial position, results of operations or cash flows.

Testing Indefinite-Lived Intangible Assets for Impairment

In July 2012, the FASB issued an accounting standards update which provides, subject to certain conditions, the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. The update was effective for the Company in the first quarter of 2013, but early adoption was permitted. The update may, under certain circumstances, reduce the complexity and costs of testing indefinite-lived intangible assets for impairment and did not have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – INVENTORY

At June 30, 2013 and December 31, 2012, inventory consists of the following:

	6/30/13	12/31/12
Raw materials	$176,678	$42,831
Packaging	11,338	1,873
Work-in-process	18,930	64,170
Finished goods	787,917	360,428

	$994,863	$469,302

NOTE 5 – PROPERTY AND EQUIPMENT, NET

At June 30, 2013 and December 31, 2012, property and equipment, net consists of the following:

	6/30/13	12/31/12
Production, engineering and other equipment	$6,426,432	$6,426,432
Leasehold improvements	2,904,188	2,904,188
Office equipment and furniture	603,182	603,182
Computer equipment and related software	140,238	140,238
	$10,074,040	$10,074,040
Accumulated depreciation	($7,950,054)	($7,628,075)
Property and equipment, net	$2,123,986	$2,445,965

NOTE 6 – LETTER OF CREDIT

On October 17, 2011, the Company entered into a Custom Processing Agreement (the “Agreement”) with AVEKA Nutra Processing, LLC (“ANP”), part of the AVEKA Group, in order to provide the Company with a partner for future manufacturing initiatives.

The Agreement provides that ANP will perform certain services related to the Company’s dietary fiber product, including manufacturing, processing, packaging and storage/warehousing for an initial term of three years.  The Agreement automatically renews at the end of the initial term for an additional two year term unless either party provides written notice to the other within the specified time frame.     Production pursuant to the Agreement began in November 2012 and is still in the process of being ramped up to contractual minimum production volumes of 40,000 pounds per month and average volumes of 100,000 pounds per month, with the ability to increase future production volume to potentially as much as 1,000,000 pounds per month.

In addition, the Company agreed to make available to ANP a $500,000 line of credit (which includes $10,000 that the Company loaned ANP to assist it with the purchase of its Waukon, Iowa facility) at an interest rate of 5.5%.  The line of credit is only permitted to be used by ANP for operating costs which excludes capital expenditures of equipment in excess of $5,000.  ANP may not draw down on the line of credit more than $75,000 in any given thirty day period.  The loan is to be paid back to the Company in the form of discounts on production pricing commencing either two years after the first draw by ANP on the line of credit (other than the $10,000 the Company loaned ANP to assist it with the purchase of its Waukon, Iowa facility) or the first month after the Company has ordered 80,000 lbs. of product for three consecutive months, whichever shall occur first.  All of ANP’s obligations under the line of credit, as well as the Agreement, are specifically guaranteed by its parent company, AVEKA Inc.  As of June 30, 2013, the Company has advanced a total of $500,000 under this line of credit, and accrued interest on the advance was $36,787.

NOTE 7 – ACCRUED EXPENSES AND OTHER

At June 30, 2013 and December 31, 2012 accrued expenses consist of the following:

	6/30/13	12/31/12
Accrued payroll and taxes	$75,801	$32,021
Accrued settlements	110,000	110,000
Accrued expenses and other	6,801	31,513

	$192,602	$173,534

NOTE 8 – CONVERTIBLE NOTES PAYABLE

During the first quarter of fiscal 2012, the Company secured financing from three accredited investors (the “Investors”) pursuant to which it sold senior secured convertible promissory notes (each a “Note” and collectively the “Notes”) and warrants and received gross proceeds of $200,000.   The Notes had a twenty-four month term and accrued interest at the rate of 8% per annum.  The principal balance of the Notes was convertible at the rate of $1.00 per share into an aggregate of 200,000 shares of the Company’s common stock, $.00005 par value (the “Common Stock”).  The interest was payable either upon maturity of the Notes or quarterly at the Investors’ option in shares of our Common Stock.  Any amount of principal or interest that was not paid when due bore interest at a rate of interest equal to the eighteen percent (18%) per annum.  Attached to the Notes were warrants that entitled the Investors to purchase a specified number of shares of common stock of the Company at a price of $1.50 per share within five years.  The value of the warrants was discounted against the Notes and was amortized as interest expense using the effective interest method over the term of the Notes. The valuation of the related discount for the warrants was calculated using the Black Scholes model and was equal to $40,508. The key inputs to the model were: the number of warrants (100,000), share prices on the grant dates of $0.59 and $0.70, exercise price of $1.50, terms of 5 years, volatilities of 98.16 and 103.66%, and discount rates of 0.91% and 0.88%.  On November 5, 2012, the $200,000 principal balance together with accrued and unpaid interest was converted into Common Stock.

As of June 30, 2013 and December 31, 2012, the Company does not have any convertible notes payable outstanding.

Amortization on Convertible Notes

For the period ended June 30, 2012, the Company recorded amortization on debt discounts in the amount of $30,509. The value of the related warrants and the beneficial conversion value were discounted against the Notes and were amortized as interest expense using the effective interest method over the term of the Notes.

The total debt discount as of June 30, 2013 and December 31, 2012, was $0.

NOTE 9 – PREFERRED STOCK

During 2012, the Company entered into an agreement with its largest stockholder, Brightline Ventures I, LLC (“Brightline”), pursuant to which Brightline agreed to convert $3,326,697 (exclusive of dividends) worth of Series II Preferred Stock into 3,326,697 shares of the Company’s Common Stock at the earlier of either the maturity date of the security or the closing of any approved transaction with Maxim Group, LLC.  In consideration for the foregoing conversion of Series II Preferred Stock by Brightline on or before their respective maturity dates, the Company modified the following warrants held by Brightline to provide them with the ability to exercise such warrants on a cashless basis: (i) warrants to purchase an aggregate of  11,582,983 shares of Common Stock with an exercise price of $1.50 per share, which were issued to Brightline in transactions where Brightline acquired shares of the Company’s Series I and II Preferred Stock; and (ii) warrants to purchase an aggregate of  2,859,375 shares of Common Stock with an exercise price of $1.50 per share, which equaled one half of the outstanding  and unexercised warrants issued to Brightline in other transactions where Brightline provided financing to the Company.  As a result of this modification, the Series II Convertible, Redeemable Preferred Stock was reclassified on the balance sheet as permanent Stockholders’ Equity and identified as Series II Convertible Preferred Stock at December 31, 2012. The value reclassified to permanent equity was equal to the carrying value of the shares on the date the agreement was modified. This value was $2,157,238 based on a gross value of $3,326,697 and a remaining discount of $1,169,459. Furthermore, the accrued dividends relating to the Series II Convertible Preferred Stock were also reclassified to Stockholders’ Equity as of December 31, 2012.  These reclassifications were necessary based on the preferred shares no longer being subject to potential cash redemption.

On March 18, 2013, Brightline converted the Series II Convertible Preferred Stock of $3,326,697 together with $533,000 of accrued dividends thereon into 3,859,697 shares of the Company’s Common Stock.  As of March 31, 2013 there was no Series II Convertible Preferred Stock outstanding.  The value of the Series II Preferred Stock and dividends converted was equal to the total value recorded to common stock and additional paid in capital with no gain or loss recorded as the conversion was consistent with the original agreement.  As a result of the preferred stock conversion, $2,690,056 was recorded to common stock and additional paid-in capital.  There were no accrued dividends at June 30, 2013; accrued dividends were $476,857 as of December 31, 2012.

As of June 30, 2013, no shares of Series I or II Preferred Stock remained outstanding.

NOTE 10 – LIQUIDATED DAMAGES

In connection with certain private placements of the Company’s securities (the “Registrable Securities”) effected in 2008, the Company entered into registration rights agreements (the “RRA”) that required the Company to file a registration statement covering the Registrable Securities with the Securities and Exchange Commission no later than thirty days after the final closing as contemplated in the Private Placement Memorandum for the 2008 offering (the “Filing Deadline”), which the Company did not meet. Under the terms of the RRA, as partial compensation, the Company was required to make pro rata payments to each Investor in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no registration statement was filed.  We obtained a release and waiver of the amounts due from almost all of the 2008 investors.   Under the terms of the RRA, we potentially owe, and have recognized as liquidated damages, $36,178 relating to holders from whom we did not receive waivers.

NOTE 11 – DERIVATIVE LIABILITIES

The Company’s warrants (as well as its formerly outstanding preferred stock and Convertible 8% Senior Secured Notes issued in 2008 and 2010) have reset provisions to the exercise price if the Company issues equity or other derivatives at a price less than the exercise price set forth in such warrants. This ratchet provision results in a derivative liability in our financial statements.

Our derivative liabilities decreased to $2,949,146 at June 30, 2013 from $8,025,381 at December 31, 2012.  The decrease in fair value during the six months ended June 30, 2013 was $497,187 as compared to an increase of $2,887,993 for the six months ended June 30, 2012.

During the six months ended June 30, 2013, additional paid in capital increased by $4,579,048 as a result of the conversion of the Series II Convertible Preferred Stock by Brightline and the exercise of warrants.  The change attributable to the conversion of the preferred stock was $2,761,688 and the change associated with the exercise of warrants was $1,817,360.

The following tabular presentation reflects the components of derivative financial instruments on the Company’s balance sheet at June 30, 2013 and December 31, 2012:

	6/30/13	12/31/12
Common stock warrants	$2,949,146	$6,626,255
Embedded conversion features for
convertible debt or preferred shares	-	1,399,126

Total	$2,949,146	$8,025,381

Beginning balance	$8,025,381	$11,031,432
Bifurcated amount	-	-
Change in derivative liability valuation	(497,187)	1,514,156
Change in derivative liability - settlements	(4,579,048)	(4,520,207)

Total	$2,949,146	$8,025,381

NOTE 12 – EQUITY
Common Stock Issued to Directors

On January 22, 2013 the Company issued 114,944 shares of common stock to its four non-executive directors (28,736 shares each) Mark Hershhorn, Brian Israel, Morris Garfinkle and Edward Smith III. The Company recognized a total expense of $200,002 related to these issuances.  These shares were valued based on the closing price on the grant date.

Common Stock Issued on the Exercise of Stock Warrants and/or Options for Cash

During the first quarter of 2013, several investors participated in a warrant exercise program that resulted in the exercise of 1,756,088 warrants into 1,756,088 shares of the Company’s common stock.  The warrant program, which was open to all holders of $1.50 warrants, allowed those warrant holders to exercise their warrants for a $1.25 strike price during February 2013. The conversion of these warrants raised $2,195,110 of cash for the Company.   As a result of this warrant modification the Company recognized $4,789,801 of additional expense for previously issued warrants during the period ended March 31, 2013.  The value of the additional expense was based on the fair value of the warrant modification at the date the offer was made to the warrant holders calculated by using the Black-Scholes Model.  The key inputs utilized in this model include the Company’s stock price on the date of the modification of $2.30, the computed volatility of the Company’s stock price at 109.96% and the discount rate used based on a U.S. Treasury security for a comparable period to the remaining term of the warrants of .06%.

Also during the first quarter of 2013, in addition to the warrant exercise program, investors exercised 82,753 warrants and the Company received proceeds of $30,511.  During the quarter ended June 30, 2013, investors exercised 287,006 warrants and the Company received proceeds of $180,369.

During the first and second quarters of 2013, two former employees exercised 91,400 stock options and the Company received proceeds of $77,734.

During the first and second quarters of 2012, there were no warrants exercised for cash.

For the three months ended March 31, 2012, no options were exercised.  For the three months ended June 30, 2012, an employee exercised 2,500 options with the Company receiving proceeds of $1,625.

Common Stock Issued on the Cashless Exercise of Warrants and/or Stock Options

During the first and second quarters of 2013 the Company issued 318,490 shares of common stock on the cashless exercise of 617,844 warrants.  Also during this period, the Company issued 89,115 shares of Common Stock on the cashless exercise of 176,000 stock options.  In recognition of the cashless exercise of both the warrants and stock options, the Company recorded an increase to Common Stock of $20, offset by a $20 decrease to additional paid-in capital.

During the first and second quarters of 2012 the Company did not issue any shares of common stock on the cashless exercise of warrants or stock options.

Common Stock Payable

On February 12, 2013, we entered into a settlement and release agreement with a former provider of investment services over compensation provided in a prior period for services in the raising of equity capital for the Company.  The agreement called for the Company to issue 875,000 shares of common stock to this party.  As of December 31, 2012, the Company recorded a common stock payable in the amount of $1,881,250 which was equal to the value of the 875,000 shares on the settlement date.  As of the settlement date, the Company issued the shares and recorded an increase to common stock and additional paid in capital with the offset to common stock payable.

Convertible Preferred Stock

As indicated previously, the Company entered into a modification with Brightline pursuant to which Brightline agreed to convert preferred stock into common stock on or before the respective maturity.  As a result of this modification the Convertible, Redeemable Preferred Stock Series II was reclassified to equity as Convertible Preferred Stock Series II as of December 31, 2012 as the shares are no longer redeemable.  On March 18, 2013, Brightline converted the Series II Convertible Preferred Stock of $3,326,697 together with $533,000 of accrued dividends thereon into 3,859,697 shares of the Company’s Common Stock.  As of June 30, 2013 there is no Series II Convertible Preferred Stock outstanding.  There were no accrued dividends at June 30, 2013; accrued dividends were $476,857 as of December 31, 2012.

NOTE 13 – STOCK-BASED COMPENSATION PLAN AND WARRANTS

The Company’s Incentive Compensation Plan (the “Plan”), which was last amended and restated with shareholder approval in December 2012, provides for the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units and cash incentive awards.

A summary of the status of stock options under the Plan as of June 30, 2013 and December 31, 2012 is as follows:

	6/30/2013		12/31/2012
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	7,728,877	$1.01	5,645,202	$1.10
Granted	2,176,535	$1.67	2,354,275	$0.80
Exercised	(267,400)	$1.01	(230,600)	$1.09
Expired and Cancelled	-	$-	(40,000)	$0.86
	9,638,012		7,728,877

Outstanding, end of period	9,638,012	$1.16	7,728,877	$1.01

Exercisable at end of period	8,402,265	$1.11	7,582,022	$1.03

During the six months ended June 30, 2013, the Company granted 2,176,535 options valued at $2,270,121.  Stock-based compensation expense for the three and six months ended June 30, 2013 was $676,932 and $1,407,986, respectively.

As of June 30, 2013, the unrecognized compensation cost related to all non-vested share-based compensation arrangements granted under the Plan was $874,963, of which $852,861 will be recognized in each of the remaining fiscal 2013 quarters.

During the six months ended June 30, 2012, the Company granted 2,196,775 options valued at $898,651.  The total fair value of options vested during the first six months of 2012 was $190,112.

During the first and second quarters of 2013, two former employees exercised 91,400 stock options and the Company received proceeds of $77,734. Also during this period the Company issued 89,115 shares of Common Stock on the cashless exercise of 176,000 stock options.

For the three months ended March 31, 2012, no options were exercised.  For the three months ended June 30, 2012, an employee exercised 2,500 options with the Company receiving proceeds of $1,625.

During the first and second quarters of 2012 the Company did not issue any shares of common stock on the cashless exercise of  stock options.

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option valuation model.  This model uses the assumptions listed in the table below for stock options granted in 2013.  Expected volatilities are based on the historical volatility of the Company’s stock.  The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

6/30/13

Weighted average fair value per option granted	$1.04
Risk-free interest rate	0.65 - 0.81%
Expected dividend yield	0.00%
Expected lives	2.695
Expected volatility	99.79 - 108%

Stock options outstanding at June 30, 2013 are as follows:

		Weighted
		Average	Weighted
		Remaining	Average
	Options	Contractual	Exercise	Options
Range of Exercise Prices	Outstanding	Life	Price	Exercisable
$0.01-$1.50	7,116,477	2.8	$0.97	7,016,497
$1.51-$3.00	2,386,535	4.5	$1.67	1,250,768
$3.01-$5.00	135,000	4.6	$3.11	135,000
	9,638,012	3.3	$1.17	8,402,265

On January 1, 2013 the Company issued 114,944 shares of common stock to its four non-executive directors (28,736 shares each) – Mark Hershhorn, Brian Israel, Morris Garfinkle and Edward Smith III. The Company recognized a total expense of $200,002 related to these issuances.  These shares were valued based on the closing price on the grant date.  As of June 30, 2013, the Company had reserved 18.0 million shares for issuance under the Plan.  As of June 30, 2013, the Company had 7,762,788 million shares available for grant under the Plan.

During 2011, the board of directors formed an Advisory Committee to consult and advise the Company on matters relating to the marketing and development of the Company’s products.  The Company granted 30,000 options to each of the eight Advisory Committee members at that time.  The options vest as follows: vest one third at the grant date, one third on the first anniversary of the grant date and one third on the second anniversary of the grant date.  During 2012, the Company added a member to the Advisory Committee and also granted this person 30,000 options.  The vesting schedule is the same.  The Company recognized an expense relating to these options of $27,665 and $13,285 for the six months ended June 30, 2013 and 2012, respectively.  These options expire five years from the respective grant date.

Warrants

As of June 30, 2013, the Company has warrants outstanding to purchase 20,552,568, shares of the Company’s common stock, at prices ranging from $0.01 to $1.50 per share.  These warrants expire at various dates through February 2017.   There were no warrants issued in the six month period ended June 30, 2013.  There were 650,000 warrants issued in the six months ended June 30, 2012.  The summary of the status of the warrants issued by the Company as of June 30, 2013 and December 31, 2012 are as follows:

	6/30/2013		12/31/2012
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding at beginning of year	23,376,250	$1.46	23,736,108	$1.55
Granted	-	$-	650,000	$0.83
Exercised	(2,125,847)	$1.34	(490,424)	$0.62
Cashless Exercises	(617,844)	$0.90	(335,541)	$0.91
Expired and Cancelled	(79,991)	$0.92	(183,893)	$14.73
	20,552,568		23,376,250

Outstanding, end of period	20,552,568	$1.49	23,376,250	$1.46

Exercisable at end of period	20,552,568	$1.49	23,376,250	$1.46

During the first quarter of 2013, several investors participated in a warrant exercise program that resulted in the exercise of 1,756,088 warrants into 1,756,088 shares of the Company’s common stock.  The warrant program, which was open to all holders of $1.50 warrants, allowed those warrant holders to exercise their warrants for a $1.25 strike price during February 2013. The conversion of these warrants raised $2,195,110 of gross proceeds for the Company.

 Also during the first quarter of 2013, in addition to the warrant exercise program, investors exercised 82,753 warrants and the Company received proceeds of $30,511.  During the quarter ended June 30, 2013, investors exercised 287,006 warrants and the Company received proceeds of $180,369. During the first and second quarters of 2013 the Company issued 318,490 shares of common stock on the cashless exercise of 617,844 warrants.

During the first and second quarters of fiscal 2012, there were no warrants exercised either on a cash or cashless basis.

On February 17, 2012, we entered into an Investment Banking Agreement (“Investment Banking Agreement”) with Legend Securities, Inc. (“Legend”), pursuant to which Legend agreed to provide business advisory services to us for a period of up to eighteen months with our ability to further extend the term of the Investment Banking Agreement for an additional six months.

In exchange for Legend’s services, we agreed to pay Legend the sum of $10,000 per month and to issue Legend a warrant for the purchase of 550,000 shares of the Company’s Common Stock (the “Legend Warrants”) at an exercise price of $0.71 per share.  The Legend Warrants vested as follows: 91,666 of the Legend Warrants vested on the date of the agreement and then 91,666 of the Legend Warrants vested each ninety (90) day period thereafter.  The Legend Warrants have a term of five years. The Company recognized an expense relating to these warrants of $61,133 and $0 for the six months ended June 30, 2013 and 2012, respectively.

NOTE 14 – MAJOR CUSTOMERS AND CREDIT CONCENTRATION

The Company’s customers are food manufacturers.  There were two significant customers that each accounted for greater than 10% of sales for the six months ended June 30, 2013. These two customers accounted for 39% and 26% of total net sales, respectively.   In addition, the same two customers each accounted for greater than 10% of accounts receivable for the quarter ended June 30, 2013. These customers accounted for 67% and 13% of the accounts receivable as of June 30, 2013, respectively.

The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits.  At June 30, 2013 and December 31, 2012, $229,180 and $394,804, respectively, were in excess of federally insured limits.  The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal.

NOTE 15 – COMMITMENTS

Building Lease

The Company leases a combined production and office facility located in Mundelein, Illinois.  The facility is approximately 44,000 square feet.  The Company extended the lease until May 2014 and the required monthly rental payments increased to $21,361, inclusive of property taxes.  Insurance and maintenance are billed when due.  If the Company wishes to remain at this facility beyond the lease expiration date, it will need to negotiate a new lease with the landlord, which cannot be assured.

The Company recognizes escalating lease expense on a straight line basis in accordance with current accounting standards.

For the six months ended June 30, 2013 and 2012, the Company recognized rent expense of $144,416 and $126,000, respectively. The future minimum annual rental payments and sub-lease income for the years ended December 31 under the lease terms are as follows:

Year Ended	Rentals
2013	$128,166
2014	85,444
2015	-
2016	-
2017	-
$213,610

NOTE 16 – PENDING LITIGATION/CONTINGENT LIABILITY

On July 7, 2007, the Company and Greg Halpern, its former Chief Executive Officer in his individual capacity, were served with a complaint by Joseph Sanfilippo and James Cluck for violation of the Consumer Fraud Act and is seeking damages in excess of $200,000.   The trial court has issued a default order against the Company, and has denied the Company’s Motion to reconsider.  Management believes that the trial court’s rulings were erroneous and that it has grounds for appeal, and that the underlying allegations are frivolous and wholly without merit and will vigorously defends the claim. The outcome of this matter is unknown as of the report date.  However, the Company has allocated a reserve of $110,000 to satisfy any liability it may incur as a result of this matter.

On or about December 12, 2011, the Company was served with a complaint by LIBCO Industries, Inc., alleging the Company breached a construction contract and tortiously interfered with a business relationship, and is seeking damages in excess of $185,000.  Management believes that the allegations are frivolous and wholly without merit and will vigorously defend the claim.  Related to this matter, Process Piping, LLC, a sub-contractor for LIBCO Industries, filed a mechanics lien on the property leased by the Company, claiming it was owed in excess of $95,000 by LIBCO Industries.  On March 6, 2012, the Company paid $62,500 to Process Piping, LLC in exchange for a release of its lien as well as an assignment of all of its claims against LIBCO Industries. On January 31, 2013, the Circuit Court granted the Company’s motion for partial summary judgment on the tortious interference claim. The pleadings on the other claims are still at issue and discovery is underway.  Thus, the outcome is unknown as of the date hereof.

NOTE 17 – RELATED PARTY TRANSACTIONS

During the years ended December 31, 2012 and 2011, the Company granted various awards to Officers and Directors as compensation for their services.  These related party grants are fully disclosed in Note 13 above.

During the period ended March 31, 2013, Brightline converted 665,339 shares of preferred stock plus accrued dividends of $533,000 into 3,859,697 shares of the Company’s common stock as disclosed in Note 9 above.

NOTE 18 – GUARANTEES

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company’s businesses or assets; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; and (iii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.  The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of June 30, 2013.

In general, the Company offers a one-year warranty for most of the products it sells.  To date, the Company has not incurred any material costs associated with these warranties.

NOTE 19 – SUBSEQUENT EVENTS

Subsequent to June 30, 2013, the Company issued 41,810 shares of Common Stock as a result of warrants exercised on a cash basis.  The Company received gross proceeds of $9,299.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Z Trim Holdings, Inc.

We have audited the accompanying balance sheets of Z Trim Holdings, Inc. as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Z Trim Holdings, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the Unites States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a working capital deficit and reoccurring losses as of December 31, 2012. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC Houston, Texas March 29, 2013

Z TRIM HOLDINGS, INC.
BALANCE SHEETS

December 31, 2012 and 2011

ASSETS

	12/31/2012	12/31/2011

Current Assets
Cash and cash equivalents	$644,804	$313,073
Accounts receivable	299,256	315,277
Inventory	469,302	256,842
Prepaid expenses and other assets	136,827	108,583

Total current assets	1,550,189	993,775

Long Term Assets
Letter of credit	$523,150	$85,215
Other assets	11,892	11,892
Property and equipment, net	2,445,965	3,188,998

Total long term assets	2,981,007	3,286,105

TOTAL ASSETS	$4,531,196	$4,279,880

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
BALANCE SHEETS

LIABILITIES & CONVERTIBLE, REDEEMABLE PREFERRED STOCK & STOCKHOLDERS' EQUITY (DEFICIT)

	12/31/2012	12/31/2011
Current Liabilities
Accounts payable	$328,887	$214,632
Accrued expenses and other	173,534	351,460
Accrued liquidated damages	36,178	36,178
Derivative liabilities	8,025,381	11,031,432
Convertible notes payable, net	-	108,122
Convertible notes payable to related party, net	-	1,273,567
Total Current Liabilities	8,563,980	13,015,391

Total Liabilities	8,563,980	13,015,391

Commitment & Contingencies
Dividends payable	-	650,616
Convertible, Redeemable Preferred Stock Series I, $0.01 par value; authorized 1,000,000 shares, issued and outstanding 0 and 947,058 shares at December 31, 2012 and 2011, respectively	-	4,735,291
Convertible, Redeemable Preferred Stock Series II, $0.01 par value; authorized 1,000,000 shares, issued and outstanding 0 and 665,339 shares at December 31, 2012 and 2011, respectively	-	3,326,697
Discount on Preferred Stock	-	(4,853,776)
Net Preferred Stock	-	3,208,212

Total Commitment & Contingencies	-	3,858,828

Stockholders' Equity (Deficit)
Common stock, $0.00005 par value; authorized 200,000,000shares; issued and outstanding 25,032,444 and 14,139,621 shares, December 31, 2012 and 2011, respectively	1,252	707
Convertible Preferred Stock Series II, $0.01 par value; authorized 1,000,000 shares, issued and outstanding 665,339 and 0 shares at December 31, 2012 and 2011, respectively	2,157,238	-
Common stock payable	2,358,107	-
Additional paid-in capital	104,891,849	91,262,428
Accumulated deficit	(113,441,230)	(103,857,474)

Total Stockholders' Equity (Deficit)	(4,032,784)	(12,594,339)

TOTAL LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK & STOCKHOLDERS' EQUITY (DEFICIT)	$4,531,196	$4,279,880

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
STATEMENTS OF OPERATIONS

	Twelve Months Ended
	December 31,
	2012	2011
REVENUES:
Products	$1,274,649	$1,017,031
Total revenues	1,274,649	1,017,031

COST OF REVENUES:
Products	2,609,892	2,665,611
Total cost of revenues	2,609,892	2,665,611

GROSS MARGIN	(1,335,243)	(1,648,580)

OPERATING EXPENSES:
Selling, general and administrative	4,707,678	5,691,698
Total operating expenses	4,707,678	5,691,698

OPERATING LOSS	(6,042,921)	(7,340,278)

OTHER INCOME (EXPENSES):
Rental and other income	4,225	3,191
Interest income	23,411	6,315
Interest expense - other	(107)	(607)
Interest expense - note payable	(97,363)	(2,840,157)
Gain on liquidating damages	-	74,850
Change in fair value - derivative	(1,514,156)	3,807,490
Gain on asset disposals, net	49,101	-
Loss on derivative settlement	-	(411,192)
Settlement loss	(2,005,218)	(47,012)
Loss on debt extinguishment	-	(193,771)
Loss on preferred stock conversion	(728)	-
Total other income (expenses)	(3,540,835)	399,107

NET LOSS	$(9,583,756)	$(6,941,171)

Less Preferred Dividends	$584,135	$601,122
Accretion of Discount on Preferred Stock	$3,684,317	$2,990,326

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(13,852,208)	$(10,532,619)

NET LOSS PER SHARE - BASIC AND DILUTED	$(0.76)	$(0.87)

Weighted Average Number of Shares Basic and Diluted	18,216,576	12,046,471

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

			Shares of
	Shares of		Convertible		Additional	Common
	Common	Common	Preferred	Convertible	Paid-In	Stock	Accumulated
	Stock	Stock	Stock	Preferred Stock	Capital	Payable	Deficit	Total

Balance at December 31, 2010	8,091,769	$405	-	$-	$84,162,726	$-	$(96,916,303)	$(12,753,172)

Stock issued for directors fees	140,000	7	-	-	141,393	-	-	141,400
Stock issued for services	559,000	27	-	-	601,949	-	-	601,976
Stock issued for conversion of convertible notes	5,167,589	259	-	-	5,216,887	-	-	5,217,146
Exercised warrants	56,489	3	-	-	3,350	-	-	3,353
Stock issued for conversion of redeemable convertible preferred stock	126,440	6	-	-	126,434	-	-	126,440
Stock based compensation - stock options	-	-	-	-	2,113,816	-	-	2,113,816
Derivative settlement	-	-	-	-	2,487,322	-	-	2,487,322
Dividends declared	-	-	-	-	(601,122)	-	-	(601,122)
Amortization of discount	-	-	-	-	(2,990,327)	-	-	(2,990,327)
Stock retired due to rounding from stock split	(1,666)	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	(6,941,171)	(6,941,171)

Balance at December 31, 2011	14,139,621	$707	-	$-	$91,262,428	$-	$(103,857,474)	$(12,594,339)

Stock issued for directors fees	238,800	12	-	-	159,988	-	-	160,000
Stock issued for services	150,000	8	-	-	149,992	-	-	150,000
Stock issued for cash	2,346,228	116	-	-	3,789,812	-	-	3,789,928
Stock returned as a result of services	(42,000)	(2)	-	-	2	-	-	-
Stock issued for conversion of convertible notes	1,871,035	94	-	-	1,870,940	-	-	1,871,034
Exercised warrants for cash	490,424	25	-	-	304,200	-	-	304,225
Exercised cashless warrants	198,663	10	-	-	(10)	-	-	-
Exercised stock options for cash	14,600	1	-	-	9,525	-	-	9,526
Exercised cashless stock options	131,161	7	-	-	(7)	-	-	-
Stock issued for conversion of convertible redeemable preferred stock	5,493,912	274	-	-	5,493,640	-	-	5,493,914
Stock based compensation - stock options	-	-	-	-	1,547,826	-	-	1,547,826
Discount on notes payable issued	-	-	-	-	40,508	-	-	40,508
Derivative settlement	-	-	-	-	4,520,207	-	-	4,520,207
Dividends declared	-	-	-	-	(584,135)	-	-	(584,135)
Amortization of discount	-	-	-	-	(3,684,317)	-	-	(3,684,317)
Stock issued for services - vested	-	-	-	-	11,250	-	-	11,250
Stock to be issued for settlement loss	-	-	-	-	-	1,881,250	-	1,881,250
Reclass convertible, redeemable preferred stock to convertible preferred stock, net of discount	-	-	665,339	2,157,238	-	476,857	-	2,634,095
Net loss	-	-	-	-	-	-	(9,583,756)	(9,583,756)

Balance at December 31, 2012	25,032,444	$1,252	665,339	$2,157,238	$104,891,849	$2,358,107	$(113,441,230)	$(4,032,784)

The accompanying notes are an integral part of the financial statements.

Z TRIM HOLDINGS, INC.
STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTHS ENDED DECEMBER 31	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(9,583,756)	$(6,941,171)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Stock based compensation - stock options vested	1,547,826	2,113,816
Preferred and common shares issued for director fees	160,000	201,400
Shares & warrants issued for services	161,250	601,976
Amortization on debt discount	78,819	2,621,704
Depreciation	682,134	715,723
Gain on disposal of equipment	(49,101)	-
Change in derivative liability, net of bifurcation	1,514,156	(3,396,298)
Loss on debt extinguishment	-	193,771
Loss on preferred stock conversion	728	-
Settlement loss payable in common stock	1,881,250	-
Settlement loss accrual	110,000	-
Gain on liquidating damages	-	(74,850)
Changes in operating assets and liabilities:
Accounts receivable	16,021	(109,868)
Inventory	(212,460)	(169,734)
Prepaid expenses and other assets	(28,244)	(12,291)
Letter of credit	(437,935)	(85,215)
Accounts payable and accrued expenses	77,364	9,439
CASH USED FOR OPERATING ACTIVITIES	(4,081,948)	(4,331,598)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	-	(852,393)
Proceeds from sale of fixed assets	110,000	-
CASH PROVIDED BY/(USED FOR) INVESTING ACTIVITIES	110,000	(852,393)

CASH FLOWS FROM FINANCING ACTIVITES
Proceeds from sale of preferred stock	-	3,326,698
Proceeds from sale of common stock	3,789,928	3,353
Proceeds from exercise of stock options	9,526	-
Proceeds from exercise of warrants	304,225	-
Borrowing on debt	200,000	-
Principal payment on debt	-	(160,000)
CASH PROVIDED BY FINANCING ACTIVITIES	4,303,679	3,170,051
NET INCREASE (DECREASE) IN CASH	331,731	(2,013,940)

CASH AT BEGINNING OF PERIOD	313,073	2,327,013
CASH AT THE PERIOD ENDED DECEMBER 31	$644,804	$313,073

Supplemental Disclosures of Cash Flow Information:
Cashless exercise of warrants	$10	$-
Cashless exercise of options	$7	$-
Note payable conversion	$1,871,034	$5,023,375
Preferred stock conversion	$5,493,914	$126,440
Discount on preferred stock	$-	$3,386,697
Amortization on preferred stock discount	$3,684,317	$2,990,327
Change in derivative liability due to exercise of warrants	$2,864,275	$34,388
Change in derivative liability due to conversion of note payable	$48,619	$2,410,865
Change in derivative liability due to conversion of preferred stock	$1,607,313	$42,069
Dividends payable declared	$584,135	$601,122
Unvested shares returned by vendor	$2	$-
Discount on convertible debt due to attached warrants	$40,508	$-
Dividends payable reclassed to equity with preferred stock modification	$476,857	$-
Preferred stock series II reclassed to equity with modification	$2,157,238	$-

 The accompanying notes are an integral part of the financial statements.

Z Trim Holdings, Inc.
Notes To Financial Statements

NOTE 1 – NATURE OF BUSINESS

Z Trim Holdings, Inc. (the “Company”) is an agricultural ingredient technology company that owns existing, and has developed new, products and processes to make use of biomass for uses in the food and industrial markets.   The Company’s food division currently sells a line of products to the food industry that can help food manufacturers reduce their costs and help them solve many production problems.  The Company’s technology provides value-added ingredients across virtually all food industry categories.  The Company’s all-natural products, among other things, help to reduce fat and calories, add fiber, provide shelf-stability, prevent oil migration, and add binding capacity – all without degrading the taste and texture of the final food products.  Perhaps most significantly, Z Trim’s products can help extend finished products, and thereby increase its customers’ gross margins.  The Company’s industrial division, opened in 2012, plans to sell eco-friendly ingredients to oil drilling, hydraulic fracturing, petroleum coke, steel/aluminum, paper and other industries.  The Company’s industrial ingredients are highly functional in applications for adhesives, binders, viscofiers and emulsifiers.

NOTE 2 –GOING CONCERN

The financial statements have been prepared assuming that the Company will continue as a going concern.  As of March 29, 2013, the date that the independent registered public accountant issued its report on the audited financial statements as of and for the year ended December 31, 2012, the Company did not have enough cash on hand to meet its current liabilities or to fund on-going operations beyond one year.  The Company had a working capital deficit and reoccurring losses as of December 31, 2012.  As a result, the independent registered public accountant’s audit report included an explanatory paragraph in respect of our ability to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States (U.S. GAAP) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. In instances where the final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. No provisions were established for estimated product returns and allowances based on the Company’s historical experience.

Reclassifications

Certain amounts in the 2011 fiscal year financial statements have been reclassified to conform with the 2012 fiscal presentation.

Allowance for Doubtful Accounts

Management of the Company makes judgments as to its ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable. In determining these percentages, management analyzes its historical collection experience and current economic trends. If the historical data the Company uses to calculate the allowance for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected. As of December 31, 2012 and 2011, the allowance for doubtful accounts was $0.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.  There were no cash equivalents as of December 31, 2012 and 2011.

Inventory

Inventory is stated at the lower of cost or market, using the first-in, first-out method.  The Company follows standard costing methods for manufactured products.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization.  Maintenance and repair costs are expensed as incurred.  Depreciation is calculated on the accelerated and straight-line methods over the estimated useful lives of the assets. Estimated useful lives of five to ten years are used for machinery and equipment, office equipment and furniture, and automobile. Estimated useful lives of up to five years are used for computer equipment and related software. Depreciation and amortization of leasehold improvements are computed using the term of the lease.

Deferred Loan Costs

Loan acquisition costs are amortized over the life of the applicable indebtedness using the effective interest method.

Intangible Assets

Intangible assets are carried at the purchased cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally from fifteen to twenty years.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Income Taxes

The amount of current and deferred taxes payable or refundable is recognized as of the date of the financial statements, utilizing currently enacted tax laws and rates.  Deferred tax expenses or benefits are recognized in the financial statements for the changes in deferred tax liabilities or assets between years.

Accounting for Derivative Instruments

All derivatives have been recorded on the balance sheet at fair value based on the lattice model calculation. These derivatives, including embedded derivatives in the Company’s warrants, convertible preferred stock, and its Convertible 8% Senior Secured Notes issued in 2008, 2009, and 2010, which have reset provisions to the exercise price and conversion price if the Company issues equity or other notes at a price less than the exercise price set forth in such warrants and notes, are separately valued and accounted for on the Company’s balance sheet. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

Lattice Valuation Model

The Company valued the warrants and conversion features in their convertible notes using a lattice valuation model, with the assistance of a valuation consultant. The lattice model values these instruments based on a probability weighted discounted cash flow model. The Company uses the model to develop a set of potential scenarios. Probabilities of each scenario occurring during the remaining term of the instruments are determined based on management's projections and the expert’s calculations. These probabilities are used to create a cash flow projection over the term of the instruments and determine the probability that the projected cash flow will be achieved. A discounted weighted average cash flow for each scenario is then calculated and compared to the discounted cash flow of the instruments without the compound embedded derivative in order to determine a value for the compound embedded derivative.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, inventory, accounts payable, accrued liabilities and long-term debt. The estimated fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying amounts due to the short-term nature of these instruments. The carrying value of long-term debt also approximates fair value since their terms are similar to those in the lending market for comparable loans with comparable risks. None of these instruments are held for trading purposes.

The Company utilizes various types of financing to fund its business needs, including convertible debt with warrants attached. The Company reviews its warrants and conversion features of securities issued as to whether they are freestanding or contain an embedded derivative and, if so, whether they are classified as a liability at each reporting period until the amount is settled and reclassified into equity with changes in fair value recognized in current earnings. At December 31, 2012 and 2011, the Company had convertible debt and warrants to purchase common stock, the fair values of which are classified as a liability. Some of these units have embedded conversion features that are treated as a discount on the notes. Such financial instruments are initially recorded at fair value and amortized to interest expense over the life of the debt using the effective interest method.

Inputs used in the valuation to derive fair value are classified based on a fair value hierarchy which distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs). The hierarchy consists of three levels:

- Level one — Quoted market prices in active markets for identical assets or liabilities;
- Level two — Inputs other than level one inputs that are either directly or indirectly observable; and
- Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures each quarter. The Company’s only asset or liability measured at fair value on a recurring basis is its derivative liability associated with the units consisting of convertible debt and warrants to purchase common stock (discussed above). The fair value of the derivative liability at December 31, 2012 and 2011 was $8,025,381 and $11,031,432, respectively, and the expense due to valuation for the twelve months ended December 31, 2012 was $1,514,156 as compared to a gain of $3,396,298 for the twelve months ended December 31, 2011.

Accounting for Convertible, Redeemable Preferred Stock

The Company accounts for convertible and redeemable preferred stock according to its stated redemption value net of any discounts related to attached warrants or beneficial conversions features. The Company classifies these instruments on the balance sheet according to the nature of the redemption feature. Preferred shares with redemption features that are solely within the control of the Company are accounted for within permanent equity. Preferred shares that are considered mandatorily redeemable due to a fixed redemption date and amount are accounted for as liabilities. Preferred shares that are conditionally redeemable based on conditions that are outside of the Company’s control are classified within temporary equity. Discounts on instruments classified as liabilities are amortized to interest expense, and discounts on instruments classified within permanent or temporary equity are amortized to retained earnings or additional paid in capital when there is an accumulated deficit. Amortization of discounts on preferred shares classified within equity or temporary equity is deducted from net income to common shareholders on the income statement.

Advertising Costs

The Company expenses all advertising costs as incurred.  The amount for the year ended December 31, 2012 and 2011 was $18,425 and $21,730 respectively.

Income (Loss) Per Common Share

Basic net income (loss) per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding and, when diluted, potential shares from options and warrants to purchase common stock using the treasury stock method. Diluted net loss per common share does not differ from basic net loss per common share since potential shares of common stock are anti-dilutive for all periods presented.

Cashless Exercise of Warrants/Options

The Company has issued warrants and options to purchase common stock where the holder is entitled to exercise via a cashless exercise. The Company accounts for the issuance of common stock on the cashless exercise of warrants and options on a net basis.

Stock-Based Compensation

The Company estimates the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods.  We estimate the fair value of each share-based award using the Black-Scholes option pricing model. The Black-Scholes model is highly complex and dependent on key estimates by management. The estimates with the greatest degree of subjective judgment are the estimated lives of the stock-based awards and the estimated volatility of our stock price. The Company recognized pre-tax compensation expense related to stock options of $1,547,826 and $2,113,816 for the years ended December 31, 2012 and 2011, respectively.

Letter of Credit

The Company has entered into a custom processing agreement with a vendor in order to provide the Company with a partner for future manufacturing initiatives. The Company has agreed to make available a $500,000 line of credit to the vendor at a 5.5% interest rate. The vendor may not draw down more than $75,000 during any thirty day period. The Company will be re-paid for these advances with future discounts on products manufactured by the vendor.

The Company capitalizes distributions to the vendor related to this agreement upon disbursement based on this value to be applied towards discounts on future product purchases. Interest on the outstanding advances are recorded to interest income and capitalized to the letter of credit account, and will be realized with future discounts as well.

New Accounting Pronouncements

Disclosures about Reclassification Adjustments out of Accumulated Other Comprehensive Income

In February 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update which adds new disclosure requirements for items reclassified out of accumulated other comprehensive income. The update requires entities to disclose additional information about reclassification adjustments, including changes in accumulated other comprehensive income balances by component and significant items reclassified out of accumulated other comprehensive income. The update will be effective in the first quarter of 2013, although early adoption is permitted, the Company has not elected early adoption of this pronouncement. The update will primarily impact our disclosures, but otherwise is not expected to have a material impact on our financial position, results of operations or cash flows.

Testing Indefinite-Lived Intangible Assets for Impairment

In July 2012, the FASB issued an accounting standards update which provides, subject to certain conditions, the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount. The update will be effective in the first quarter of 2013, although early adoption is permitted, the Company has not elected early adoption of this pronouncement . The update may, under certain circumstances, reduce the complexity and costs of testing indefinite-lived intangible assets for impairment, but otherwise is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Testing Goodwill for Impairment

In September 2011, the FASB issued an accounting standards update which provides, subject to certain conditions, the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This update was effective and adopted by the Company in the first quarter of 2012 and did not have a material impact on the Company’s financial position, results of operations or cash flows.

Presentation of Comprehensive Income

In June 2011, the FASB issued an accounting standards update which revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the presentation options in existing guidance and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. Under the two-statement approach, the first statement would include components of net income, which is consistent with the income statement format previously used by us, and the second statement would include components of other comprehensive income (“OCI”). The update does not change the items that must be reported in OCI and must be applied retrospectively for all periods presented in the financial statements. This update was effective and adopted by the Company in the first quarter of 2012 and had no impact on the Company’s financial statement presentation.

Disclosures about Fair Value Measurements

In May 2011, the FASB issued an accounting standards update which amends the definition of fair value measurement principles and disclosure requirements to eliminate differences between U.S. GAAP and International Financial Reporting Standards. The update requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as disclosures of transfers between Level 1 and Level 2 of the fair value hierarchy. This update was effective and adopted by the Company in the first quarter of 2012 and did not have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – INVENTORY

At December 31, inventory consists of the following:

	12/31/2012	12/31/2011
Raw materials	$42,831	$77,942
Packaging	1,873	4,063
Work-in-process	64,170	-
Finished goods	360,428	174,837

	$469,302	$256,842

NOTE 5 – PROPERTY AND EQUIPMENT, NET

At December 31, property and equipment, net consists of the following:

	12/31/2012	12/31/2011
Production, engineering and other equipment	$6,426,432	$6,702,194
Leasehold improvements	2,904,188	2,904,188
Office equipment and furniture	603,182	603,182
Computer equipment and related software	140,238	140,238
	$10,074,040	$10,349,802

Accumulated depreciation	$(7,628,075)	$(7,160,804)

Property and equipment, net	$2,445,965	$3,188,998

Depreciation expense was $682,135 and $715,723 for the years ended December 31, 2012 and 2011, respectively. During the year ended December 31, 2012, the Company sold one fixed asset with a  net book value of $60,899 in exchange for cash of $110,000 and recorded a gain on sale of $49,101.

NOTE 6 – LETTER OF CREDIT

On October 17, 2011, Z Trim Holdings, Inc. (the “Company”) entered into a Custom Processing Agreement (the “Agreement”) with AVEKA Nutra Processing, LLC (“ANP”), part of the Aveka Group, in order to provide the Company with a partner for future manufacturing initiatives.

The Agreement provides that ANP will perform certain services related to the Company’s dietary fiber product, including manufacturing, processing, packaging and storage/warehousing for an initial term of three years.  The Agreement automatically renews at the end of the initial term for an additional two year term unless either party provides written notice to the other within the specified time frame.    Production began during the third quarter of 2012.  The Agreement provides for minimum production volumes of 40,000 lbs per month and average volumes of 100,000 lbs. per month with the ability to increase future production volume to potentially as much as 1,000,000 lbs. per month.

In addition, the Company has agreed to make available to ANP a $500,000 line of credit (which includes $10,000 that the Company loaned ANP to assist it with the purchase of its Waukon, Iowa facility) at an interest rate of 5.5%.  The line of credit is only permitted to be used by ANP for operating costs which excludes capital expenditures of equipment in excess of $5,000.  ANP may not draw down on the line of credit more than $75,000 in any given thirty day period.  The loan is to be paid back to the Company in the form of discounts on production pricing commencing either two years after the first draw by ANP on the line of credit (other than the $10,000 the Company loaned ANP to assist it with the purchase of its Waukon, Iowa facility) or the first month after the Company has ordered 80,000 lbs. of product for three consecutive months, whichever shall occur first.  All of ANP’s obligations under the line of credit, as well as the Agreement, are specifically guaranteed by its parent company, Aveka Inc.  As of December 31, 2012 we advanced a total of $500,000 and accrued interest on the advance was $23,150.

NOTE 7 – ACCRUED  EXPENSES

At December 31, accrued expenses consist of the following:

	12/31/2012	12/31/2011
Accrued payroll and taxes	$32,021	$29,153
Accrued settlements	110,000	62,500
Accrued interest	-	232,490
Accrued expenses and other	31,513	27,317
	$173,534	$351,460

NOTE 8–CONVERTIBLE NOTES PAYABLE

2008 CONVERTIBLE NOTES

In 2008, we sold $4,457,000 of  8% convertible notes, which came due in 2010. As of December 31, 2010, $3,707,000 principal and $651,893 interest was converted into stock, and $250,000 was repaid resulting in an ending balance of $500,000. Of the $500,000, $100,000 was extended to April 12, 2012 and $400,000 was in default.   Of that amount, $100,000 was redeemed in March 2011, and the remaining $300,000 was converted into common stock in April 2011.  As of December 31, 2011 the remaining principal balance was $100,000 and subsequently converted into common stock during April 2012.  Therefore, as of December 31, 2012, none of these notes were outstanding.

2009 CONVERTIBLE NOTES

On April 15, 2009, we entered into private placement subscription agreements pursuant to which we sold 24.2 units consisting of convertible notes and warrants, for an aggregate offering price of $242,000. Each of the units (individually, a "Unit" and collectively, the "Units") consists of a $10,000 24-month senior secured promissory note (each a "Note" and collectively the "Notes") convertible at the rate of $1.00 per share into 10,000 shares of our common stock, $.00005 par value (the "Common Stock"), bearing interest at the rate of 8% per annum, which interest is accrued annually in Common Stock at the rate of $1.00 per share. The Notes will be secured by a first lien on all assets of the Company for so long as the Notes remain outstanding.

The Notes are convertible into a total of 242,000 shares of Common Stock. The interest is payable upon maturity of the Notes. Investors of each Unit also received one five-year warrant to purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share ("Warrants"). The total Warrants issued to the Note-holders were 383,000.

As part of the aggregate, two of the Company's external Directors, Mark Hershhorn and Brian Israel each agreed to apply $20,000 of unpaid Directors' fees (80% of which was past due), to the purchase of Units pursuant to the terms of the offering set forth above. Further, our third external director, Morris Garfinkle, also invested $50,000 in the offering.

As a result of the conversion rate being set at $1.00 for the 2009 agreements, the conversion rate for the convertible notes and $4.80 warrants entered into by the company in June, September and November of 2008 were automatically reset to $1.00. The impact of this change is that the number of shares that could be obtained by converting the June, September and November 2008 notes increases from 928,541 to 4,456,997, and the interest shares (if the holders elect to be paid in shares instead of cash) on such notes increases from 148,566 to 713,117.

Between May 1 and May 14, 2009, we entered into private placement subscription agreements pursuant to which we sold 38.5 units consisting of convertible notes and warrants, for an aggregate offering price of $385,000. Each of the units (individually, a "Unit" and collectively, the "Units") consists of a $10,000 24-month senior secured promissory note (each a "Note" and collectively the "Notes") convertible at the rate of $1.00 per share into 10,000 shares of our common stock, $.00005 par value (the "Common Stock"), bearing interest at the rate of 8% per annum, which interest is accrued annually in Common Stock at the rate of $1.00 per share. The Notes will be secured by a first lien on all assets of the Company for so long as the Notes remain outstanding. The Notes are convertible into a total of 385,000 shares of Common Stock. The interest is payable upon maturity of the Notes. Investors of each Unit also received one five-year warrant to purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share ("Warrants"). The total Warrants issued to the Note-holders were 577,500. The terms of the offering are identical to those announced on the Company's Form 8-K, dated April 21, 2009.

Between May 18 and July 15, 2009, we entered into private placement subscription agreements pursuant to which we sold 49.75 units consisting of convertible notes and warrants, for an aggregate offering price of $497,500. Each of the units (individually, a "Unit" and collectively, the "Units") consists of a $10,000 24-month senior secured promissory note (each a "Note" and collectively the "Notes") convertible at the rate of $1.00 per share into 10,000 shares of our common stock, $.00005 par value (the "Common Stock"), bearing interest at the rate of 8% per annum, which interest is accrued annually in Common Stock at the rate of $1.00 per share. The Notes will be secured by a first lien on all assets of the Company for so long as the Notes remain outstanding.  The Notes are convertible into a total of 497,500 shares of Common Stock. The interest is payable upon maturity of the Notes. Investors of each Unit also received one five-year warrant to purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share ("Warrants"). The total Warrants issued to the Note-holders were 746,250. The terms of the offering are identical to those announced on the Company's Form 8-K, dated April 21, 2009.

On June 29, 2009, the Company entered into an agreement with its landlord, whereby the Company agreed to apply $130,000 of unpaid and past due rent owed to such landlord, to the purchase of 13 Units pursuant to the terms of the offering set forth above. The landlord agreed to accept such Units as payment for the $130,000 of unpaid and past due rent. These Units are included in the totals set forth in the paragraph above.

On October 15, 2009, we entered into a private placement subscription agreement with Brightline Ventures I, LLC, a Delaware Limited Liability Company ("Brightline") pursuant to which we sold 185.25 units consisting of convertible notes and warrants, for an aggregate offering price of $1,852,500. Furthermore, since July 14, 2009, we had sold an additional 75.3 units for an aggregate offering price of $753,000, including a total of $660,000 sold to affiliates of Brightline. Each of the units (individually, a "Unit" and collectively, the "Units") consists of a $10,000 24-month senior secured promissory note (each a "Note" and collectively the "Notes") convertible at the rate of $1.00 per share into 10,000 shares of our common stock, $.00005 par value (the "Common Stock"), bearing interest at the rate of 8% per annum, which interest is accrued annually in Common Stock at the rate of $1.00 per share. The Notes will be secured by a first lien on all of our assets for so long as the Notes remain outstanding. The Notes are convertible into a total of 2,605,500 shares of Common Stock. The interest is payable quarterly or upon maturity of the Notes. The Investors also received one five-year warrant for each Unit purchased, to purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share ("Warrants"). The total Warrants issued to the purchaser and its affiliates were 3,768,750. The Company has agreed to pay a finder cash commissions aggregating 8% of the gross proceeds of the offering sold to an investor introduced by that finder up to a maximum of 250 Units purchased by such investor and an equal amount of five year warrants at an exercise price of $1.50 per share (for example, if the finder's fee equals $200,000, then the finder will also receive 200,000 warrants with an exercise price of $1.50). The Company has reserved the right to negotiate a lower commission for any Units above the 250 purchased by such investor. The terms and conditions of the Units are substantially identical to the terms and conditions and constitute a part of the units previously sold by us in 2009 and reported on a Form 8-K filed by us on April 21, 2009 (the "2009 Units"). The amount of Units purchased by Brightline and its affiliates, represents at least a majority of all of the Units and the 2009 Units taken as a whole, and, consequently, under the terms of the Notes, the purchaser has the ability, together with us to amend the Notes and Security Agreements comprising the Units and the 2009 Units. In consideration of Brightline's (and its affiliates') purchase of Note Units in the amount of $2,512,500 pursuant to the terms of the Note Memorandum, the Company granted to Brightline, the right to purchase additional Note Units and/or Preferred Stock Units, as available, up to an additional aggregate amount of $2,487,500.

After October 15, 2009, we sold an additional 1.7 units for an aggregate offering price of $17,000, of which $12,000 was in return for forgiveness of rent owed to our landlord. Each of the units (individually, a “Unit” and collectively, the “Units”) consists of a $10,000 24-month senior secured promissory note (each a “Note” and collectively the “Notes”) convertible at the rate of $1.00 per share into 10,000 shares of our common stock, $.00005 par value (the “Common Stock”), bearing interest at the rate of 8% per annum, which interest is accrued annually in Common Stock at the rate of $1.00 per share.  The Notes will be secured by a first lien on all of our assets for so long as the Notes remain outstanding.  The Notes are convertible into a total of 1,317,000 shares of Common Stock exclusive of interest.  The interest is payable in additional shares of the Company's Common Stock, quarterly or upon maturity of the Notes.  The Investors also received one five-year warrant for each Unit purchased, to purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share (“Warrants”).  The total Warrants issued to the purchasers were 1,975,500.   The terms and conditions of the Units are substantially identical to the terms and conditions and constitute a part of the units previously sold by us in 2009 and reported on a Form 8-K filed by us on October 16, 2009 (the “2009 Units”).

Pursuant to the terms of the subscription agreement we agreed with the Purchaser to amend the Units (the "Amended Units") to reflect the terms and conditions of the Units sold by us in 2008 (the "2008 Units") as described in our Current Reports on Form 8-K filed on June 24 and September 2, 2008 which include among other things a full ratchet anti-dilution formulation with respect to the adjustments to the conversion price of the Notes and the exercise price of the Warrants instead of the weighted average anti-dilution formula contained in the Units and the payment of interest on the Notes, at the option of the holder, quarterly or at maturity rather than just at maturity. As a result of the amendment, all of the Notes and the 2009 Notes and corresponding Security Agreements were amended. The Warrants sold to the purchaser have also been amended. We also agreed to offer to amend the warrants and to offer a registration rights agreement to the noteholders under the 2009 Units on terms identical to those granted to the purchaser. The Notes, the Amended and Restated Notes (including the Notes issued as part of the 2009 Units) and Notes issued as part of the 2008 Units rank pari passu with each other.

We also entered into registration rights agreements substantially similar to the registration rights agreement entered into with the purchasers of the 2008 Units pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the Amended and Restated Notes and the Amended and Restated Warrants. The Company filed its Form S-1 registration statement with the SEC on May 25, 2010, and the statement went effective on July 14, 2010.

At December 31, 2011, the principal amount and unpaid interest of the 2009 convertible notes have been converted to common stock of the Company and no such notes were outstanding as of that date.

2010 CONVERTIBLE NOTES

On January 15, 2010, we entered into a private placement subscription agreement with Brightline pursuant to which we sold 130 units consisting of convertible notes and warrants, for an aggregate offering price of $1,300,000.  The Company has agreed to extend Brightline's right to invest an additional $1,200,000 on substantially similar terms until February 28, 2010.  Also, we issued an additional 1.2 units for an aggregate offering price of $12,000, which was in return for forgiveness of rent owed to our landlord.  Each of the units (individually, a “Unit” and collectively, the “Units”) consists of a $10,000 24-month senior secured promissory note (each a “Note” and collectively the “Notes”) convertible at the rate of $1.00 per share into 10,000 shares of our common stock, $.00005 par value (the “Common Stock”), bearing interest at the rate of 8% per annum, which interest is accrued annually in Common Stock at the rate of $1.00 per share.  The Notes will be secured by a first lien on all of our assets for so long as the Notes remain outstanding pursuant to the form of Security Agreement (the “Security Agreement”).  The Notes are convertible into a total of 1,312,000 shares of Common Stock exclusive of interest.  The interest is payable in additional shares of the Company's Common Stock, quarterly or upon maturity of the Notes.  The Investors also received one five-year warrant for each Unit purchased, to purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share (“2010 Warrants”).  The total Warrants issued to the purchasers were 1,968,000.   The terms and conditions of the Units are substantially identical to the terms and conditions and constitute a part of the units previously sold by us in 2009.

Between February 1 and December 31, 2010, we entered into a series of private placement subscription agreements with accredited investors (the “purchasers”) pursuant to which we sold 50.4 units consisting of convertible notes and warrants, for an aggregate offering price of $504,000.  Each of the units (individually, a “Unit” and collectively, the “Units”) consists of a $10,000 24-month senior secured promissory note (each a “Note” and collectively the “Notes”) convertible at the rate of $1.00 per share into 10,000 shares of our common stock, $.00005 par value (the “Common Stock”), bearing interest at the rate of 8% per annum, which interest is accrued annually in Common Stock at the rate of $1.00 per share.  The Notes will be secured by a first lien on all of our assets for so long as the Notes remain outstanding pursuant to the form of Security Agreement (the “Security Agreement”).  The Notes are convertible into a total of 504,000 shares of Common Stock exclusive of interest.  The interest is payable in additional shares of the Company's Common Stock, quarterly or upon maturity of the Notes.  The Investors also received one five-year warrant for each Unit purchased, to purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share (“Warrants”).  The total Warrants issued to the purchasers were 756,000.   The terms and conditions of the Units are substantially identical to the terms and conditions and constitute a part of the units previously sold by us in 2009 (the “2009 Units”).

We also entered into registration rights agreements substantially similar to the registration rights agreement entered into with the purchasers of the 2008 Units pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the Notes and the Warrants. The Company filed its Form S-1 registration statement with the SEC on May 25, 2010, and the statement went effective on July 14, 2010.

We determined that all of the securities sold and issued in the private placement were exempt from registration under the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act.  We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise dispose of without registration under the Act or an applicable exemption therefrom.

The warrants value and the embedded conversion feature are discounted against the Notes and are being amortized as interest expense using the effective interest method over the term of the Notes.  The total debt discount as of December 31, 2012 and 2011 was $0 and $38,311, respectively.  For the twelve months ended December 31, 2012 and 2011, the Company recorded amortization of debt discount in the amounts of $38,311 and $2,621,704, respectively.

During 2011, the principal balance of $4,433,000 together with accrued and unpaid interest of $590,375 was converted into 5,167,589 shares of common stock.  A portion of this conversion was made prior to the original stated maturity date of the notes.  As a result, the Company recorded a loss of $193,771 due to this early conversion.

At December 31, 2011, $1,420,000 represents related party convertible notes.

During 2012, the remaining principal balance of $1,420,000 together with accrued and unpaid interest of $238,979 was converted into 1,658,979 shares of common stock.  Therefore, as of December 31, 2012, none of the notes were outstanding.

2012 CONVERTIBLE NOTES

During the first quarter of fiscal 2012, we secured financing from three accredited investors (the “Investors”) pursuant to which we sold senior secured convertible promissory notes (each a “Note” and collectively the “Notes”) and warrants and received gross proceeds of $200,000.   The Notes have a twenty-four month term and accrue interest at the rate of 8% per annum.  The principal balance of the Notes is convertible at the rate of $1.00 per share into an aggregate of 200,000 shares of our common stock, $.00005 par value (the “Common Stock”).  The interest is payable either upon maturity of the Notes or quarterly at the Investors’ option in shares of our Common Stock.  Any amount of principal or interest which is not paid when due shall bear interest at a rate of interest equal to the eighteen percent (18%) per annum.  Attached to the Notes are warrants that entitle the Investor to purchase a specified number of shares of common stock of the Company at a price of $1.50 per share within five years.  The warrants value is discounted against the Notes and is being amortized as interest expense using the effective interest method over the term of the Notes. The valuation of the related discount for the warrants was calculated using the Black Scholes model and was equal to $40,508. The key inputs to the model were the number of warrants of 100,000, share prices on the grant dates of $0.59 and $0.70, exercise price of $1.50, terms of 5 years, volatilities of 98.16% and 103.66%, and discount rates of 0.91% and 0.88%.  During 2012, the Company recorded amortization of the debt discount in the amount of $40,608.

On November 5, 2012, the $200,000 principal balance together with accrued and unpaid interest was converted into common stock.  As of December 31, 2012, the Company does not have any convertible notes payable outstanding.

AMORTIZATION ON CONVERTIBLE NOTES

For the twelve months ended December 31, 2012, the Company recognized debt discount amortization in the amount of $78,819.  For the twelve months ended December 31, 2011, the Company recognized debt discount amortization in the amount of $2,621,704.

Below is a table summarizing the notes payable activity for the years ended December 31, 2012 and 2011.

			Converted				Converted
			into				into
		Principal	Common		New	Principal	Common
Year Issued	12/31/2010	Payments	Stock	12/31/2011	Borrowings	Payments	Stock	12/31/2012

2008	$500,000	$100,000	$300,000	$100,000	$-	$-	$100,000	$-

2009	3,697,000	60,000	3,637,000	-	-	-	-	-

2010	1,816,000	-	496,000	1,320,000	-	-	1,320,000	-

2012	-	-	-	-	200,000		200,000	-

	$6,013,000	$160,000	$4,433,000	$1,420,000	$200,000	$-	$1,620,000	$-
Debt discount	(2,660,015)			(38,311)				-

Total	$3,352,985			$1,381,689				$-

NOTE 9 - PREFERRED STOCK

Below is a summary of the Series I and Series II Preferred Stock:

	12/31/2012		12/31/2011
Convertible,	Shares		Shares
Redeemable	Issued and		Issued and
Preferred Stock	Outstanding	Amount	Outstanding	Amount
Series I	-	$-	947,058	$4,735,291
Discount on Series I		-		(2,505,680)
	-	$-	947,058	$2,229,611

Series II	-	$-	665,339	$3,326,697
Discount on Series II		-		(2,348,096)
	-	$-	665,339	$978,601

	12/31/2012		12/31/2011
	Shares		Shares
Convertible	Issued and		Issued and
Preferred Stock	Outstanding	Amount	Outstanding	Amount
Series II	665,339	$2,157,238	-	$-
	665,339	$2,157,238	-	$-

At December 31, 2012 and 2011, the Company charged to additional paid in capital amortization relating to the discount on preferred stock of $3,684,317 and $2,990,326, respectively.

As of December 31, 2012, the $2,157,238 of Series II Preferred Stock has been reclassified on the balance sheet to permanent Stockholders’ Equity and identified as Series II Convertible Preferred Stock.  Furthermore, the accrued dividends relating to the Series II Convertible Preferred Stock have also been reclassified to Stockholders’ Equity.  This reclassification was a result of the agreement indicated within this footnote between Brightline and the Company which amended the shares to no longer be subject to potential cash redemption.

Preferred Stock issued in 2010

Between June 3 and 7, 2010, we entered into 5 private placement subscription agreements with investors pursuant to which we sold 92.1 units consisting of Preferred Stock and warrants, for an aggregate offering price of $921,000.   Each of the units (individually, a “Unit” and collectively, the “Units”) consists of 2,000 shares of the Series I 8% Convertible Preferred Stock (“Preferred Stock”) at an Original Issue Price of $5.00 per share, with  rights to:  (i) a dividend which accrues cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the Common Stock; (ii) conversion into such a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends.  The dividend component on liquidation and redemption is payable in shares of the Common Stock of the Company.  Payment of the dividend, mandatory redemption and any provisions requiring payment on the Preferred Stock are deferred until the 2008 Notes due in 2010 and the 2009 Notes due in 2011 and 2012 are paid in full.  As of December 31, 2012, there were no 2008 Notes or 2009 Notes outstanding.  Such deferral, even if the maturity dates on the Notes are extended, will not constitute a default under the Preferred Stock terms.  The Preferred Stock terms may be amended by the Company and the consent of the holders of the majority of the outstanding shares and such majority may also waive an adjustment to the Conversion Price.

The Preferred Stock is convertible into a total of 921,000 shares of Common Stock.  The Investors also received one five-year warrant for each Unit purchased, to purchase 15,000 shares of Common Stock per unit with an exercise price of $1.50 per share (“Warrants”).  The total warrants issued to the investors were 1,381,500.  Brightline Ventures I, LLC, invested $782,000 of the total amount set forth in the preceding paragraph.  Current Z Trim Director Edward Smith, III, is a managing partner of Brightline Capital Management, LLC, which is the investment manager of Brightline Ventures I, LLC.  Further, current Z Trim Director Morris Garfinkle invested $30,000 of the total amount set forth in the preceding paragraph.

We also entered into registration rights agreements pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the Preferred Stock and Warrants.

On July 29, 2010 the Company filed a registration statement with the SEC covering all of the shares of common stock underlying the Series 1 Preferred Stock, dividends thereon, and accompanying warrants, purchased by the 5 investors between June 3 and 7, 2010.  This registration statement went effective on August 5, 2010.

On September 7, 2010, we entered into a private placement subscription agreement with an investor pursuant to which we sold 30 units consisting of Preferred Stock and warrants, for an aggregate offering price of $300,000.   Each of the units (individually, a “Unit” and collectively, the “Units”) consists of 2,000 shares of the Series I 8% Convertible Preferred Stock (“Preferred Stock”) at an Original Issue Price of $5.00 per share, with  rights to:  (i) a dividend which accrues cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the Common Stock; (ii) conversion into such a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends.  The dividend component on liquidation and redemption is payable in shares of the Common Stock of the Company.  Payment of the dividend, mandatory redemption and any provisions requiring payment on the Preferred Stock are deferred until the 2008 Notes due in 2010 and the 2009 Notes due in 2011 and 2012 are paid in full.  As of December 31, 2012, there were no 2008 Notes or 2009 Notes outstanding.  Such deferral, even if the maturity dates on the Notes are extended, will not constitute a default under the Preferred Stock terms.  The Preferred Stock terms may be amended by the Company and  the consent of the holders of the majority of the outstanding shares and such majority may also waive an adjustment to the Conversion Price.

The Preferred Stock is convertible into a total of 300,000 shares of Common Stock.  The investor also received one five-year warrant for each Unit purchased, to purchase 15,000 shares of Common Stock per unit with an exercise price of $1.50 per share (“Warrants”).  The total warrants issued to the investor were 450,000.  Brightline Ventures I, LLC, invested $300,000 of the total amount set forth in the preceding paragraph.  Current Z Trim Director Edward Smith, III, is a managing partner of Brightline Capital Management, LLC, which is the investment manager of Brightline Ventures I, LLC.

We also entered into registration rights agreements pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the Preferred Stock and Warrants.

Between October 13 and November 12, 2010, we entered into private placement subscription agreements with Brightline, and sold 22.6 Units consisting of Preferred Stock and warrants, for an aggregate offering price of $226,000, under the same terms and conditions as set forth above.  The Preferred Stock is convertible into a total of 226,000 shares of Common Stock, and Brightline received an additional 339,000 warrants with an exercise price of $1.50 per share.

Between December 15 and 29, 2010, we entered into 2 private placement subscription agreements with investors pursuant to which we sold 333.7291 units consisting of Preferred Stock and warrants, for an aggregate offering price of $3,337,291. Each of the units (individually, a “Unit” and collectively, the “Units”) consists of 2,000 shares of the Series I 8% Convertible Preferred Stock (“Preferred Stock”) at an Original Issue Price of $5.00 per share, with rights to: (i) a dividend which accrues cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the Common Stock; (ii) conversion into such a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends. The dividend component on liquidation and redemption is payable in shares of the Common Stock of the Company. Payment of the dividend, mandatory redemption and any provisions requiring payment on the Preferred Stock are deferred until the 2008 Notes due in 2010 and the 2009 Notes due in 2011 and 2012 are paid in full.  As of December 31, 2012, there were no 2008 Notes or 2009 Notes outstanding.  Such deferral, even if the maturity dates on the Notes are extended, will not constitute a default under the Preferred Stock terms. The Preferred Stock terms may be amended by the Company and the consent of the holders of the majority of the outstanding shares and such majority may also waive an adjustment to the Conversion Price.

The Preferred Stock is convertible into a total of 3,337,291 shares of Common Stock. The Investors also received one five-year warrant for each Unit purchased, to purchase 15,000 shares of Common Stock per unit with an exercise price of $1.50 per share (“Warrants”). The total warrants issued to the investors were 5,005,937. Brightline Ventures I, LLC, invested $3,087,291 of the total amount set forth in the preceding paragraph. Current Z Trim Director Edward Smith, III, is a managing partner of Brightline Capital Management, LLC, which is the investment manager of Brightline Ventures I, LLC.

We determined that all of the securities sold and issued in the private placement were exempt from registration under the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

Preferred Stock issued in 2011

In January 2011,  the Company’s external Directors, Mark Hershhorn, Morris Garfinkle, Brian Israel and Edward Smith each agreed to apply $15,000 of their Directors’ fees (20% of which was past due), to the purchase of Units pursuant to the terms of the preferred stock series I.   As such, we entered into 4 private placement subscription agreements with investors pursuant to which we issued 6 units consisting of Preferred Stock and warrants, for an aggregate offering price of $60,000. On March 18, 2011, we entered into a private placement subscription agreement with Brightline, pursuant to which we sold 332.6697 units consisting of Preferred Stock and warrants, for an aggregate offering price of $3,326,697. Each of the units (individually, a “Unit” and collectively, the “Units”) consists of 2,000 shares of the Series II 8% Convertible Preferred Stock (“Series II Preferred Stock”) at an Original Issue Price of $5.00 per share, with rights to: (i) a dividend which accrues cumulatively on a daily basis at the rate of 8% per annum of the Original Issue Price payable in shares of the Common Stock; (ii) conversion into such a number of shares of Common Stock determined by dividing the Original Issue Price by the Conversion Price, initially, $1.00; (iii) a liquidation preference equal to the sum of the Original Issue Price and an amount equal to 8% of the Original Issue Price for each 12 months that passed since the date of issuance of any of the Series II Preferred Stock; and (iv) mandatory redemption, by the Company, 24 months from the date of issuance of the Series II Preferred Stock at a redemption price equal to the Original Issue Price plus any accrued but unpaid dividends. The dividend component on liquidation and redemption is payable in shares of the Common Stock of the Company. Payment of the dividend, mandatory redemption and any provisions requiring payment on the Series II Preferred Stock are deferred until the 2008 Notes due in 2010 and the 2009 8% Senior Secured Convertible Notes due in 2011 and 2012 (the "2009 Notes")  are paid in full or until any such restrictions are waived.  As of December 31, 2012, there were no 2008 Notes or 2009 Notes outstanding.  Such deferral, even if the maturity dates on the Notes are extended, will not constitute a default under the Series II Preferred Stock terms.

The Series II Preferred Stock terms may be amended by the Company and the consent of the holders of the majority of the outstanding shares of Preferred Stock and such majority may also waive an adjustment to the Conversion Price. The Series II Preferred Stock is convertible into a total of 3,326,698 shares of Common Stock, exclusive of the shares of Common Stock issuable in connection with the 8% dividend. Brightline also received one five-year warrant for each Unit purchased, pursuant to which the holder may purchase 15,000 shares of Common Stock per Unit with an exercise price of $1.50 per share (“Warrants”). The total warrants issued were 4,990,046. Current Z Trim Director Edward Smith, III, is a managing partner of Brightline Capital Management, LLC, which is the investment manager of Brightline Ventures I, LLC.

We also entered into a registration rights agreement with Brightline pursuant to which we agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the Series II Preferred Stock and Warrants.  In connection with the offering, Brightline, as the holder of a majority of the warrants issued in connection with the 2009 Notes (the "2009 Warrants") waived any price adjustment with respect to the 2009 Warrants.  Brightline also waived any price adjustment with respect to the warrants issued in connection with the Series I 8% Convertible Preferred Stock (the "Series I Preferred Stock Warrants") it purchased from the Company.

We determined that all of the securities sold and issued in the private placement were exempt from registration under the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

We also entered into registration rights agreements pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying all issued Preferred Stock (Series I and II) and accompanying Warrants.  This registration statement was filed on June 2, 2011, and went effective on June 3, 2011.

Preferred Stock converted into Common Stock in 2011

Between December 22, 2011 and December 30, 2011, holders of Company’s Series I 8% Convertible, Redeemable Preferred Stock (“Series I Preferred Stock”) elected to convert an aggregate of  21,800 shares of the Company’s Series I Preferred Stock, plus accrued but unpaid dividends of $17,440 on such shares of Series I Preferred Stock, into an aggregate of 126,440 shares of the Company’s common stock, par value $0.00005 per share (“Common Stock”), pursuant to the terms of the Statement of Resolution Establishing the Series I Preferred Stock.  For each converted share of Series I Preferred Stock, the holder thereof was entitled to receive such number of shares of Common Stock as determined by dividing (x) the Original Series I Issue Price of $5.00 per share plus the amount represented by accrued but unpaid dividends on such share by (y) the Conversion Price of $1.00 applicable to such share.

Preferred Stock converted into Common Stock in 2012

On August 15, 2012, Brightline converted $907,120 (including accrued dividends) of Series I Convertible, Redeemable Preferred Stock into 907,120 shares of the Company’s Common Stock.  In conjunction with this conversion,  Morris Garfinkle, a Director of the Company, also converted $34,800 (including accrued dividends) of Series I Convertible,  Redeemable Preferred Stock into 34,800 shares of the Company’s Common Stock.

On September 7, 2012, Brightline converted $727,280 (including accrued dividends) of Series I Convertible, Redeemable Preferred Stock into 727,280 shares of the Company’s Common Stock.

On December 7, 2012, Brightline converted $2,559,752 (including accrued dividends) of Series I Convertible, Redeemable Preferred Stock into 2,559,752 shares of the Company’s Common Stock.  Again on December 29, 2012, Brightline converted $905,348 (including accrued dividends) of Series I Convertible, Redeemable Preferred Stock into 905,348 shares of the Company’s Common Stock.

On December 11, 2012, the Company’s external Directors, Mark Hershhorn, Morris Garfinkle, Brian Israel and Edward Smith each agreed to convert $17,403 (including accrued dividends) of Series I Convertible, Redeemable Preferred Stock into 17,403 shares of the Company’s Common Stock prior to its maturity.  The aggregate conversion by the directors was $69,612.  As a result of this early conversion the Company recorded a loss of $728 for the twelve months ended December 31, 2012.

On December 15, 2012, an Investor converted $290,000 (including accrued dividends) of Series I Convertible, Redeemable Preferred Stock into 290,000 shares of the Company’s Common Stock.

On August 13, 2012, the Company entered into an agreement with Brightline pursuant to which Brightline agreed to convert $7,721,988 (exclusive of dividends) worth of Series I and II Preferred Stock into 7,721,988 shares of the Company’s Common Stock at the earlier of either the maturity date of the security or the closing of any approved transaction with Maxim Group, LLC.  In consideration for the foregoing conversion of Preferred Stock by Brightline on or before their respective maturity dates, the Company modified the following warrants held by Brightline to provide them with the ability to exercise such warrants on a cashless basis: (i) warrants to purchase an aggregate of  11,582,983 shares of Common Stock with an exercise price of $1.50 per share, which were issued to Brightline in transactions where Brightline acquired shares of the Company’s Series I and II Preferred Stock; and (ii) warrants to purchase an aggregate of  2,859,375 shares of Common Stock with an exercise price of $1.50 per share, which equals one half of the outstanding  and unexercised warrants issued to Brightline in other transactions where Brightline provided financing to the Company. Prior to December 31, 2012, all Series I Preferred shares held by Brightline were converted to common shares consistent with the amendment. The remaining Series II Preferred shares held of 665,339 shares and $3,326,697 was reclassified to permanent equity based on the removal of the redemption feature associated with the preferred stock. The value reclassified was equal to the carrying value of the shares on the date the agreement was modified. This value was $2,157,238 based on a gross value of $3,326,697 and a remaining discount of $1,169,459. Furthermore, the accrued dividends relating to the Series II Convertible Preferred Stock have also been reclassified to Stockholders’ Equity.  These reclassifications were necessary based on the preferred shares no longer being subject to potential cash redemption.

At December 31, 2012, the Company has no outstanding Series I Convertible, Redeemable Preferred Stock.  As of December 31, 2011, the Company had a total of 947,058 (convertible into 4,735,290 shares of common stock exclusive of dividends) shares of its Series I Convertible, Redeemable Preferred Stock outstanding.  At December 31, 2012, the Company had a total of 665,339 shares (convertible into 3,326,697 shares of common stock exclusive of dividends) of its Series II Convertible Preferred Stock outstanding.  The Series II Convertible Preferred Stock matures in March 2013.  At December 31, 2011, the Company had a total of 665,339 (convertible into 3,326,697 shares of common stock exclusive of dividends) of its Series II Convertible, Redeemable Preferred Stock outstanding.  All of the of shares of Series II Convertible Preferred Stock outstanding as of December 31, 2012 are owned by related parties.

As of December 31, 2012 and 2011, the Company had accrued dividends of $476,857 and $650,616, respectively.  The payable at December 31, 2012 was classified as Stockholders’ Equity due to its being payable with common shares only.  The related dividends are included within common stock payable for $476,857 as of December 31, 2012.  Dividends are accrued quarterly at 8% as described in the preceding paragraphs.  Dividends accrued are recorded to additional paid-in-capital and are deducted from net income/(loss) on the Statement of Operations.  Based on the $1.00 conversion price, 476,857 and 650,616 shares would be owed upon conversion of the dividends payable as of December 31, 2012 and 2011, respectively.

NOTE 10 - LIQUIDATED DAMAGES

In connection with certain private placements of the Company’s securities (the “Registrable Securities”) effected in 2008 the Company entered into registration rights agreements (the “RRA”) that required the Company to file a registration statement covering the Registrable Securities with the Securities and Exchange Commission no later than thirty days after the final closing as contemplated in the Private Placement Memorandum for the 2008 offering (the “Filing Deadline”).  The Company filed a registration statement on December 14, 2009. However, the statement had not been declared effective as the Company was not Form S-3 eligible.  A Form S-1 registration statement was filed on June 2, 2011, and went effective on June 3, 2011.  Under the terms of the registration rights agreement, as partial compensation, the Company would be required to make pro rata payments to each Investor in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no registration statement was filed.  We obtained a release and waiver of the amounts due from 74 of the 2008 investors.  As of December 31, 2012, there are 3 investors who have yet to sign the release and waiver.  Under the terms of the RRA, as of that date we potentially owe, and recognized as liquidated damages, the amount of $36,178.  During 2011, two investors did sign a release and waiver of any such claims, and therefore we recognized a gain of $74,850 related to the reduction of these potential claims.

NOTE 11 –DERIVATIVE LIABILITIES

The Company’s warrants, preferred stock, and its Convertible 8% Senior Secured Notes issued in 2010, 2009, and 2008 have reset provisions to the exercise price and conversion price if the Company issues equity or notes at a price less than the exercise price set forth in such warrants and notes. This ratchet provision results in a derivative liability in our financial statements.

Our derivative liabilities decreased from $11,031,432 at December 31, 2011 to $8,025,381 at December 31, 2012.  For the year ended December 31, 2012, the change in fair value was a negative $1,514,156.  The change in fair value during the year ended December 31, 2011 resulted in a gain of $3,396,298.

The following tabular presentation reflects the components of derivative financial instruments on the Company’s balance sheet at December 31, 2012 and December 31, 2011:

	12/31/2012	12/31/2011
Common stock warrants	$6,626,255	$8,829,215
Embedded conversion features for convertible debt or preferred shares	1,399,126	2,202,217

Total	$8,025,381	$11,031,432

Beginning balance	$11,031,432	$13,528,355
Bifurcated amount	-	3,386,697
Change in derivative liability valuation	1,514,156	(3,396,298)
Change in derivative liability - settlements	(4,520,207)	(2,487,322)

Total	$8,025,381	$11,031,432

During 2012, the Company issued 689,087 shares of common stock as a result of the exercise of warrants both on a cash and cashless basis.  The impact of these issuances to the related embedded derivative liabilities was a decrease to the derivative liability and increase to additional paid in capital for $1,021,913 on the exercise dates.  Also during 2012, the Company issued 1,658,979 shares of common stock as a result of the conversion of the remaining 2008 and 2010 notes payable, including accrued interest.  The impact of these conversions to the related embedded derivative liabilities was a decrease to the derivative liability and increase to additional paid in capital for $48,619 on the conversion dates.  Finally, the Company issued 5,493,912 shares of common stock as a result of the conversion of Series I Preferred Stock and accrued dividends.  The impact of these conversions to the related embedded derivative liabilities was a decrease to the derivative liability and increase to additional paid in capital for $3,449,675 on the conversion dates.

For the year ended December 31, 2011, the Company issued 56,489 shares of common stock as a result of the exercise of warrants for cash.  The impact on paid in capital was an increase of $3,350 and the change to the derivative liability was $34,388. Also during 2011, the Company issued 5,294,029 shares of common stock as a result of the conversion of the 2008, 2009 and 2010 notes payable, including accrued interest.  The impact on paid in capital was an increase of $5,343,321 and a change to the derivative liability of $2,410,865.  Finally, the Company issued 126,440 shares of common stock as a result of the conversion of Series I Preferred Stock and accrued dividends.  The impact on paid in capital was an increase of $126,434 and the change to the derivative liability as a result of the settlement was $42,069.

NOTE 12–EQUITY

COMMON STOCK ISSUED FOR SERVICES IN 2011

In 2011, the Board of Directors approved a grant of 35,000 shares of common stock to each of the Company’s four external directors.  A tax gross up of up to 35% was included, not to exceed $10,000.  140,000 shares were granted on January 6, 2011, with a fair market value of $141,400, based on the closing price of stock on the grant date.

On August 22, 2011, the Company entered into an Agreement for Services with Alliance Advisors, LLC, pursuant to which Alliance agreed to provide investor relations services to us for a period of twelve months.  In exchange for Alliance’s services, we agreed to pay Alliance 84,000 restricted shares of common stock valued at $109,200 for purposes of the agreement, as well as $6,500 per month for the first six months, and $7,500 per month for the second six months of the agreement.  The agreement provided, that either party may terminate the agreement after 6 months, and in the event of such termination, a pro rata portion of the 84,000 shares of common stock would be returned to the Company.  The Company terminated the Agreement with Alliance Advisors, LLC on January 12, 2012.  The Company expensed half the value of the shares equal to $54,600 related to the agreement and received the remaining 42,000 shares back in 2012.

On April 12, 2011, the Company entered into an Agreement for Services with AIM Capital Corporation, pursuant to which AIM agreed to provide public relations services to us for a period of twelve months. In exchange for AIM’s services, we agreed to pay AIM an annual fee of 125,000 shares of common stock which vest as follows: 50,000 upon execution of agreement, 25,000 on the 90th day following this agreement, 25,000 on the 180th day following this agreement, and 25,000 on the 270th day following this agreement. The agreement also provided that should either party terminate this agreement, AIM shall be entitled to keep all vested a shares as of the date of termination, plus any pro rata amount of shares based on the termination date.

As of December 31, 2011, 100,000 shares of common stock owed to AIM had vested.  These shares were valued on their respective vesting dates for a total of $138,750.   We also entered into registration rights agreements pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the issuance above. This registration statement was filed on June 2, 2011, and went effective on June 3, 2011.  On January 7, 2012, the remaining 25,000 shares were valued and expensed for $11,250.

On February 9, 2011, the Company entered into an Investment Banking Agreement with Legend Securities, Inc. ("Legend"), pursuant to which Legend agreed to provide business advisory services to us for a period of up to twelve months. In exchange for Legend's services, we agreed to pay Legend the sum of $10,000 per month and to issue Legend a onetime fee of 350,000 shares of Common Stock. Per the agreement, the shares would be issued as follows: 87,500 1 day after the effective date of the agreement, 87,500 90 days after the effective date, 87,500 180 days after the effective date and 87,500 270 days after the effective date.  Therefore, as of December 31, 2011, the Company issued 350,000 shares of common stock valued at $408,625 based on the closing prices on the measurement dates. We also entered into registration rights agreements pursuant to which we have agreed to file with the Securities and Exchange Commission a registration statement covering the resale of the Common Stock underlying the issuance above. This registration statement was filed on June 2, 2011, and went effective on June 3, 2011.

We determined that all of the securities issued pursuant to the agreement were exempt from registration under the Securities Act of 1933, as amended (the "Act") pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

COMMON STOCK ISSUED FOR SERVICES IN 2012

On February 6, 2012 the Company issued 238,800 shares of common stock to its four non-executive directors (59,700 each) – Mark Hershhorn, Brian Israel, Morris Garfinkle and Edward Smith III. The Company recognized a total of expense of $160,000 related to these issuances.  These shares were valued based on the closing price of the grant date.

On July 2, 2012, we entered into a Private Placement of Securities & Advisory Services Agreement with Maxim Group LLC, pursuant to which Maxim agreed to act as the Company’s exclusive placement agent in a proposed private placement of equity, convertible, debt and/or linked securities of the Company up to $10 million.  This agreement terminated on December 31, 2012.

In exchange for Maxim’s services, we agreed to pay Maxim with 150,000 shares of the Company’s Common Stock  valued at $150,000 for purposes of the agreement, as well as $10,000 per month for the duration of this agreement.  An additional 350,000 shares of Common Stock would have been issued to Maxim upon the completion of a closing that resulted in the Company receiving a minimum of $10 million.  No such transaction occurred prior to the termination of the agreement.

We determined that all of the securities issued pursuant to the agreement were exempt from registration under the Securities Act of 1933, as amended (the "Act") pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

COMMON STOCK ISSUED FOR DEBT CONVERSION

On January 15, 2012, the Company issued 1,508,000 shares of its Common Stock, $.00005 par value per share, upon conversion to common stock of  its 8% Convertible Secured Notes due in 2012 (the "Notes"), representing principal of $1,300,000 and interest of $208,000.  The conversion was in accordance with the agreement, and therefore no gain or loss was recorded.

On April 19, 2012, the Company issued 150,979 shares of its Common Stock, $.00005 par value per share, upon conversion to common stock of its Notes, representing principal of $120,000 and interest of $30,979.  The conversion was in accordance with the agreement, and therefore no gain or loss was recorded.

On November 5, 2012, the Company issued 212,056 shares of its Common Stock, $.00005 par value per share, upon conversion to common stock of its Notes, representing principal of $200,000 and interest of $12,056.  The conversion was in accordance with the agreement, and therefore no gain or loss was recorded.

COMMON STOCK ISSUED ON THE EXERCISE OF WARRANTS

During 2012, 490,424 stock warrants were exercised for cash of $304,225.
During 2011, 56,489 stock warrants were exercised for cash of $3,353.

COMMON STOCK ISSUED ON THE CASHLESS EXERCISE OF WARRANTS

During 2012, the Company issued 198,663 shares of common stock on the cashless exercise of warrants.
During 2011, the Company issued no shares of common stock on the cashless exercise of warrants.

COMMON STOCK ISSUED ON THE EXERCISE OF STOCK OPTIONS

During 2012, 14,600 stock options were exercised for cash of $9,526.
During 2011, no stock options were exercised for cash.

COMMON STOCK ISSUED ON THE CASHLESS EXERCISE OF STOCK OPTIONS

During 2012, the Company issued 131,161 shares of common stock on the cashless exercise of options.
During 2011, no stock options were exercised on a cashless basis.

COMMON STOCK PAYABLE

On February 12, 2013, we entered into a settlement agreement with a former provider of investment services over compensation provided in a prior period for services in the raising of equity capital for the Company.  As a result of this agreement, the Company issued 875,000 shares of Common Stock to this party.  As of December 31, 2012, the Company has recorded a common stock payable in the amount of $1,881,250 which is equal to the value of the shares on the settlement date.

CONVERTIBLE PREFERRED STOCK

As indicated previously, on August 13, 2012, the Company entered into a modification with Brightline pursuant to which Brightline agreed to convert preferred stock into common stock on or before the respective maturity.  As a result of this modification the Convertible, Redeemable Preferred Stock Series II has been reclassified to equity as Convertible Preferred Stock Series II as of December 31, 2012 as the shares are no longer redeemable.

NOTE 13 – STOCK OPTION PLAN AND WARRANTS

EXERCISING OPTIONS AND WARRANTS

During 2012, 490,424 stock warrants were exercised for cash and the Company issued 198,663 shares of common stock on the cashless exercise of warrants.  Also during 2012, 14,600 stock options were exercised for cash while the Company issued 131,161 shares of common stock on the cashless exercise of stock options.    In 2011, 56,489 stock warrants were exercised and no options were exercised.  During 2011, the company did not issue shares of common stock on the cashless exercise of warrants or options.

A summary of the status of the warrants issued by the Company as of December 31, 2012 and 2011 are as follows:

	Year Ended		Year Ended
	12/31/2012		12/31/2011
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Outstanding at beginning of year	23,736,108	$1.55	18,779,753	$1.59
Granted	650,000	$0.83	5,130,046	$1.66
Exercised	(490,424)	$0.62	(56,489)	$0.06
Cashless Exercises	(335,541)	$0.91	-
Expired and Cancelled	(183,893)	$14.73	(117,202)	$13.72
	23,376,250		23,736,108

Outstanding, end of period	23,376,250	$1.46	23,736,108	$1.55

Exercisable at end of period	23,376,250	$1.46	23,736,108	$1.55

As of December 31, 2012 and 2011, the Company had warrants outstanding to purchase 23,736,250 and 23,736,108 shares of the Company’s common stock, respectively, at prices ranging from $0.01 to $1.50 per share.  These warrants expire at various dates through February 2017.   There were 650,000 and 5,130,046 warrants issued in 2012 and 2011, respectively.  The fair value of the warrants granted in 2011 are included in the derivative liability calculation as the warrant agreements contain reset provisions to the exercise price. The fair value of the warrants issued in 2012 did not have any reset provisions and were valued at $273,641 using the Black Scholes model. A portion of these warrants equal to 100,000, were valued at $40,508 and were attached to debt. These warrants were recorded as a debt discount upon issuance and were fully amortized upon conversion of the related notes in 2012. The other portion of warrants equal to 550,000, were valued at $233,133 using the Black Scholes model on the grant date. These warrants were issued for investor relations services. The fair value is being amortized straight line over the related requisite service period which resulted in $172,000 of expense during the year ended December 31, 2012.

STOCK OPTION PLAN

The Company’s Incentive Compensation Plan (the “Plan”) provides for the issuance of qualified options to all employees and non-qualified options to directors, consultants and other service providers.

A summary of the status of stock options issued by the Company as of December 31, 2012 and 2011 are as follows:

	12/31/2012		12/31/2011
		Weighted		Weighted
	Number	Average	Number	Average
	of	Exercise	of	Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	5,645,202	$1.10	3,484,833	$1.26
Granted	2,354,275	$0.80	2,298,702	$1.02
Exercised	(230,600)	$1.09	-	$-
Expired and Cancelled	(40,000)	$0.86	(138,333)	$3.69
Outstanding at end of period	7,728,877	$1.01	5,645,202	$1.10

Exercisable at end of period	7,582,022	$1.01	5,317,003	$1.13

At December 31, 2012, the aggregate intrinsic value of all outstanding options was $5,534,876 of which 7,582,022 outstanding options are currently exercisable at a weighted average exercise price of $1.03 and a weighted average remaining contractual term of 3.6 years.

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option valuation model.  This model uses the assumptions listed in the table below.  Expected volatilities are based on the historical volatility of the Company’s stock.  The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2012	2011
Weighted average fair value per option granted	$0.38	$0.97
Risk-free interest rate	0.34 - 0.42%	0.6 - 0.9%
Expected dividend yield	0.00%	0.00%
Expected lives	2.695	2.875 - 5
Expected volatility	97.72 - 103%	101 - 245%

During 2012, the Company granted 2,324,275 options to employees/advisors and recognized a total of $961,599 in stock compensation expense.  During 2011, the Company granted 2,058,702 options to employees or advisors and recognized a total of $2,069,498 in stock based compensation related to the options granted above.  The options granted to employees are 25% vested at the date of grant and 25% every 90, 180 and 270 days subsequent to the grant date.  The expiration date of the options granted in both 2012 and 2011 is five years from the grant date.

During 2011, the board of directors initiated an Advisory Committee to consult and advise the Company on matters relating to the marketing and development of the Company’s products.  The Company granted 30,000 options to each of the eight Advisory Committee members.  Total options granted were 240,000 and vest one third at the grant date, one third on the first anniversary of the grant date and one third on the second anniversary of the grant date.  During 2012, the Company added one more member to the Advisory Committee and extended this person the same 30,000 option grant as was provided to the members in 2011.  The vesting period is the same.  The Company recognized an expense relating to these options of $414,227 and $44,318 during 2012 and 2011, respectively.  The options granted in both 2012 and 2011 will expire in five years from the grant date.

As of December 31, 2012, the Company had reserved 10,271,123 shares of Common Stock to be issued upon the exercise of qualified options issued under the Plan.  As of December 31, 2011 the Company had 14,073,132 shares available for grant under the Plan.

Stock options outstanding at December 31, 2012 are as follows:

		Weighted
		Average	Weighted
		Remaining	Average
	Options	Contractual	Exercise	Options
Range of Exercise Prices	Outstanding	Life	Price	Exercisable
$0.01-$1.50	7,383877	3.2	$1.13	7,237,022
$1.51-$3.00	210,000	2.4	$1.49	210,000
$3.00-$5.00	135,000	5.3	$3.11	135,000
	7,728,877	3.6	1.02	7,582,022

Stock options outstanding at December 31, 2011 are as follows:

		Weighted
		Average	Weighted
		Remaining	Average
	Options	Contractual	Exercise	Options
Range of Exercise Prices	Outstanding	Life	Price	Exercisable
$0.01-$1.50	5,435,202	3.9	$1.18	5,107,003
$1.51-$3.00	210,000	2.0	$1.49	210,000
	5,645,202	4.0	1.13	5,317,003

NOTE 14 – SETTLEMENT LOSSES

On August 4, 2010, the Company was served with a complaint by Daniel Caravette, alleging the Company breached the parties’ settlement agreement dated April 24, 2008 and seeking damages in excess of $75,000.  The case was tried in September of 2010 before the Circuit Court of the Nineteenth Judicial District, Lake County, Illinois. The Court awarded a final judgment in favor of Mr. Caravette in the amount of $47,140 plus approximately $31,000 in attorneys’ fees and costs.  As of December 31, 2010, the Company accrued $78,140 as a settlement amount pending appeal of the court’s decision.  During February, 2011 the court ordered the Company to post an irrevocable letter of credit in the amount of $125,000 as security towards the eventual affirmation or dismissal of the appeal.  In addition to the accrual of $78,140, the Company accrued an additional $46,860 settlement loss to encompass the irrevocable letter of credit.  On September 29, 2011, the Appellate Court ruled in favor of Mr. Caravette.  On October 27, 2011, the Company made payment of $97,500 as full and final payment for the judgment, interest thereon and attorneys’ fees.  As a result, the Company realized a settlement gain of $27,500, the difference between the final settlement of $97,500 and the $125,000 letter of credit.

During March 2011, the Company reached a settlement with a vendor regarding the costs associated with the purchase and installation of certain equipment.  This settlement of accrued invoices resulted in the recognition of a settlement gain by the Company in the amount of $34,400.

On April 13, 2011, the Company settled with a vendor relating to accrued and unpaid costs for previously utilized outside storage space.  The Company realized a settlement gain of $448.

In December 2011, the Company was sued in Circuit Court of the 17th Judicial District, Winnebago County, Illinois, by LIBCO Industries, Inc., alleging the Company breached a construction contract and tortuously interfered with a business relationship, and is seeking damages in excess of $185,000.  The case has subsequently been transferred to the 19th Judicial Circuit Court, Lake County, Illinois.  Management believes that the allegations are frivolous and wholly without merit and will vigorously defend the claim.  Related to this matter, Process Piping, LLC, a sub-contractor for LIBCO Industries, filed a mechanics lien on the property leased by the Company, claiming it was owed in excess of $95,000 by LIBCO Industries.  As of December 31, 2011, the Company accrued as a settlement loss, the $62,500 paid to Process Piping, LLC on March 6, 2012 in exchange for a release of its lien as well as an assignment of all of its claims against LIBCO Industries.  On January 31, 2013, the Circuit Court granted the Company’s motion for partial summary judgment on the tortious interference claim. The pleadings on the other claims are still at issue and discovery is underway.  Thus, the outcome is unknown as of the date hereof.

During 2012, the Company entered into a settlement agreement with a former employee who filed a Charge of Discrimination with the Equal Employment Opportunity Commission.  The Company settled with a payment of $13,968 and the matter was resolved.

As of December 31, 2012, the Company has recorded a liability in the amount of $110,000 relating to the complaint initiated by Joseph Sanfilippo and James Cluck as discussed in Note 18 below.  The Company believes that it has good grounds to defend this suit, and has only allocated this amount so as to be compliant with applicable accounting standards.

On February 12, 2013, we entered into a settlement agreement with a former provider of investment services over compensation provided in a prior period for services in the raising of equity capital for the Company.  As a result of this agreement, the Company issued 875,000 shares of Common Stock to this party.  As of December 31, 2012, the Company has recorded a common stock payable and settlement loss in the amount of $1,881,250.

NOTE 15 – INCOME TAXES

During 2012 and 2011, the Company incurred net losses, and therefore had no tax liability.  The net deferred tax asset generated by the loss carry forward has been fully reserved.  The cumulative net loss carry forward is approximately $92,296,649 and $86,652,769 for the years ended December 31, 2012 and 2011 respectively, and will expire in the years 2020 through 2031.

At December 31, 2012, the net deferred tax asset consisted of the following:

Net operating loss	$31,380,861
Less: Valuation allowance	(31,380,861)

Net deferred tax asset	$-

After evaluating our own potential tax uncertainties, the Company has determined that there are no material uncertain tax positions that have a greater than 50% likelihood of reversal if the Company were to be audited.  Our tax return for the year ended December 31, 2012 may be subject to IRS audit.

NOTE 16 – MAJOR CUSTOMERS AND CONCENTRATIONS

The Company’s customers are food manufacturers, school districts and the general public.  There were three significant customers who accounted for 36%, 24% and 9% of total sales for the year ended December 31, 2012.  There were three significant customers who accounted for 46%, 24% and 6% of total sales for the year ended December 31, 2011.  Further, two significant customers accounted for 77% and 9% of the total accounts receivable for the year ended December 31, 2012.  Two significant customers accounted for 73% and 13% of the total accounts receivable for the year ended December 31, 2011.

The Company maintains cash deposits with major banks, which from time to time may exceed federally insured limits.  At December 31, 2012 and 2011, $394,804 and $63,073, respectively, were in excess of federally insured limits.  The Company periodically assesses the financial condition of the institutions and believes that the risk of any loss is minimal.

NOTE 17 – COMMITTMENTS

Building Lease

The Company leases a combined production and office facility located in Mundelein, Illinois.  The facility is approximately 44,000 square feet.  The Company extended the lease in the first quarter of 2013 until May 2014 and the required monthly rental payments will be $21,361,  including property taxes.  Insurance and maintenance are billed when due.  If we were to lose this lease or not be able to extend our lease due to the specific requirements of our Company, the effect on our operations could be substantial.

The Company recognizes escalating lease expense on a straight line basis in accordance with current accounting standards.

The future minimum annual rental payments and sub-lease income for the years ended December 31 under the lease terms are as follows:

Year Ended	Rentals
2013	$190,250
2014	65,250
2015	-
2016	-
2017	-
$255,500

The total rent expense for the years ended December 31, 2012 and 2011, respectively, was $324,397 and $305,632.

NOTE 18– PENDING LITIGATION/ CONTINGENT LIABILITY

On July 7, 2007, the Company was served with a complaint by Joseph Sanfilippo and James Cluck for violation of the Consumer Fraud Act and is seeking damages in excess of $200,000.  The trial court has issued a default order against the Company, and has denied the Company’s Motion to reconsider.  Management believes that the trial court’s rulings were erroneous and that it has grounds for appeal, and that the underlying allegations are frivolous and wholly without merit and will vigorously defend the claim. The outcome of this matter is unknown as of the report date.  However, the Company has conservatively allocated a reserve of $110,000 to satisfy any liability it may incur as a result of this matter.

In December 2011, the Company was sued in Circuit Court of the 17th Judicial District, Winnebago County, Illinois, by LIBCO Industries, Inc., alleging the Company breached a construction contract and tortuously interfered with a business relationship, and is seeking damages in excess of $185,000.  The case has subsequently been transferred to the 19th Judicial Circuit Court, Lake County, Illinois.  Management believes that the allegations are frivolous and wholly without merit and will vigorously defend the claim.  Related to this matter, Process Piping, LLC, a sub-contractor for LIBCO Industries, filed a mechanics lien on the property leased by the Company, claiming it was owed in excess of $95,000 by LIBCO Industries.  As of December 31, 2011, the Company accrued as a settlement loss, the $62,500 paid to Process Piping, LLC on March 6, 2012 in exchange for a release of its lien as well as an assignment of all of its claims against LIBCO Industries.  On January 31, 2013, the Circuit Court granted the Company’s motion for partial summary judgment on the tortious interference claim. The pleadings on the other claims are still at issue and discovery is underway.  Thus, the outcome is unknown as of the date hereof.

During 2012, the Company entered into a settlement agreement with a former employee who filed a Charge of Discrimination with the Equal Employment Opportunity Commission.  The Company settled with a payment of $13,968 and the matter was resolved.

NOTE 19 – GUARANTEES

The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company’s businesses or assets; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; and (iii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.  The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of December 31, 2012.

In general, the Company offers a one-year warranty for most of the products it sold.  To date, the Company has not incurred any material costs associated with these warranties.

NOTE 20 – RELATED PARTY TRANSACTIONS

In 2011,  the Company’s external Directors, Mark Hershhorn, Morris Garfinkle, Brian Israel and Edward Smith each agreed to apply $15,000 of their Directors’ fees (20% of which was past due), to the purchase of Units pursuant to the terms of the Preferred Stock Series I  offering as set forth in Note 9 hereinabove.

On February 6, 2012 the Company issued 238,800 shares of common stock to its four non-executive directors (59,700 each) – Mark Hershhorn, Brian Israel, Morris Garfinkle and Edward Smith III. The Company recognized a total expense of $160,000 related to these issuances.  These shares were valued based on the closing price of the grant date.

On August 15, 2012, Morris Garfinkle, a Director of the Company, converted $34,800 (including accrued dividends) of Series I Convertible,  Redeemable Preferred Stock into 34,800 shares of the Company’s Common Stock.

On December 11, 2012, the Company’s external Directors, Mark Hershhorn, Morris Garfinkle, Brian Israel and Edward Smith each agreed to convert $17,403 (including accrued dividends) of Series I Convertible, Redeemable Preferred Stock into 17,403 shares of the Company’s Common Stock prior to its maturity.  The aggregate conversion by the directors was $69,612.  As a result of this early conversion the Company recorded a loss of $728 for the twelve months ended December 31, 2012.

As of December 31, 2012 and 2011, the Company owed $0 and $1,500,855 to Brightline for convertible debt and accrued interest before considering the discount on this debt.

See also Notes 8, 9, 12 and 21 with respect to transactions involving our largest shareholder, Brightline Ventures I, LLC.

NOTE 21 – SUBSEQUENT EVENTS

On January 1, 2013 the Company issued 114,944 shares of common stock to its four non-executive directors (28,736 each) – Mark Hershhorn, Brian Israel, Morris Garfinkle and Edward Smith III. The Company recognized a total expense of $200,000 related to these issuances.  These shares were valued based on the closing price of the grant date.

Subsequent to December 31, 2012, we issued 1,838,841 shares of Common Stock as a result of warrants being exercised and the company received gross proceeds of $2,225,621.

Subsequent to December 31, 2012, 117,999 shares of Common Stock were issued due to the cashless exercise of warrants.

On February 22, 2013, we issued 10,000 shares of Common Stock to a former employee as a result of stock options being exercised and the company received gross proceeds of $10,100.

Subsequent to December 31, 2012, we issued 79,825 shares of Common Stock to current and former employees who exercised stock options on a cashless basis.

On January 23, 2013, we entered into an agreement with Maxim Group LLC (“Maxim”), pursuant to which Maxim agreed to act as the Company’s lead or managing placement agent in connection with a potential offering of common equity of the Company up to $20 million.  This agreement will remain in effect until May 30, 2013.  In exchange for Maxim’s services, we agreed to issue to Maxim warrants exercisable for a number of shares of common stock equal to 5% of the aggregate number of shares sold in any an offering specified in the agreement (excluding any shares of common stock issuable upon exercise of any warrants included in such offering).

On February 12, 2013, we entered into a settlement agreement with a former provider of investment services over compensation provided in a prior period for services in the raising of equity capital for the Company.  As a result of this agreement, the Company issued 875,000 shares of Common Stock to this party.  As of December 31, 2012, the Company recorded a common stock payable and settlement loss in the amount of $1,881,250.

On March 18, 2013,  Brightline Ventures I, LLC, the Company’s largest shareholder, elected to convert $3,326,697 of Series II Convertible Preferred Stock it held, plus $533,000 of accrued dividends thereon into 3,859,697 shares of the Company’s Common Stock.

Until [_________], 2013 (___ days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Z Trim Holdings, Inc.

Up to 1,500,000 Shares of Common Stock
Warrants to Purchase up to 750,000 Shares of Common Stock

____________________________

PROSPECTUS

____________________________

Maxim Group LLC

                    , 2013

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of Z Trim in connection with the offering described in the registration statement.

SEC Registration Fee	$1,364
FINRA Filing Fee	$ 2,000
Legal Fees and Expenses	$250,000
Accounting Fees and Expenses	$10,500
Transfer Agent Fees	$1,000
Escrow Agent Fees	$3,500
Reimbursed Placement Agent Expenses	$47,250
Other Expenses	$59,386
Total Expenses	$375,000

Item 14.  Indemnification of Directors and Officers.

Section 8.75 of the Illinois Business Corporation Act of 1983 permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations.

The Registrant’s Bylaws, as amended, provide generally for the ability of the Registrant to indemnify a director and officer who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of certain other related entities.  The ability of the Registrant to indemnify its directors or officers requires that a determination be made that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which such officers or directors shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The determination as to whether indemnification of a director or officer is appropriate in accordance with the foregoing shall be made as follows: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

The Bylaws provide that the indemnification will cover all expenses (including attorney’s fees) actually and reasonably incurred in connection with such action, suit or proceeding.  To the extent that a director or officer of the Registrant has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred above, or in defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.  The Bylaws further provide that a director or officer has the right to be paid expenses incurred in defending a proceeding in advance of its final disposition upon receipt by the Registrant of an undertaking from the director or officer to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

Sales of Preferred Stock.

From June 3, 2010 through December 29, 2010, we entered into subscription agreements with nine accredited investors pursuant to which we sold a total of 478.4291 units at a purchase price of $10,000 per unit.  The aggregate purchase price we received from the sale of these units was $4,784,291.  The units were not sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  Each unit was comprised of 2,000 shares of the Series I 8% Convertible Preferred Stock (“Series I Preferred Stock”) at an original issue price of $5.00 per share and a warrant  to purchase 15,000 shares of common stock with an exercise price of $1.50 per share and term of five years.  As a result of this transaction, we issued an aggregate of 956,858 shares of Series I Preferred Stock, which were convertible into a total of 4,784,291 shares of common stock, exclusive of the convertible 8% dividend, and warrants that are exercisable into an aggregate of 7,176,437 shares of common stock.  Of the aggregate purchase price we received from sale of the foregoing units, $4,395,291 and $30,000 was invested by Brightline Ventures I, LLC (“Brightline”) and our director, Morris Garfinkle, respectively.

All shares of the Company’s Series I Preferred Stock have been converted and none remain outstanding.

On March 17, 2011, we entered into a subscription agreement with Brightline pursuant to which we sold Brightline 332.6697 units at a purchase price of $10,000 per unit.  The aggregate purchase price we received from the sale of these units was $3,326,697.  The units were not sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  Each unit was comprised of 2,000 shares of the Series II 8% Convertible Preferred Stock (“Series II Preferred Stock”) at an original issue price of $5.00 per share and a warrant to purchase 15,000 shares of common stock with an exercise price of $1.50 per share and term of five years.  As a result of this transaction, Brightline was issued an aggregate of 665,339 shares of Series II Preferred Stock, which are convertible into a total of 3,326,697 shares of common stock, exclusive of the convertible 8% dividend, and warrants that are exercisable into an aggregate of 4,990,046 shares of common stock.

On March 18, 2013, Brightline converted all outstanding Series II Preferred Stock, plus accrued dividends, into 3,859,697 shares of the Company’s common stock.   Following this conversion, all outstanding shares of the Company’s Series II Preferred Stock have been converted and none remain outstanding.

We determined that all of the foregoing securities were sold and issued in private transactions that are exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the investors and of Brightline, which included, in pertinent part, that each was an “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that each was acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each understood that such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Sale of 2012 Convertible Notes.

Between January 20 and February 17, 2012, we secured bridge financing from three accredited investors (the “Investors”) pursuant to which we sold senior secured convertible promissory notes (the “2012 Notes”), as well as warrants, and received gross proceeds of $200,000.   The 2012 Notes have a 24 month term and accrue interest at the rate of 8% per annum.  The principal balance of the 2012 Notes was convertible at the rate of $1.00 per share into an aggregate of 200,000 shares of our common stock.  The interest was payable either upon maturity of the 2012 Notes or quarterly at the Investors’ option in shares of our common stock.  Any amount of principal or interest which was not paid when due bore interest at a rate equal to the eighteen percent (18%) per annum.

The 2012 Notes were secured by a first lien on all of our assets for so long as the 2012 Notes were outstanding.  The 2012 Notes were callable at any time by us, at which time the Investors could have chosen to either convert the 2012 Notes into common stock or to receive re-payment in cash.  The Investors also received a five year warrant, to purchase an aggregate of 100,000 shares of common stock with an exercise price of $1.50 per share (“2012 Warrants”).  The 2012 Warrants were also callable by us in the event that the ten day trailing average closing price per share of common stock exceeds $2.99.

There are no longer any 2012 Notes outstanding.

We determined that all of the foregoing securities were sold and issued in private transactions that are exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

Sale of 2009/10 Notes.

From April 1, 2009 through April 10, 2010, we entered into subscription agreements with 36 accredited investors pursuant to which we sold a total of 554.3 units (the “2009/10 Units”) at a purchase price of $10,000 per 2009/10 Unit.  Each 2009/10 Unit is comprised of a 24-month senior secured note (the “2009/10 Notes”) in the principal amount of $10,000 that is convertible into 10,000 shares of our common stock based on a conversion price of $1.00 per share and a warrant (the “2009/10 Warrant”) to purchase 15,000 shares of common stock with an exercise price of $1.50 per share and term of five years.  The 2009/10 Notes were issued in the aggregate principal amount of $5,543,000.  The 2009/10 Notes are secured by all of the assets of the Company.  The Company agreed to pay a finder cash commissions aggregating 8% of the gross proceeds of the offering sold to an investor introduced by that finder up to a maximum of 250 Units purchased by such investor and an equal amount of five year warrants at an exercise price of $1.50 per share.  The finder was paid $211,400 in cash and was issued a 5-year warrant to purchase 211,400 shares of common stock at an exercise price of $1.50 per share.  As a result of this transaction, we issued 2009/10 Notes for an aggregate principal amount of $5,543,000 and 2009/10 Warrants that are exercisable into an aggregate of 8,314,500 shares of common stock.

There are no longer any 2009/10 Notes outstanding.

We determined that all of the foregoing securities were sold and issued in private transactions that are exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Sales of Common Stock for Cash.

On September 18, 2013, we entered into a private placement subscription agreement with Brightline pursuant to which we sold 468,571 shares of common stock, at a price of $1.05 per share, along with warrants to purchase 234,286 shares of common stock at an exercise price of $1.50 per share, and received gross proceeds of $492,000.
On August 20, 2013, we entered into a private placement subscription agreement with Brightline pursuant to which we sold 376,000 shares of common stock, at a price of $1.25 per share, and received gross proceeds of $470,000.

On November 30, 2012, we entered into subscription agreements with two accredited investors pursuant to which we sold 58,500 shares of common stock, at a price of $2.25 per share, and received gross proceeds of $131,625.

On November 28, 2012, we entered into a subscription agreement with an accredited investor pursuant to which we sold 22,222 shares of common stock, at a price of $2.25 per share, and received gross proceeds of $50,000.

On November 26, 2012, we entered into a subscription agreement with an accredited investor pursuant to which we sold 11,111 shares of common stock, at a price of $2.25 per share, and received gross proceeds of $25,000.

On November 1, 2012, we entered into a subscription agreement with an accredited investor pursuant to which we sold 22,225 shares of common stock, at a price of $2.25 per share, and received gross proceeds of $50,006.

On October 22, 2012, we entered into a subscription agreement with an accredited investor pursuant to which we sold 22,222 shares of common stock, at a price of $2.25 per share, and received gross proceeds of $50,000.

On October 15, 2012, we entered into a subscription agreement with an accredited investor pursuant to which we sold 92,500 shares of common stock, at a price of $2.25 per share, and received gross proceeds of $208,125.

On October 7, 2012, we entered into a subscription agreement with an accredited investor pursuant to which we sold 132,000 shares of common stock, at a price of $2.25 per share, and received gross proceeds of $297,000.

On September 10, 2012, we entered into a private placement subscription agreement with Brightline pursuant to which we sold 74,200 shares of common stock, at a price of $1.50 per share, and received gross proceeds of $111,300.

On August 1, 2012, we entered into a private placement subscription agreement with Brightline pursuant to which we sold 417,612 shares of common stock, at a price of $1.50 per share, and received gross proceeds of $626,417.

On May 8, 2012, we entered into a private placement subscription agreement with Brightline pursuant to which we sold 744,711 shares of common stock, at a price of $1.50 per share, and received gross proceeds of $1,117,067.

On March 29, 2012, we entered into a subscription agreement with Brightline pursuant to which we sold 437,380 shares of common stock, at a price of $1.50 per share, and received gross proceeds of $656,070.

On February 23, 2012, we entered into a subscription agreement with Brightline pursuant to which we sold 311,545 shares of common stock, at a price of $1.50 per share, and received gross proceeds of $467,318.

We determined that all of the foregoing securities were sold and issued in private transactions that are exempt from registration under Section 4(a)(2) of the Securities Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the investors and Brightline, which included, in pertinent part, that each was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that each was acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Investment Banking Arrangements.

On February 17, 2012 (the “Effective Date”), we entered into an Investment Banking Agreement (“Investment Banking Agreement”) with Legend Securities, Inc. (“Legend”) on a non-exclusive basis, pursuant to which Legend agreed to provide business advisory services to us for a period of up to eighteen months with our ability to further extend the term of the Investment Banking Agreement for an additional six months.  We can terminate the Investment Banking Agreement at any time for any reason.  In July of 2013, the Company extended this agreement for 6 months.

In exchange for Legend’s services, we agreed to pay Legend the sum of $10,000 per month and to issue Legend a warrant for the purchase of five hundred and fifty thousand (550,000) shares of the Company’s common stock (the “Legend Warrants”) at an exercise price of $0.71 per share.  The Legend Warrants vested as follows: 91,666 of the Legend Warrants vested on the Effective Date and 91,666 of the Legend Warrants vested at the end of each 90 day period thereafter.  The Legend Warrants have a term of five years and, when issued, contain a cashless exercise provision and certain “piggy-back” registration rights, pursuant to which the Company will register the shares underlying the Legend Warrants under the Securities Act in a registration statement filed with the U.S. Securities and Exchange Commission relating to an underwritten offering.

On February 9, 2011, we entered into an Investment Banking Agreement with Legend to provide business advisory services to us for a period of up to twelve months.  In exchange for these services, we agreed to pay Legend $10,000 per month for twelve consecutive months and we issued Legend an aggregate of 350,000 shares of common stock as follows: 87,500 shares on each of February 10, 2011,  May 10, 2011, August 10, 2011, and November 10, 2011.

We determined that all of the securities issued to Legend were exempt from registration under Section 4(2) of the Securities Act. We based this determination on the non-public manner in which we offered the securities and on the representations of Legend, which included, in pertinent part, that Legend was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that it was acquiring such securities for investment purposes for its own respective account and not as nominees or agents, and not with a view to resale or distribution, and that it understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Common Stock Issued For Services and Settlement.

In February 2013, we issued 875,000 shares of restricted stock to an investor in settlement of a dispute related to the anti-dilution adjustment provisions to the exercise price of certain warrants it holds.  The value of the shares on the settlement date was $1,881,250.

In July 2012, we issued 150,000 shares of our common stock to Maxim Group LLC as consideration for consulting services rendered.  We determined that the aggregate amount of consideration we received in exchange for these services to be $150,000.

In August 2011, we issued 84,000 shares of our common stock to Alliance Advisors, LLC as consideration for consulting services rendered.  We determined that the aggregate amount of consideration we received in exchange for these services to be $12,600.

In April 2011, we issued 125,000 shares of common stock to Aim Capital Corporation as consideration for consulting services rendered.  We determined that the aggregate amount of consideration we received in exchange for these services to be $212,500.

We determined that all of the securities issued pursuant to the above agreements were exempt from registration under Section 4(a)(2) of the Securities Act. We based this determination on the non-public manner in which we offered the securities and on the representations of the persons purchasing such securities, which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to resale or distribution, and that each such person understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Common Stock Issued For Debt/Preferred Stock Conversion.

The following securities were issued pursuant to the provisions of Section 3(a)(9) and Section 4(2) of the Securities Act. We did not receive any proceeds upon any of these conversions and such issuances involved the issuance of shares to an existing security holder in exchange for other securities.

During the fourth quarter of 2012, Brightline converted $3,465,100 (including accrued dividends) of Series I Preferred Stock into 3,465,100 shares of common stock.  In addition, the non-executive directors of the Company, Morris Garfinkle, Mark Hershhorn, Brian Israel and Ed Smith, each converted $17,403 shares of Series I Preferred Stock (including accrued dividends) into 17,403 shares of common stock, for an aggregate of 69,612 shares of common stock.  Also, an investor converted $290,000 (including accrued dividends) of the Series I Preferred Stock into 290,000 shares of common stock.  As noted above, as of February 4, 2013, there were not any shares of Series I Preferred Stock outstanding.

In August 2012, the Company entered into an agreement with Brightline pursuant to which Brightline agreed to convert $7,721,988 (exclusive of dividends) worth of Series I and II Preferred Stock into 7,721,988 shares of our common stock.  In consideration for the foregoing conversion of Series I and II Preferred Stock by Brightline, we modified the following warrants held by Brightline to provide them with the ability to exercise such warrants on a cashless basis: (i) warrants to purchase an aggregate of 11,582,983 shares of common stock with an exercise price of $1.50 per share, which were issued to Brightline in transactions where Brightline acquired shares of our Series I and II Preferred Stock; and (ii) warrants to purchase an aggregate of 2,859,375 shares of common stock with an exercise price of $1.50 per share, which equals one half of the outstanding  and unexercised warrants issued to Brightline in other transactions where Brightline provided us with financing.  In addition, on September 7, 2012, Brightline converted $907,120 (including accrued dividends) of Series I Preferred Stock into 907,120 shares of common stock.  In conjunction with this conversion, Morris Garfinkle, a Director of the Company, also converted $34,800 (including accrued dividends) of Series I Preferred Stock into 34,800 shares of common stock.

In the third quarter of 2012, Brightline also converted $1,634,400 (including accrued dividends) of Series I Preferred Stock into 1,634,400 shares of common stock, and Morris Garfinkle, a director of the Company, converted $34,800 (including accrued dividends) of Series I Preferred Stock into 34,800 shares of the Company’s common stock.

In the first quarter of fiscal 2012, Brightline converted $1,300,000 in principal balance on 2009/10 Notes it held, plus $208,000 of interest accrued thereon, into 1,508,000 shares of our common stock.

Between December 22, 2011 and January 15, 2012, holders of our Series I Preferred Stock elected to convert an aggregate of 21,800 shares of our Series I Preferred Stock, plus accrued but unpaid dividends of $17,440 on such shares of Series I Preferred Stock, into an aggregate of 126,440 shares of the common stock, pursuant to the terms establishing the Series I Preferred Stock.  For each converted share of Series I Preferred Stock, the holder thereof was entitled to receive such number of shares of common stock as determined by dividing (x) the original Series I issue price of $5.00 per share plus the amount represented by accrued but unpaid dividends on such share by (y) the conversion price of $1.00 applicable to such share.

Between December 22, 2011 and January 15, 2012, debt holders elected to convert $1,784,000 of the principal balance on 2009/10 Notes plus $285,440 of interest accrued thereon, into 2,069,440 shares of common stock, which was equivalent to a conversion price of $1.00 per share of common stock.  In connection with the shares of common stock issued as a result of the conversion of notes, 1,508,000 shares were issued to Brightline in exchange for the conversion of $1,300,000 in principal balance on notes it held, plus $208,000 of interest accrued thereon.

On March 17, 2011, an investor converted the outstanding interest of his 2009/10 Note at a conversion price of $1.00 into 4,235 shares of our common stock valued at $4,235 based on the conversion price.

On March 15, 2011, an investor converted the outstanding interest of his 2009/10 Note at a conversion price of $1.00 into 9,567 shares of our common stock valued at $9,567 based the conversion price.

On March 1, 2011, we issued to an investor 112,844 shares of common stock in exchange for the conversion of $100,000 in principal of notes and $12,844 in accrued interest based on a conversion price of $1.00 per share.

We issued shares of common stock upon conversion of 2009/10 Notes as follows:

- From March 23 through April 12, 2011, holders of 2009/10 Notes converted $3,786,500 million in principal amount and $628,823 in accrued interest into 4,412,923 shares of common stock based on a conversion price of $1.00 per share.

- From October 1 through December 31, 2010, holders of 2009/10 Notes converted $40,000 in principal amount and $9,853 in accrued interest into 49,853 shares of common stock based on a conversion price of $1.00 per share.

- From July 1 through September 30, 2010, holders of 2009/10 Notes converted $2.672 million in principal amount and $415,120 in accrued interest into 2,662,520 shares of common stock based on a conversion price of $1.00 per share.

- From January 4 through June 30, 2010, holders of 2009/10 Notes converted $1.45 million in principal amount and $229,841 in accrued interest into 1,700,603 shares of common stock based on a conversion price of $1.00 per share.

Common Stock Issued on the Exercise of Warrants.

From July 1, 2013 through October 1, 2013, 161,883 warrants were exercised and the Company received gross proceeds of $83,857.   During this same period, 45,869 shares of the Company’s common stock were issued due to cashless exercises of 205,168 warrants, excluding those issued as part of the August 2013 warrant exercise program described below.

In August 2013, approximately 7,172,751 of the Company’s warrants with a $1.50 per share exercise price (the “$1.50 Warrants”) with certain anti-dilution provisions contained in the related warrant agreements  were converted, on a cashless basis, into 3,227,742 shares of the Company’s common stock, pursuant to a warrant exercise program that was available to all of the holders of $1.50 Warrants.  For every ten $1.50 Warrants exercised, the holder received 4.5 shares of Common Stock (fractional shares were rounded up).  Although all of the shares underlying the original $1.50 warrants were included on the Company's Registitration Statement filed in July of 2011, the additional 2,367,009 warrants issued as a result of the application of the anti-dilution provisions have not been registered.

During the second quarter of 2013, 287,006 warrants were exercised and the Company received gross proceeds of $180,369.  During this same period, 200,491 shares of the Company’s common stock were issued due to cashless exercises of 393,856 warrants.

During the first quarter of 2013, the Company issued 117,999 shares on the cashless exercise of 223,988 warrants.

During the first quarter of 2013, in addition to the warrant exercise program described below, 82,753 warrants were exercised and the Company received gross proceeds of $30,511.

On March 12, 2013, the Company announced that it concluded a warrant exercise program, which resulted in the exercise of 1,756,088 warrants into 1,756,088 shares of the Company’s common stock.  The warrant program, which was open to all holders of $1.50 warrants, allowed those warrant holders to exercise their warrants for a $1.25 strike price during February 2013; it also required a waiver of the anti-dilution provisions in these warrants until February 28, 2013 so that those provisions would not be triggered by the exercises. The exercise of these warrants raised approximately $2.2 million of additional capital for the Company.

During 2012, 490,424 warrants were exercised and the Company received gross proceeds of $304,225, and 129,028 warrants were exercised on a cashless basis.

During 2011, 56,489 warrants were exercised and the Company received gross proceeds of $3,353.  During this same period, no warrants were exercised on a cashless basis.

During 2010, 108,712 warrants were exercised and the Company received gross proceeds of  $17,705.  In addition, 344,892 warrants were exercised on a cashless basis.

These shares of common stock issued in the transactions described above have not been registered under the Securities Act and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

The following securities were issued pursuant to the provisions of Section 3(a)(9) and Section 4(a)(2) of the Securities Act. We did not receive any proceeds upon any of these conversions and such issuances involved the issuance of shares to an existing security holder in exchange for other securities.

During 2010, we issued 293,742 shares of common stock upon the cashless exercise of warrants.

Item 16.  Exhibits and Financial Statement Schedules.

A list of exhibits filed herewith is included on the Exhibit Index which immediately follows the signature page of this registration statement and is incorporated herein by reference.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mundelein, State of Illinois, on October 4, 2013.

Z Trim Holdings, Inc., an Illinois corporation

/s/ Steven J. Cohen
Name: Steven J. Cohen
Title: President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Title	Date

/s/ Steven J. Cohen	October 4, 2013
Steven J. Cohen, President (Principal Executive Officer) and Director

/s/ Brian S. Chaiken	October 4, 2013
Brian S. Chaiken, (Principal Financial Officer and Principal Accounting Officer)

*	October 4, 2013
Edward Smith, III, Director

*	October 4, 2013
Mark Hershhorn, Director

*	October 4, 2013
Morris Garfinkle, Director

*	October 4, 2013
Brian Israel, Director

* By: /s/ Brian S. Chaiken
Brian S. Chaiken Attorney-in-Fact

EXHIBIT INDEX

		Incorporated By Reference
Exhibit Number	Exhibit Description	Form	File Number	Date of First Filing	Exhibit Number	Filed Herewith
3.1	Restated Articles of Incorporation	10-K	001-32134	April 9, 2010	3(i)
3.1(a)	Illinois Statement of Resolution Establishing the Series I Preferred Stock	8-K	001-32134	June 7, 2010	3.1(a)
3.1(b)	Illinois Statement of Resolution Establishing the Series II Preferred Stock	8-K	001-32134	March 21, 2011	3.1(a)
3.2	Bylaws, as amended	S-8	333-185517	December 17, 2012	4.2
4.1	Form of Amended and Restated Warrant to Purchase Common Stock	8-K	001-32134	October 19, 2009	4.3
4.2	Form of Warrant to Purchase Common Stock	8-K	001-32134	April 21, 2009	4.3
4.3	Form of Warrant to Purchase Common Stock	8-K	001-32134	November 18, 2008	4.3
4.4	Form of Warrant to Purchase Common Stock	8-K	001-32134	September 3, 2008	4.3
4.5	Form of Amendment to the Warrant	S-3	333-163708	December 14, 2009	4.32
4.6	Form of Warrant to Purchase Common Stock	8-K	001-32134	June 24, 2008	4.3
4.7	Form of Warrant issued on February 9, 2009 for shares of Common Stock at $0.01 per share	S-1	333-167059	May 25, 2010	4.33
4.8	Form of Warrant to Purchase Common Stock	8-K	001-32134	June 7, 2010	4.2
4.9	Form of Warrant to Purchase Common Stock	8-K	001-32134	March 21, 2011	4.2
4.10	Form of Warrant	8-K	001-32134	February 17, 2012	4.2
4.11	Form of Common Stock Certificate					*
4.12	Form of Placement Agent Warrant					X
4.13	Form of Warrant					X
4.14	Form of Securities Purchase Agreement					X
4.15	Form of Warrant to Purchase Common Stock	8-K	001-32134	September 17, 2013	4.1
4.16	Form of Amendment to $1.50 Warrants to Purchase Common Stock	8-K	001-32134	September 17, 2013	4.2
5.1	Opinion of Quarles & Brady LLP					X
10.1	Steve Cohen Employment Agreement**	10-QSB	001-32134	August 14, 2006	10.12
10.2	Brian Chaiken Employment Agreement**	10-KSB	001-32134	April 14, 2008	10.2
10.3	Z Trim Holdings, Inc. Incentive Compensation Plan**	8-K	001-32134	December 5, 2012	10.1
10.4	Form of Subscription Agreement	8-K	001-32134	February 17, 2012	10.1
10.5	Investment Banking Agreement with Legend Securities, Inc.	8-K	001-32134	February 17, 2012	10.2
10.6	Custom Processing Agreement, dated as of October 17, 2011, by and between Z Trim Holdings, Inc. and AVEKA Nutra Processing, LLC	8-K/A	001-32134	October 17, 2011	10.2
10.7	Cooperative Research and Development Agreement with the United States Department of Agriculture’s Agricultural Research Service dated June 14, 2011	10-Q	001-32134	August 15, 2011	10.1
10.8	August 13, 2012 Letter Agreement with Brightline Ventures I, LLC	10-Q	001-32134	August 14, 2012	10.1
10.9	Form of Placement Agency Agreement with Maxim Group LLC					X
10.10	Form of Escrow Agreement					X
10.11	Subscription Agreement with Brightline Ventures I-C, LLC, dated August 20, 2013	8-K	001-32134	September 18, 2013	10.1
10.12	Subscription Agreement with Brightline Ventures I-C, LLC, dated September 18, 2013	8-K	001-32134	September 18, 2013	10.2
23.1	Consent of M&K CPAS, PLLC					X
23.2	Consent of Quarles & Brady LLP (included as part of Exhibit 5.1 herein)					X
24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement)					*

**         Denotes management plan or compensatory plan or arrangement.